AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2010

REGISTRATION NO. 0-53885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 3
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Limoneira Company
(Name of registrant as specified in its charter)

Delaware	77-0260692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1141 Cummings Road, Santa Paula, CA 93060

(Address of principal executive offices, including zip code)

(805) 525-5541

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

TITLE OF CLASS

Common Stock, $0.01 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TABLE OF CONTENTS

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EXPLANATORY NOTE

We are filing this Amendment No. 3 to Form 10, which we refer to as this Amendment, to amend the Company’s registration statement on Form 10, as initially filed with the Securities and Exchange Commission on February 12, 2010, which we refer to as the Original Filing, and as amended by Amendment No. 1 to Form 10 filed with the SEC on March 31, 2010, which we refer to as Amendment No. 1 and Amendment No. 2 to Form 10 filed with the SEC on April 16, 2010, which we refer to as Amendment No. 2.  This Amendment amends the Original Filing, as amended by Amendments No. 1 and No. 2, in its entirety to add additional disclosure in response to comments received from the staff of the SEC.  This Amendment should be read in conjunction with the Company’s other filings made with the SEC subsequent to the date of the Original Filing, including any amendments to those filings.

We are filing this General Form for Registration of Securities on Form 10 to register voluntarily our common stock, par value $0.01 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

On March 23, 2010, our stockholders approved a proposal that we split our shares on a ten-for-one basis. Consequently, unless otherwise noted all references to, and descriptions of, our common stock have been adjusted to reflect the stock split, which became effective on March 24, 2010. Moreover, following the effectiveness of this registration statement and after addressing any comments from the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the SEC, we expect that our common stock will be accepted for listing on The NASDAQ Stock Market LLC under the ticker symbol “LMNR.”

All references to “we,” “us,” “our,” “our company,” “the company,” or “Limoneira” in this registration statement on Form 10 mean Limoneira Company, a Delaware corporation, and its wholly owned subsidiaries.

FORWARD-LOOKING STATEMENTS

This registration statement on Form 10 contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words "may," "will," could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or other words or expressions of similar meaning.  We have based these forward-looking statements on our current expectations about future events.  The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

•	changes in laws, regulations, rules, quotas, tariffs, and import laws;

•	weather conditions, including freezes, that affect the production, transportation, storage, import and export of fresh produce;

•	market responses to industry volume pressures;

•	increased pressure from disease, insects and other pests;

•	disruption of water supplies or changes in water allocations;

•	product and raw materials supplies and pricing;

•	energy supply and pricing;

•	changes in interest and currency exchange rates;

•	availability of financing for land development activities;

•	political changes and economic crises;

•	international conflict;

•	acts of terrorism;

•	labor disruptions, strikes or work stoppages;

•	loss of important intellectual property rights; and

•	other factors disclosed in this registration statement.

In addition, this registration statement on Form 10 contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

We urge you to carefully review this registration statement on Form 10, particularly the section “Risk Factors,” for a complete discussion of the risks of an investment in our common stock.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this registration statement, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this registration statement as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ITEM 1.	BUSINESS

Limoneira Company was incorporated in Delaware in 1990 as the successor to several businesses with operations in California since 1893.  Our operations are described below.  For detailed financial information with respect to our business and our operations, see our consolidated financial statements and the related notes to consolidated financial statements, which are included in this registration statement beginning on page F-1.  In addition, general information concerning our Company can be found on our website, the internet address of which is www.limoneria.com.

Overview

We are an agribusiness and real estate development company founded and based in Santa Paula, California, committed to responsibly using and managing our approximately 7300 acres of land, water resources and other assets to maximize long-term stockholder value.  Our current operations consist of fruit production and marketing, real estate development and capital investment activities.

We are one of California’s oldest citrus growers and, according to Sunkist Growers, Inc., we are one of the largest growers of lemons in the United States and, according to the California Avocado Commission, the largest grower of avocados in the United States.  In addition to growing lemons and avocados, we grow oranges and a variety of other specialty citrus and other crops.  We have agricultural plantings throughout Ventura, Santa Barbara and Tulare Counties in California, which plantings consist of approximately 1839 acres of lemons, 1372 acres of avocados, 1062 acres of oranges and 403 acres of specialty citrus and other crops.  We also operate our own packinghouse in Santa Paula, California, where we  process and pack lemons that we grow as well as lemons grown by others.

Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own.  Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in the adjudicated Santa Paula Basin (aquifer) and the unadjudicated Fillmore, Santa Barbara and Paso Robles Basins (aquifers).  We also use ground water and water from local water districts in Tulare County, which is in the San Joaquin Valley.

For more than 100 years, we have been making strategic investments in California agricultural and development real estate, and more recently, in Arizona real estate.  As of the date of this registration statement, we have six active real estate development projects in California and two in Arizona.  Our real estate developments range from apartments to luxury single-family homes and in California include approximately 200 completed units and another approximately 2,000 units in various stages of planning and entitlement.  Our real estate developments in Arizona consist of two luxury homes in Paradise Valley, which is adjacent to Phoenix and Scottsdale.

Business Segments

We have three business segments: agribusiness, rental operations, and real estate development.  The agribusiness segment includes our farming and lemon packing operations.  The rental operations segment includes our housing, organic recycling, commercial and leased land operations.  The real estate development segment includes our real estate projects and development.

Agribusiness

Our agribusiness segment includes our operations for farming and lemon packing.  The agribusiness segment represented approximately 89%, 93% and 93% of our fiscal 2009, fiscal 2008 and fiscal 2007 consolidated revenues, respectively.

Farming

We are one of California’s oldest citrus growers and one of the largest growers of lemons and the largest grower of avocados in the United States.  In addition to growing lemons and avocados, we grow oranges and a variety of specialty citrus and other crops.  We have agricultural plantings throughout Ventura, Santa Barbara and Tulare Counties in California, which consist of approximately 1839 acres of lemons, 1372 acres of avocados, 1062 acres of oranges and 403 acres of specialty citrus and other crops.  We also operate our own packinghouse in Santa Paula, California, where we  process and pack lemons we grow as well as lemons grown by others.

Lemons.  We are one of the largest lemon growers in the United States with approximately 1839 acres of lemons planted throughout Ventura County, California and Tulare County in the San Joaquin Valley in Central California.  In California, the lemon growing area stretches from the Coachella Valley to Fresno and Monterey Counties, with the majority of the growing areas being located in the coastal areas from Ventura County to Monterey County.  Ventura County is California’s top lemon producing county.  Approximately 87% of our lemons are grown in Ventura County and approximately 13% are grown in Tulare County in Central California’s San Joaquin Valley.

There are over fifty varieties of lemons, with the Lisbon, Eureka and Genoa being the predominant varieties marketed on a worldwide basis.  California grown lemons are available 12 months of the year, with peak production periods occurring from January through August.  Approximately 92% of our lemon plantings are of the Lisbon and Eureka varieties and approximately 8% are of other varieties.  The storage life of fresh lemons is limited and generally ranges from one to 18 weeks, depending upon the maturity of the fruit, the growing methods used and the handling conditions in the distribution chain.

With an average annual production of approximately 750,000 tons of lemons, California accounts for approximately 87% of the United States lemon crop, with Arizona producing a vast majority of the rest.  Between 50% and 70% percent of the United States lemon crop is utilized in the fresh market, with the remainder going to the processed market for products such as juice, oils and essences.  Most lemons are consumed as either a cooking ingredient, a garnish, or as juice in lemonade or other carbonated beverages or drinks. Demand for lemons is typically highest in the summer, although California producers through various geographical zones are typically able to harvest lemons year round.

Most of our lemons, including our packinghouse branded lemons, are marketed and sold under the Sunkist brand to the food service industry, wholesalers and retail operations throughout North America, Asia and certain other countries primarily through Sunkist Growers, Inc., which we refer to as Sunkist, an agricultural marketing cooperative of which we are a member.  As an agricultural cooperative, Sunkist coordinates the sales and marketing of our lemons and we process orders through our packinghouse for direct shipment to customers worldwide.

Avocados.  We are the largest avocado grower in the United States with approximately 1372 acres of avocados planted throughout Ventura and Santa Barbara counties.  In California, the growing area stretches from San Diego County to Monterey County, with the majority of the growing areas located approximately 100 miles north and south of Los Angeles County.

Over the last 70 years, the avocado has transitioned from a single specialty fruit to an array of 10 varieties ranging from the green-skinned Zutanos to the black-skinned Hass, which is the predominant avocado variety marketed on a worldwide basis.  California grown avocados are available year round, with peak production periods occurring between February and September.  Other avocado varieties have a more limited picking season and typically command a lower price.  Because of superior eating quality, the Hass avocado has contributed greatly to the avocado’s growing popularity through its retail, restaurant and other food service uses.  Approximately 98% of our avocado plantings are of the Hass variety.  The storage life of fresh avocados is limited and generally ranges from one to four weeks, depending upon the maturity of the fruit, the growing methods used and the handling conditions in the distribution chain.

We provide all of our avocado production to Calavo Growers, Inc., which we refer to as Calavo, a packing and marketing company listed on NASDAQ under the symbol CVGW.  Calavo’s customers include many of the largest retail and food service companies in the United States and Canada. Our marketing relationship with Calavo dates back to 2003.  Calavo receives fruit from our orchards at its packinghouse located in Santa Paula.  Calavo’s proximity to our agricultural operations enables us to keep transportation and handling costs to a minimum. Our avocados are packed by Calavo, sold and distributed under its own brands to its customers primarily in the United States and Canada.

Primarily due to differing soil conditions, the care of avocado trees is intensive and during our 70 year history of growing avocados, growing techniques have changed dramatically.  The need for more production per acre to compete with foreign sources of supply has required us to take an important lead in the practice of dense planting (typically four times the number of avocado trees per acre versus traditional avocado plantings) and mulching composition to help trees acclimate under conditions that more closely resemble those found in the more natural climate of the tropics.

Oranges.  While we are primarily known for our high quality lemons, we also grow oranges.  We have approximately 1062 acres of oranges planted throughout Tulare County in the San Joaquin Valley in Central California.  In California, the growing area stretches from Imperial County to Yolo County.

For many decades, the Valencia variety of oranges were grown in Ventura County primarily for export to the Pacific Rim.  Throughout the late 20th century, developing countries began producing the larger, seedless Navel variety of oranges that successfully competed against the smaller Valencia variety of oranges.  California grown Valencia oranges are available March to October, with peak production periods occurring between June and September.  California grown Navel oranges are available October to June, with peak production periods occurring between January and April.  Approximately 19% of our orange plantings are of the Valencia variety and approximately 81% are of the Navel variety.

Navel oranges comprise most of California’s orange crop, accounting for approximately 75% over the past three growing seasons. Valencia oranges account for a vast majority of the remainder.  While California produces approximately 24% of the nation’s oranges, its crop accounts for approximately 80% of those going to the fresh market. The share of California’s crop going to fresh market, as opposed to the processed market (i.e. juices, oils and essences) varies by season, depending on the quality of the crop.

Sunkist markets and sells our oranges under the Sunkist brand to the food service industry, wholesalers and retail operations throughout the world.  As an agricultural cooperative, Sunkist coordinates the sales and marketing of our oranges and orders are processed by a packinghouse for direct shipment to customers.  We typically partner with outside packers to process and ship our oranges.   Approximately 70% of our oranges are sold to retail outlets and approximately 30% are sold to the food service industry.

Specialty Citrus and Other Crops.  A few decades ago in response to an ever changing marketplace, we began growing specialty citrus varieties and other crops that we believed would appeal to changing North American and worldwide demand.  As a result, we currently have approximately 403 acres of specialty citrus and other crops planted such as pummelos, Moro blood oranges, Cara Cara oranges, Satsuma mandarins, sweet Meyer lemons, proprietary seedless lemons, pink variegated lemons, Minneola tangelos, pistachios, cherries and Star Ruby grapefruit.

Acreage devoted to specialty citrus and other crops in California has been growing significantly over the past few decades, especially with the popularity of the Clementine, a type of mandarin orange.  We grow Satsumas, a type of mandarin orange similar to Clementine oranges.  All of our specialty citrus is marketed and sold under the Sunkist brand through Sunkist and packed and shipped through arrangements with other packers similar to our oranges.   All of our specialty citrus, other than specialty lemons such as sweet Meyer lemons, pink variegated lemons and proprietary seedless lemons, is marketed and sold by Sunkist to major retail operations in the United States.

We market our other specialty crops, such as pistachios and cherries, independently. All of our pistachios are harvested and sold to an independent roaster, packager and marketer of nuts.  All of our cherries are harvested and sold to independent packers and shippers.

We have agricultural plantings on 13 properties located throughout Ventura, Santa Barbara and Tulare Counties in California.  The following is a description of each such property.

Limoneira/Olivelands Ranch.  The Limoneira/Olivelands Ranch is the original site of the company and consists of approximately 1,744 contiguous acres located just west of Santa Paula, California.  The company’s headquarters, lemon packing operations and storage facilities are located on this property.  There are approximately 1,189 acres of agricultural plantings on this property which consist of approximately 544 acres of lemons, 643 acres of avocados and 2 acres of specialty citrus and other crops.  The company leases approximately 199 acres to third party agricultural tenants who grow a variety of row crops.  The company also leases to Calavo office space located on this property.

Orchard Farm Ranch.  The Orchard Farm Ranch consists of approximately 1,119 acres located just west of Santa Paula, California.  There are approximately 805 acres of agricultural plantings on this property which consist of approximately 417 acres of lemons, 29 acres of avocados and 7 acres of specialty citrus and other crops planted by the company and approximately 352 acres leased to third party agricultural tenants who grow a variety of row crops.  The Orchard Farm Ranch is directly adjacent to the Limoneira/Olivelands Ranch, which together comprise nearly 2,900 contiguous acres approximately eight miles from the Pacific Ocean.

Teague McKevett Ranch.  The Teague McKevett Ranch consists of approximately 523 acres located just east of Santa Paula, California.  There are approximately 414 acres of agricultural plantings on this property which consist of approximately 213 acres of lemons and 181 acres of avocados planted by the company and  approximately 20 acres leased to third party tenants who grow a variety of row crops.  As described in “Real Estate Development” below, the Teague McKevett Ranch comprises all of East Area 1.

La Cuesta Ranch.  The La Cuesta Ranch consists of approximately 222 acres located between Santa Paula, California and Ojai, California.  The company has approximately 126 acres of agricultural plantings on this property which consist of approximately 87 acres of lemons, 27 acres of avocados and 12 acres of specialty citrus and other crops.

San Cayetano Ranch.  The San Cayetano Ranch consists of approximately 86 acres located between Santa Paula, California and Fillmore, California.  The company has approximately 74 acres of agricultural plantings on this property which consist of approximately 6 acres of lemons and 68 acres of avocados.

Sawyer Ranch.  The Sawyer Ranch consists of approximately 31 acres located between Santa Paula, California and Fillmore, California.  The company leases this property and has approximately 29 acres of agricultural plantings consisting of approximately 12 acres of lemons and 17 acres of avocados.

La Campana Ranch.  The La Campana Ranch consists of approximately 324 acres located between Santa Paula, California and Fillmore, California.  The company has approximately 289 acres of agricultural plantings on this property which consists of approximately 107 acres of lemons and 182 acres of avocados.

Wilson Ranch.  The Wilson Ranch consists of approximately 52 acres located between Santa Paula, California and Fillmore, California.  The company has approximately 33 acres of avocado plantings on this property.

Limco Del Mar Ranch.  The Limco Del Mar Ranch consists of approximately 208 acres located on the east end of Ventura, California.  As described in “Real Estate Development” below, this property is owned by a limited partnership of which the company is the general partner and owns an interest of approximately 23%.  This property has approximately 187 acres of agricultural plantings consisting of 118 acres of lemons and 69 acres of avocados.  The company manages the agricultural operations on this property.

Rancho Refugio/Caldwell Ranch.  The Rancho Refugio/Caldwell Ranch consists of approximately 449 acres located north of Santa Barbara on the California Coast.  The company leases this property and has an option to purchase the property at any time prior to the expiration of the lease term in early 2012.  This property is currently for sale and has approximately 209 acres of agricultural plantings consisting of approximately 92 acres of lemons, 115 acres of avocados and 2 acres of specialty citrus and other crops.

Porterville Ranch.  The Porterville Ranch consists of approximately 669 acres located about 50 miles north of Bakersfield, California.  The company has approximately 650 acres of agricultural plantings on this property which consist of approximately 145 acres of lemons, 376 acres of Navel oranges, 27 acres of Valencia oranges, and 102 acres of specialty citrus and other crops.

Jencks Ranch.  The Jencks Ranch consists of approximately 101 acres located about 50 miles north of Bakersfield, California.  This property is adjacent to our Porterville Ranch.  The company has approximately 60 acres of agricultural plantings on this property which consists of approximately 53 acres of Navel oranges and 7 acres of Valencia oranges.

Ducor Ranch.  The Ducor Ranch consists of approximately 1,027 acres located about 50 miles north of Bakersfield, California.  The company has approximately 974 acres of agricultural plantings on this property which consist of approximately 97 acres of lemons, 431 acres of Navel oranges, 168 acres of Valencia oranges and 278 acres of specialty citrus and other crops.

Lemon Packing

We are the oldest continuous lemon packing operation in North America.  We pack lemons grown by us as well as lemons grown by others.  Lemons delivered to our packinghouse in Santa Paula are graded, sized, packed, and cooled and ripened for delivery to customers.  Our ability to accurately estimate the size, grade, as well as the timing of the delivery of the annual lemon crop has a substantial impact on both our costs and the sales price we receive for the fruit.

A significant portion of the costs related to our lemon packing operation are fixed.  Our strategy calls for optimizing fresh utilization and procuring a larger percentage of the California lemon crop.

We invest considerable time and research into refining and improving our lemon operations through innovation and are continuously in search of new techniques to refine how premium lemons are delivered to our consumers.

Rental Operations

Our rental operations segment includes our housing, organic recycling, commercial and leased land operations.  The rental operations segment represented approximately 11%, 7% and 7% of our fiscal 2009, 2008, and 2007 consolidated revenues, respectively.

Housing

The company owns and maintains approximately 193 residential housing units located in Ventura and Tulare Counties that it leases to employees, former employees and non-employees.  We expect to add approximately 74 new units in Santa Paula, California as a result of recently receiving approval from the Ventura County Planning Commission to build new residential housing units.  These properties generate reliable cash flows which we use to partially fund the operating costs of our business and provide affordable housing for many of our employees and the community.

Commercial

The company owns several commercial office buildings and a multi-use facility consisting of a retail convenience store, gas station, car wash and a quick-serve restaurant.  As with our housing units, these properties generate reliable cash flows which we use to partially fund the operations of our business.

Leased Land

As of October 31, 2009 the company leases approximately 586 acres of its land to third party agricultural tenants who grow a variety of row crops such as strawberries, raspberries, celery and cabbage.  Our leased land business typically provides us with a profitable method to diversify the use of our land.

Organic Recycling

With the help of Agromin, a manufacturer of premium soil products and green waste recycler located in Oxnard, California, we have created and implemented an organic recycling program.  Agromin provides green waste recycling for approximately 19 cities in Santa Barbara, Los Angeles and Ventura Counties. We worked with Agromin to develop two organic recycling facilities, one on our land in Ventura County and another in Los Angeles County, to receive green materials (lawn clipping, leaves, bark, plant materials) and convert such material into mulch that we spread throughout our agricultural properties to help curb erosion, improve water efficiency, reduce weeds and moderate soil temperatures.  We receive a percentage of the gate fees collected from regional waste haulers and enjoy the benefits of the organic material.

Real Estate Development

Our real estate development segment includes our real estate development operations.  The real estate devlopment segment represented less than 1% of our consolidated revenues in fiscal 2009 and did not generate any significant revenues during fiscal 2008 and fiscal 2007.

For more than 100 years, we have been making strategic real estate investments in California agricultural and developable real estate, and more recently, in Arizona.  Our current real estate developments include developable land parcels, single- and multi- family affordable housing and luxury single-family homes with nearly 2,000 units in various stages of planning and development.  The following is a summary of each of the strategic agricultural and development real estate investment properties in which we own an interest:

East Area I - Santa Paula, California.  Santa Paula East Area I consists of 523 acres that we presently use as agricultural land and is located in Santa Paula approximately ten miles from Ventura and the Pacific Ocean.  This property is also known as our Teague McKevett Ranch.  We believe East Area 1 is an ideal location for a master planned community of commercial and residential properties designed to satisfy expected demand in a region that we believe will have few other developments in this coming decade.  In 2008, after completing a process of community planning and environmental review, the citizens of Santa Paula voted to approve the annexation of East Area I into Santa Paula.  This vote was a requirement of the Save Open-Space and Agricultural Resources, or SOAR, ordinance which mandates a public vote of the City of Santa Paula for land use conversion.  We are currently in the process of obtaining final documentation to complete the entitlement and have executed a 30-year pre-annexation and development agreement with Santa Paula. The development agreement with the City of Santa Paula related to East Area I was approved by ordinance No. 1191 on March 17, 2008 (which ordinance became effective by its terms on April 17, 2008) and contemplates a development project consisting of up to 1,500 residential units and an estimated 810,800 square feet of office, retail, light industrial and civic facilities, together with schools, park sites and open spaces.  The final discretionary approval required prior to construction of the project is the annexation of the land into the City of Santa Paula.  The action is taken by the Local Agency Formation Commission, which we refer to as LAFCO, and is due to be approved through this agency by the end of summer 2010.  The remaining permits are non-discretionary and include a final tract map, complete “Site Civil Construction Drawings” and offsite construction drawings.  We anticipate that these permits will be issued by spring 2011. We expect to develop this property with financial and development partners, outside consultants and our own internal resources. If current U.S. economic conditions continue to deteriorate, however, we are prepared to continue using this land for agricultural purposes until attractive development opportunities present themselves.

East Area II - Santa Paula, California.  We and our design associates are in the process of formulating plans for East Area II, a parcel of approximately 25 acres adjacent to East Area I, also a part of our Teague McKevett Ranch, that we believe is suited to commercial and/or industrial development along the south side of California Highway 126, a heavily traveled corridor that connects Highway 101 at Ventura on the west with Interstate 5 at Santa Clarita on the east.  When completed, we expect that the development will contribute to the economic vitality of the region and allow residents to work and shop within close proximity to their homes.

The successful development of East Area II will be partly dependent on the success of East Area I described above.  We expect that East Area II could accommodate large retailers, a medium or even a large employer, a complex of mixed business and retail or some combination of the foregoing. We are actively cultivating prospects to buy or become future tenants in East Area II and expect that development will closely follow the build-out of East Area I.

Windfall Farms - Creston, California.  Windfall Farms is an approximately 720-acre former thoroughbred breeding farm and equestrian facility located in Creston, California, near Paso Robles.  The property has paved roads, water wells, irrigation, piping, stables, homes, other out-buildings and a race track.  Presently, parcels of at least 40 acres are available for sale.  However, restrictions imposed by the California Land Conservation Act (also known as the Williamson Act) expire at the end of 2012, at which time 76 parcels as large as ten acres can be subdivided and resold, creating small agricultural parcels with home sites.

Santa Maria - Santa Barbara County, California.  In early fiscal 2007, we invested in four entitled development parcels in Santa Barbara County, California, a county that, in our experience, entitles very few parcels.  Located in Santa Maria, each of these parcels offers a residential and/or commercial development opportunity.  A brief description of each parcel follows:

•	Centennial Square has been approved for 72 condominiums on 5 acres, is close to medical facilities, shopping and transportation, and includes one acre suitable for commercial development.

•	The Terraces at Pacific Crest is an approximately eight-acre parcel approved for 112 attached-housing units.

•	Sevilla is approved for 69 single-family homes adjacent to shopping, transportation, schools, parks, and medical facilities, with a parcel of approximately three-acres zoned for commercial use.

•
Eastridge is approved for 120 single family homes on approximately 37 acres.  Approximately three acres are zoned for commercial use.  We have recently partnered with a developer to develop this property.

Donna Circle and Cactus Wren - Paradise Valley, Arizona.  We have partnered with an Arizona home developer, to construct two luxury homes in Paradise Valley, Arizona. The first home was completed in December 2008 and listed for sale. In June 2009, the company decided not to sell the home and instead executed a two year lease agreement with a third party. The agreement contains an option to extend the lease an additional year and the third-party may purchase the home during the option period. The second home was completed in June 2009 and is listed for sale with a real estate broker.

Limco Del Mar Ranch - Ventura, California.  We believe our Limco Del Mar Ranch, which we currently use for agricultural purposes, has long-term development potential.  The Limco Del Mar Ranch is located on the east end of Ventura with southerly views of the Pacific Ocean.  As described above in “Business Segments - Agribusiness - Farming,” this property is owned by a limited partnership of which we are the general partner and own an interest of approximately 23%.  The company manages the agricultural operations on this property.

Competitive Strengths

Agribusiness

With agricultural operations dating back to 1893, we are one of California’s oldest citrus growers and one of the largest growers of lemons and the largest grower of avocados in the United States.  Consequently, we have developed a body of experience with many crops, most significantly lemons, avocados and oranges.  The following is a brief list of what we believe are our significant competitive strengths with respect to our agribusiness segment.

•
Our agricultural properties in Ventura County are located near the Pacific ocean, which provides an ideal environment for growing lemons, avocados and other row crops. Our agricultural properties in Tulare County, which is in the San Joaquin Valley in Central California, are also located in areas that are well-suited for growing citrus crops.

•	Historically, a high percentage of our crops go to the fresh market, which is commonly referred to as fresh utilization, relative to other growers and packers.

•	We have contiguous and nearby land resources that permit us to efficiently use our agricultural land and resources.

•	In all but one of our properties, we are not dependent on State or Federal water projects to support our agribusiness or real estate development operations.

•	We own approximately 90% of our agricultural land and can take a long view on fruit production practices.

•	We have a well-trained and retentive labor force with many employees remaining with the company for more than 30 years.

•
Our lemon packing operations allow us to enter into marketing alignments with successful companies in their respective products, such as Sunkist for lemons and other citrus crops and Calavo for avocados.

•
We have achieved GLOBALGAP Certification by successfully demonstrating our adherence to specific GLOBALGAP standards.  GLOBALGAP is an internationally recognized set of farm standards dedicated to “Good Agricultural Practices” or GAP.  We believe that GLOBALGAP Certification differentiates us from our competitors and serves as reassurance to consumers and retailers that food reaches acceptable levels of safety and quality, and has been produced sustainably, respecting the health, safety and welfare of workers, the environment, and in consideration of animal welfare issues.

•
In 2008, we entered into an operating lease agreement and completed the installation of a 5.5 acre, one-megawatt ground-based photovoltaic solar generator.  This system provides us with a majority of the electricity required to operate our packinghouse and cold storage facilities located in Santa Paula, California.  In 2009, we completed the installation of a one-megawatt solar array (which we also lease through an operating lease agreement), which provides us with a majority of the electricity required to operate four deep water well pumps at one of our ranches in Tulare County, which is in the San Joaquin Valley in Central California.  These investments in ground-based solar projects are new and provide us with tangible and intangible non-revenue generating benefits.  In addition to the cost-savings associated with the electricity generated by these investments, they support our sustainable agricultural practices, reduce our dependence on fossil-based electricity generation and lower our carbon footprint.  Moreover, power that we generate and do not use is conveyed seamlessly back to the investor-owned utilities operating in these two markets.  Finally, over time, we expect that our customers and the end consumers of our fruit will value the investments that we have made in renewable energy as a part of our farming and packing operations.  We believe this dynamic may help us differentiate our products from similar commodities.

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We have made various other investments in water rights, mutual water companies and cooperative memberships.  We own shares in the following mutual water companies: Thermal Belt Mutual Water Co., Farmers Irrigation Co., Canyon Irrigation Co., San Cayetano Mutual Water Co. and the Middle Road Mutual Water Co.  In 2007, we acquired additional water rights in the adjudicated Santa Paula Basin (aquifer).  We are a member of the Sunkist, Fruit Growers Supply and certain other cooperatives.  We pay Sunkist and certain other cooperatives annual assessments into revolving funds based on sales volume or other criteria, with such funds typically being held by the applicable cooperative for a period of five years at which time they are refunded to us.  We also pay into revolving funds related to fruit that we have packed by outside packing houses, with such funds typically being refunded after a period of five years.

Rental Operations

With respect to our rental operations segment, we believe our competitive advantages are as follows:

•	Our housing and land rentals provide a consistent, dependable source of cash flow that helps to counter the volatility typically associated with an agricultural business.

•	Our housing rental business allows us to offer a unique benefit to our employees, which in turn helps to provide us with a dependable, long-term employee base.

•	Our organic recycling business provides us with a low cost, environmentally friendly solution to weed and erosion control.

•	Our leased land business allows us to partner with other producers that can serve as a typically profitable alternative to under-producing tree crop acreage.

Real Estate Development

With respect to our real estate development segment, we believe our competitive advantages are as follows:

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Our real estate development activities are primarily focused in coastal areas north of Los Angeles and south of Santa Barbara, which we believe has a desirable climate for lifestyle families, retirees, and athletic and sports enthusiasts.

•	We have entitlements to build approximately 1,500 residential units in our Santa Paula East Area I development.

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Several of our agricultural and real estate investment properties are unique and carry longer term development potential. These include Limco Del Mar and Windfall Farms, both as discussed above in “Business Segments - Real Estate Development.”

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Our East Area II property has approximately 25 acres of land commercially zoned, which is adjacent to our East Area I property, and our Santa Maria properties have approximately 7 acres zoned for mixed use retail, commercial and light manufacturing.

Business Strategy

While each of our business segments has a separate business strategy, we are an agribusiness and real estate development company that generates annual cash flows to support investments in agricultural and real estate development activities.  As our agricultural and real estate development investments are monetized we intend to seek to expand our agribusiness into new regions and markets and invest in cash producing residential, commercial and industrial real estate assets.

The following describes the key elements of our business strategy for each of our agribusiness, rental operations and real estate development business segments.

Agribusiness

With respect to our agribusiness segment, key elements of our strategy are:

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Expand International Production and Marketing of Lemons.  We estimate that we currently have approximately 5% of the fresh lemon market in the United States and a larger share of the United States lemon export market.  We intend to explore opportunities to expand our international production and marketing of lemons.  We have the ability to supply a wide range of customers and markets and, because we produce high quality lemons, we can export our lemons to international customers which many of our competitors are unable to supply.

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Acquire Additional Lemon Producing Properties.  To the extent attractive opportunities arise and our capital availability permits, we intend to consider the acquisition of additional lemon producing properties. In order to be considered, such properties would need to have certain characteristics to provide acceptable returns, such as an adequate source of water, a warm micro-climate and well-drained soils.  We anticipate that the most attractive opportunities to acquire lemon producing properties will be in the San Joaquin Valley near our existing operations in Tulare County.

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Increase the Volume of our Lemon Packing Operations.  We regularly monitor our costs for redundancies and opportunities for cost reductions.  In this regard, cost per carton is a function of throughput. We continually seek to acquire additional lemons from outside growers to pack through our plant. Growers are only added if their fruit is of good quality and can be cost effective for both Limoneira and the outside grower. Of most importance is the overall fresh utilization rate for our fruit, which is directly related to quality.

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Explore the Construction of a New Lemon Packinghouse.  Over the years new machinery and equipment along with upgrades have been added to our nearly 80 year old packinghouse and cold storage facilities.  This, along with an aggressive and proactive maintenance program has allowed us to operate an efficient, competitive lemon packing operation.  We are currently considering the construction of a new packinghouse that may have the potential to lower our packing costs by reducing labor and handling inputs.

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Opportunistically Expand our Plantings of Avocados.  We intend to opportunistically expand our plantings of avocados primarily because our profitability and cash flow realized from our avocados frequently offsets occasional losses in other crops we grow and helps to diversify our fruit production base.

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Maintain and Grow our Relationship with Calavo.  Our alignment with, and ownership stake in, Calavo comprises our current marketing strategy for avocados.  Calavo has expanded its sourcing into other regions of the world, including Mexico, Chile, and Peru, which allows it to supply avocados to its retail and food service customers on a year-round basis.  California avocados occupy a unique market window in the year-round supply chain and Calavo has experienced a general expansion of volume as consumption has grown. Thus, we intend to continue to have a strong and viable market for our California avocados as well as an equity participation in Calavo’s overall expansion and profitability.

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Opportunistically Expand Our Plantings of Oranges, Specialty Citrus and Other Crops.  Our plantings of oranges, specialty citrus and other crops have been profitable and have been pursued to diversify our product line.  Agricultural land that we believe is not suitable for lemons is typically planted with other specialty citrus or other crops.  While we intend to expand our orange, specialty citrus and other crops, we expect to do so on an opportunistic basis in locations that we believe offer a record of historical profitability.

Rental Operations

With respect to our rental operations segment, key elements of our strategy include:

•
Secure Additional Rental and Housing Units.  Our housing, commercial and land rental operations provide us with a consistent, dependable source of cash flow that helps to fund our overall activities.  Additionally, we believe our housing rental operation allows us to offer a unique benefit to our employees.  Consequently, we intend to secure additional units through infill projects on existing sites and groupings of units on new sites within our owned acreage.

•
Opportunistically Lease Land to Third-Party Crop Farmers.  We regularly monitor the profitability of our fruit-producing acreage to ensure acceptable per acre returns.  When we determine that leasing the land to third-party row crop farmers would be more profitable than farming the land, we intend to seek to lease such land.

•
Opportunistically Expand our Income-Producing Commercial and Industrial Real Estate Assets.  We intend to redeploy our future financial gains to acquire additional income-producing real estate investments and agricultural properties.

Real Estate

With respect to our real estate segment, key elements of our strategy include:

•
Selectively and Responsibly Develop Our Agricultural Land.  We recognize that long-term strategies are required for successful real estate development activities. We thus intend to maintain our position as a responsible agricultural land owner and major employer in Ventura County while focusing our real estate development activities on those agricultural land parcels that we believe offer the best opportunities to demonstrate our long term vision for our community.

•	Opportunistically Increase Our Real Estate Holdings. We intend to redeploy our future financial gains to acquire additional income-producing real estate investments and agricultural properties.

Customers

During the fiscal year ended October 31, 2009, Sunkist marketed and sold nearly all of our lemon production and a majority of our orange production and Calavo marketed and sold through all of our avocado production.  Our lemons are packed in our own packinghouse, our avocados are packed using Calavo and a majority of our oranges are packed using other third-party, Sunkist-affiliated packinghouses.  We directly sell certain of our specialty citrus and other crops, which for the fiscal year ended October 31, 2009, accounted for less than 1% of our revenues.  Sunkist and Calavo market and sell our fruit to a wide range of retail and food service customers throughout North America, Asia and certain other countries. While we are dependent on the success of Sunkist and Calavo, none of their respective customers to our knowledge account for more than 10% of the sales of either organization.

Seasonal Nature of Business

As with any agribusiness enterprise, our agribusiness operations are predominantly seasonal in nature.  The harvest and sale of our lemons, avocados, oranges and specialty citrus and other crops occurs in all quarters, but is generally more concentrated during the second and third quarters.  Our lemons are generally grown and marketed throughout the year. Our Navel oranges are sold January through April and our Valencia oranges are sold June through September. Our avocados are sold generally throughout the year with the peak months being March through July.  Our specialty citrus is sold from November through June and our specialty crops, such as cherries, are sold in May and/or June and our pistachios are sold in September and/or October.

Competition

The lemon, avocado, orange and specialty citrus and other crop markets are intensely competitive but no single producer has any significant market power over any market segments as is consistent with the production of most agricultural commodities. Generally, there are a large number of global producers that sell through joint marketing organizations and cooperatives. Such fruit is also sold to independent packers, both public and private, who then sell to their own customer base. Customers are typically large retail chains, food service companies, industrial manufactures as well as distributors who sell and deliver to smaller customers in local markets throughout the world. In the purest sense, our largest competitors are other citrus and avocado producers in California, Mexico, Chile, Argentina and Florida, a number of which are also members of cooperatives such as Sunkist or have selling relationships with Calavo similar to that of Limoneira. In another sense, we compete with other fruits and vegetables for the share of consumer expenditures devoted to fresh fruit and vegetables: apples, pears, cherries, melons, pineapples and other tropical fruit. Avocado products compete in the supermarket with hummus products and other dips and salsas.  U.S. producers of tree fruits and nuts generate approximately $18 billion of tree fruits and nuts each year, about 10% of which is exported. For our specific crops, the size of the U.S. market is approximately $300 million for lemons, approximately $300 to $400 million for avocados depending on the year, and approximately $1.5 to $2.0 billion for oranges, both fresh and juice. Competition in the various markets in which we operate is affected by reliability of supply, product quality, brand recognition and perception, price and the ability to satisfy changing customer preferences through innovative product offerings.

The sale and leasing of residential, commercial and industrial real estate is very competitive, with competition coming from numerous and varied sources throughout California.  The degree of competition has increased due to the current economic climate which has caused an oversupply of comparable real estate available for sale or lease due to the decline in demand as a result of the current downturn in the housing market and/or the credit crisis.  Our greatest direct competition for each of our current real estate development properties in Ventura and Santa Barbara Counties as well as Arizona will come from other residential and commercial developments in nearby areas.  Windfall Farms will compete generally with the second home and life style real estate market which includes golf course communities, marinas, destination resorts and other equestrian facilities located in Southern California, so its competition will range over a greater area and range of consumer options.

Employees

At October 31, 2009 we had 207 employees, 55 of which were salaried and 152 of which were hourly.  None of our employees are subject to a collective bargaining agreement.  We believe our relations with our employees are good.

Research and Development

Our research and development programs concentrate on sustaining the productivity of our agricultural lands, product quality, and value-added product development.  Agricultural research is directed toward sustaining and improving product yields and product quality by examining and improving agricultural practices in all phases of production (such as the development of specifically adapted plant varieties, land preparation, fertilization, pest and disease control, post-harvest handling, packing and shipping procedures), and includes on-site technical services and the implementation and monitoring of recommended agricultural practices.  Research efforts are also directed towards integrated pest management.  We conduct agricultural research at field facilities in California.  We also sponsor research related to environmental improvements and the protection of worker and community health.  The aggregate amounts we spent on research and development in each of the last three years have not been material in any of such years.

Environmental and Regulatory Matters

The California State Department of Food and Agriculture oversees the packing and processing of California lemons and conducts tests for fruit quality and packaging standards.  All of our packages are stamped with the state seal which qualifies our fruit as meeting standards.  Various states have instituted regulations providing differing levels of oversight with respect to weights and measures, as well as quality standards.

In addition, advertising of our products is subject to regulation by the Federal Trade Commission, and our operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

As a result of our agricultural and real estate activities, we are subject to numerous environmental laws and regulations. These laws and regulations govern the treatment, handling, storage and disposal of materials and waste and the remediation of contaminated properties.

We seek to comply at all times with all such laws and regulations and to obtain any necessary permits and licenses, and we are not aware of any instances of material non-compliance.  We believe our facilities and practices are sufficient to maintain compliance with applicable governmental laws, regulations, permits and licenses.  Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations for necessary permits and licenses.  Our failure to comply with applicable laws and regulations or obtain any necessary permits and licenses could subject us to civil remedies including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

Capital Structure Changes

Effective March 24, 2010, we amended our certificate of incorporation to increase the authorized number of shares of common stock and effect a ten-for-one split of our common stock.

ITEM 1A.               RISK FACTORS

If any of the following risks occurs, our business, financial condition, results of operations or future prospects could be materially adversely affected.

Risks Related to Our Agribusiness

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Fresh produce is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Citrus and avocado orchards are subject to damage from frost and freezes and this has happened periodically in the recent past. In some cases, the fruit is simply lost while in the case of extended periods of cold, the trees can also be damaged or killed.

Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, the Mediterranean Fruit Fly and the Asian Citrus Psyillid.  The costs to control these diseases and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can increase costs, decrease revenues and lead to additional charges to earnings which may have a material adverse effect on our business, results of operations and financial condition.

Our business is highly competitive and we cannot assure you that we will maintain our current market share.

Many companies compete in our different businesses. However, only a few well-established companies operate on an international, national and regional basis with one or several product lines. We face strong competition from these and other companies in all our product lines.

Important factors with respect to our competitors include the following:

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Some of our competitors may have greater operating flexibility and, in certain cases, this may permit them to respond better or more quickly to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

•	We cannot predict the pricing or promotional actions of our competitors or whether those actions will have a negative effect on us.

There can be no assurance that we will continue to compete effectively with our present and future competitors, and our ability to compete could be materially adversely affected by our debt levels and debt service requirements.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the world, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. Some items, such as avocados, oranges and specialty citrus, must be sold more quickly, while other items can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.

Our earnings are subject to seasonal variability.

Our earnings may be affected by seasonal factors, including:

•	the seasonality of our supplies and consumer demand;

•	the ability to process products during critical harvest periods; and

•	the timing and effects of ripening and perishability.

Our lemons are generally grown and marketed throughout the year. Our Navel oranges are sold January through April and our Valencia oranges are sold June through September. Our avocados are sold generally throughout the year with the peak months being March through July.  Our specialty citrus is sold from November through June, our cherries in the May/June time period and our pistachios in the September/October period.

Currency exchange fluctuation may impact the results of our operations.

We distribute our products both nationally and internationally. Our international sales are transacted in U.S. dollars. Our results of operations are affected by fluctuations in currency exchange rates in both sourcing and selling locations.  In the past, periods of a strong U.S. dollar relative to other currencies has led international customers, particularly in Asia, to find alternative sources of fruit.

Increases in commodity or raw product costs, such as fuel, paper, and plastics, could adversely affect our operating results.

Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations, changes in governmental laws and regulations, agricultural programs, severe and prolonged weather conditions and natural disasters. Increased costs for purchased fruit have in the past negatively impacted our operating results, and there can be no assurance that they will not adversely affect our operating results in the future.

The price of various commodities can significantly affect our costs. Our fuel costs have increased substantially in recent years, and there can be no assurance that there will not be further increases in the future. In addition, the rising price of oil can have a significant impact on the cost of our herbicides and pesticides.

The cost of paper is also significant to us because some of our products are packed in cardboard boxes for shipment. If the price of paper increases and we are not able to effectively pass these price increases along to our customers, then our operating income will decrease. Increased costs for paper have in the past negatively impacted our operating income, and there can be no assurance that these increased costs will not adversely affect our operating results in the future.

The lack of sufficient water would severely impact our ability to produce crops or develop real estate.

The average rainfall in Ventura County is between 14 and 15 inches per year, with most of it falling in Fall and Winter. These amounts are substantially below amounts required to grow crops and therefore we are dependent on our rights to pump water from underground aquifers. Extended periods of drought in California may put additional pressure on the use and availability of water for agricultural uses and in some cases Governmental authorities have diverted water to other uses. As California has grown, there are increasing and multiple pressures on the use and distribution of water which many view as a finite resource. Lack of available potable water can also limit real estate development.

The use of herbicides, pesticides and other potentially hazardous substances in our operations may lead to environmental damage and result in increased costs to us.

We use herbicides, pesticides and other potentially hazardous substances in the operation of our business. We may have to pay for the costs or damages associated with the improper application, accidental release or the use or misuse of such substances. Our insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to us. In such cases, payment of such costs or damages could have a material adverse effect on our business, results of operations and financial condition.

Global capital and credit market issues affect our liquidity, increase our costs of borrowing and disrupt the operations of our suppliers and customers.

The global capital and credit markets have experienced increased volatility and disruption over the past year, making it more difficult for companies to access those markets. We depend in part on stable, liquid and well-functioning capital and credit markets to fund our operations. Although we believe that our operating cash flows and existing credit facilities will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy.

The current global economic downturn may have other impacts on participants in our industry, which cannot be fully predicted.

The full impact of the current global economic downturn on customers, vendors and other business partners cannot be anticipated. For example, major customers or vendors may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the credit ratings and financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a bank, insurance company, supplier, customer or other financial partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors which could have wide ranging impacts on the future of the industry.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, the subsequent response by the United States in Afghanistan, Iraq and other locations, and other acts of violence or war in the United States or abroad may affect the markets in which we operate and our operations and profitability. Further terrorist attacks against the United States or operators of United States-owned businesses outside the United States may occur, or hostilities could develop based on the current international situation. The potential near-term and long-term effect these attacks may have on our business operations, our customers, the markets for our products, the United States economy and the economies of other places we source or sell our products is uncertain. The consequences of any terrorist attacks, or any armed conflicts, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

We are subject to the risk of product contamination and product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals other agents, or residues introduced during the growing, storage, handling or transportation phases. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance, however, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

We are subject to transportation risks.

An extended interruption in our ability to ship our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner.

Events or rumors relating to the LIMONEIRA brand could significantly impact our business.

Consumer and institutional recognition of the LIMONEIRA trademarks and related brands and the association of these brands with high quality and safe food products are an integral part of our business. The occurrence of any events or rumors that cause consumers and/or institutions to no longer associate these brands with high quality and safe food products may materially adversely affect the value of the LIMONEIRA brand name and demand for our products.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We currently depend heavily on the services of our key management personnel. The loss of any key personnel could materially and adversely affect our results of operations, financial condition, or our ability to pursue land development. Our success will also depend in part on our ability to attract and retain additional qualified management personnel.

Inflation can have a significant adverse effect on our operations.

Inflation can have a major impact on our farming operations. The farming operations are most affected by escalating costs and unpredictable revenues (due to an oversupply of certain crops) and very high irrigation water costs. High fixed water costs related to our farm lands will continue to adversely affect earnings. Prices received for many of our products are dependent upon prevailing market conditions and commodity prices. Therefore, it is difficult for us to accurately predict revenue, just as we cannot pass on cost increases caused by general inflation, except to the extent reflected in market conditions and commodity prices.

Risks Related to Our Indebtedness

We may be unable to generate sufficient cash flow to service our debt obligations.

To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and various financial, business and other factors, many of which are beyond our control. These factors include among others:

•	economic and competitive conditions;

•	changes in laws and regulations;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. If we are required to take any actions referred to above, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks.

Our revolving credit and term loan facilities contain various restrictive covenants that limit our and our subsidiaries’ ability to take certain actions.  In particular, these agreements limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	make certain investments or acquisitions;

•	create certain liens on our assets;

•	engage in certain types of transactions with affiliates;

•	merge, consolidate or transfer substantially all our assets; and

•	transfer and sell assets.

Our revolving credit facility with Rabobank contains a financial covenant that requires us to maintain compliance with a specified debt service coverage ratio on an annual basis.  At October 31, 2009, we were not in compliance with such debt service coverage ratio and we may not be able to comply with such covenant in the future.  Although this prior noncompliance with the covenant was waived by Rabobank and the next compliance measurement date of this covenant is October 31, 2010 (which will cover fiscal 2010), our failure to comply with this covenant in the future may result in the declaration of an event of default under our revolving credit facility with Rabobank.

Any or all of these covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations.  Any future debt could also contain financial and other covenants more restrictive than those imposed under our revolving credit and term loan facilities.

A breach of a covenant or other provision in any credit facility governing our current and future indebtedness could result in a default under that facility and, due to cross-default and cross-acceleration provisions, could result in a default under our other credit facilities.  Upon the occurrence of an event of default under any of our credit facilities, the applicable lender(s) could elect to declare all amounts outstanding to be immediately due and payable and, with respect to our revolving credit facility, terminate all commitments to extend further credit.  If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure the indebtedness.  If the lenders under our current or future indebtedness were to accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness.

Despite our relatively high current indebtedness levels and the restrictive covenants set forth in agreements governing our indebtedness, we and our subsidiaries may still incur significant additional indebtedness, including secured indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.

Subject to the restrictions in our credit facilities, we and our subsidiaries may incur significant additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we now face could increase.

Some of our debt is based on variable rates of interest, which could result in higher interest expenses in the event of an increase in the interest rates.

Our revolving credit facilities and a portion of our term loan facilities bear interest at variable rates which will generally change as interest rates change.  We bear the risk that the rates we are charged by our lenders will increase faster than the earnings and cash flow of our business, which could reduce profitability, adversely affect our ability to service our debt, cause us to breach covenants contained in our revolving credit facility, any of which could materially adversely affect our business, financial condition and results of operations. In addition, while we have entered into interest rate swaps as hedging instruments to fix a substantial portion of the variable component of our indebtedness, such interest rate swaps could also have an adverse impact on the comparative results of operation of the company if prevailing interest rates remain below fixed rates established in such instruments.

Risks Related to Our Real Estate Development Business

We are involved in a cyclical industry and are affected by changes in general and local economic conditions.

 The real estate development industry is cyclical and is significantly affected by changes in general and local economic conditions, including:

•	employment levels;

•	availability of financing;

•	interest rates;

•	consumer confidence;

•	demand for the developed product, whether residential or industrial; and

•	supply of similar product, whether residential or industrial.

The process of project development and the commitment of financial and other resources occurs long before a real estate project comes to market.  A real estate project could come to market at a time when the real estate market is depressed. It is also possible in a rural area like ours that no market for the project will develop as projected.

A prolonged recession in the national economy, or a further downturn in national or regional economic conditions, could continue to adversely impact our real estate development business.

The collapse of the housing market together with the crisis in the credit markets, have resulted in a recession in the national economy. At such times, potential home buyer and commercial real estate customers often defer or avoid real estate transactions due the substantial costs involved and uncertainties in the economic environment. Our future real estate sales, revenues, financial condition and results of operations could suffer as a result. Our business is especially sensitive to economic conditions in California and Arizona, where our properties are located.

There is no consensus as to when the current recession will end, and California and Arizona, as two of the hardest hit states, could take longer to recover than the rest of the nation. A prolonged recession will continue to have a material adverse effect on our business and results of operations.

Higher interest rates and lack of available financing can have significant impacts on the real estate industry.

Higher interest rates generally impact the real estate industry by making it harder for buyers to qualify for financing, which can lead to a decrease in the demand for residential, commercial or industrial sites. Any decrease in demand will negatively impact our proposed developments. Lack of available credit to finance real estate purchases can also negatively impact demand. Any downturn in the economy or consumer confidence can also be expected to result in reduced housing demand and slower industrial development, which would negatively impact the demand for land we are developing.

We are subject to various land use regulations and require governmental approvals for our developments that could be denied.

In planning and developing our land, we are subject to various local, state, and federal statutes, ordinances, rules and regulations concerning zoning, infrastructure design, subdivision of land, and construction. All of our new developments require amending existing general plan and zoning designations, so it is possible that our entitlement applications could be denied. In addition, the zoning that ultimately is approved could include density provisions that would limit the number of homes and other structures that could be built within the boundaries of a particular area, which could adversely impact the financial returns from a given project. In addition, many states, cities and counties (including Ventura County) have in the past approved various “slow growth” or “urban limit line” measures.

Third-party litigation could increase the time and cost of our development efforts.

The land use approval processes we must follow to ultimately develop our projects have become increasingly complex. Moreover, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge the proposed plans and approvals. As a result, the prospect of third-party challenges to planned real estate developments provides additional uncertainties in real estate development planning and entitlements. Third-party challenges in the form of litigation would, by their nature, adversely affect the length of time and the cost required to obtain the necessary approvals. In addition, adverse decisions arising from any litigation would increase the costs and length of time to obtain ultimate approval of a project and could adversely affect the design, scope, plans and profitability of a project.

We are subject to environmental regulations and opposition from environmental groups that could cause delays and increase the costs of our development efforts or preclude such development entirely.

Environmental laws that apply to a given site can vary greatly according to the site’s location and condition, present and former uses of the site, and the presence or absence of sensitive elements like wetlands and endangered species. Environmental laws and conditions may result in delays, cause us to incur additional costs for compliance, where a significant amount of our developable land is located, mitigation and processing land use applications, or preclude development in specific areas. In addition, in California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project. While we have worked with representatives of various environmental interests and wildlife agencies to minimize and mitigate the impacts of our planned projects, certain groups opposed to development may oppose our projects vigorously, so litigation challenging their approval could occur.  Recent concerns over the impact of development on water availability and global warming increases the breadth of potential obstacles that our developments face.

Our developable land is concentrated entirely in California.

All of our developable land is in California and our business is especially sensitive to the economic conditions within California. Any adverse change in the economic climate of California, which is currently in a recession, or our region of that state, and any adverse change in the political or regulatory climate of California, or the counties where our land is located could adversely affect our real estate development activities. There is no consensus as to when the recession will end or how long it could take to recover from the recession. Ultimately, our ability to sell or lease lots may decline as a result of weak economic conditions or restrictive regulations.

If the downturn in the real estate industry or the instability of the mortgage industry and commercial real estate financing continues, it could have an adverse effect on our real estate business.

Our residential housing projects are currently in various stages of planning and entitlement, and therefore they have not been impacted by the current downturn in the housing market or the mortgage lending crisis. However, if the downturn in the housing market or the instability of the mortgage industry continues at the time these projects move into their development and marketing phases, our residential business could be adversely affected. Excess supply of homes available due to foreclosures or the expectation of deflation in house prices could also have a negative impact on our ability to sell our inventory when it becomes available.

We may encounter other risks that could impact our ability to develop our land.

We may also encounter other difficulties in developing our land, including:

•	Natural risks, such as geological and soil problems, earthquakes, fire, heavy rains and flooding, and heavy winds;

•	Shortages of qualified trades people;

•	Reliance on local contractors, who may be inadequately capitalized;

•	Shortages of materials; and

•	Increases in the cost of certain materials.

Risks Relating to Our Common Stock

There has been a limited public market for our shares and a more active market may not develop or be maintained, which could limit your ability to sell shares of our common stock.

Before this registration, there has been a limited public market for our shares of common stock. Although we intend to apply to list the common stock on The Nasdaq Stock Market LLC, which we refer to as Nasdaq, a more active public market for our shares may not develop or be sustained after this registration. In particular, we cannot assure you that you will be able to resell our shares at or above the current market price.

The value of our common stock could be volatile.

The overall market and the price of our common stock may fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors and analysts perception of the business risks and conditions of our business;

•	our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;

•	unfavorable commentary or downgrades of our stock by equity research analysts;

•	fluctuations in the stock prices of our peer companies or in stock markets in general; and

•	general economic or political conditions.

Concentrated ownership of our common stock creates a risk of sudden change in our share price.

As of December 31, 2009, directors and members of our executive management team beneficially owned or controlled approximately 16% of our common stock. Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our board of directors into three classes, with each class serving a staggered three-year term;

•	removal of directors by stockholders by a supermajority of two-thirds of the outstanding shares;

•	ability of the board of directors to authorize the issuance of preferred stock in series without stockholder approval; and

•	prohibitions on our stockholders that prevent them from acting by written consent and limitations on calling special meetings.

We could incur increased costs as a result of being a publicly traded company.

As a company with publicly traded securities, we could incur significant legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, which we refer to as SOX, as well as rules promulgated by the U.S. Securities and Exchange Commission, which we refer to as the SEC, and Nasdaq, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations may increase our legal and financial compliance costs.

If we do not timely satisfy the requirements of Section 404 of SOX, the trading price of our common stock could be adversely affected.

As a voluntary filer with the SEC, we are currently subject to Section 404 of SOX, as a non-accelerated filer. SOX requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal control over financial reporting. Our annual report for the fiscal year ending October 31, 2011 will include management's first report of internal control over financial reporting which will be required to be audited by an Independent Registered Public Accounting Firm. Any delays or difficulty in satisfying the requirements of SOX could, among other things, cause investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our common stock.

ITEM 2.	FINANCIAL INFORMATION

Selected Financial Data for the Respective Years Ended October 31

	2009	2008	2007	2006	2005
Net operating revenues	$34,838,000	$53,512,000	$48,267,000	$51,619,000	$39,394,000
Loss (income) from continuing operations	$(2,865,000)	$3,747,000	$2,391,000	$3,791,000	$2,343,000
Basic net (loss) income from continuing operations per share of common stock	$(0.28)	$0.31	$0.19	$0.36	$0.20
Total assets	$141,868,000	$140,990,000	$127,341,000	$86,961,000	$90,935,000
Long term debt	$69,716,000	$65,582,000	$38,475,000	$14,515,000	$14,929,000
Redeemable preferred stock	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000
Cash dividends declared per share of common stock	$0.06	$0.33	$0.23	$0.23	$0.23

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the company’s consolidated financial statements and the notes to those statements included elsewhere in this registration statement on Form 10.  The following discussion and analysis contains forward-looking statements.  Forward-looking statements in this registration statement on Form 10 are subject to a number of risks and uncertainties, some of which are beyond the company’s control.  The company’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements.  Additional risks of which the company is not currently aware or which the company currently deems immaterial could also cause the company’s actual results to differ, including those discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” included elsewhere in this registration statement on Form 10.

Summary

We have three business segments: agribusiness, rental operations, and real estate development.  Our agribusiness segment generates revenue from our farming and lemon packing operations, our rental operations segment generates revenues from our housing, organic recycling, and commercial and leased land operations, and our real estate development segment has not yet generated any significant revenues to-date.

From a general view, we see the company as a land and farming company that generates annual cash flows to support its progress into diversified real estate development activities.  As real estate developments are monetized our agribusiness will then be able to expand more rapidly into new regions and markets.

We are one of the largest growers of lemons and the largest grower of avocados in the United States and, as a result, our agribusiness segment is the largest of our three segments, representing approximately 89%, 93% and 93% of our fiscal 2009, fiscal 2008 and fiscal 2007 consolidated revenues, respectively.  Our lemons are primarily marketed by Sunkist, with a vast majority of our domestic lemon and specialty citrus orders processed through the Sunkist network.  Approximately 85% of our domestic lemon orders are repeat weekly/monthly customers and approximately 95% of those orders are FOB shipping dock.  Approximately 70% of our lemons are shipped to food service and wholesale customers with the remaining 30% shipped to retail customers.  Our export orders are placed through the Sunkist system with long-standing United States exporters.  All orders placed through the Sunkist network are priced, invoiced and collected by Sunkist with payment to the company guaranteed by Sunkist beginning 24 hours after acceptance of our fruit by the customer.  All commercial lemon by-products, such as juice, oils and essences, are processed by Sunkist with payment to us within approximately 12 to 18 months after the customer’s receipt of the product.

The industry average on-tree price for fresh lemons has ranged from a low of $14.90 per 40-pound box in 2004 to a high of $29.00 per 40-pound box in 2008.  Fluctuations in price are a function of global supply and demand with weather conditions, such as unusually low temperatures, typically having the most dramatic effect on the amount of lemons supplied in any individual growing season.

We believe we have a competitive advantage by maintaining our own lemon packing operation, and though a significant portion of the costs related to our lemon packing operations are fixed.  As a result, cost per carton is a function of fruit throughput.  While we regularly monitor our costs for redundancies and opportunities for cost reductions, we also supplement the number of lemons we pack in our packinghouse with additional lemons from outside growers.  Because the fresh utilization rate for our lemons, or percentage of lemons we harvest and pack that go to the fresh market, is directly related to the quality of lemons we pack and, consequently, the price we receive per 40-pound box, we only pack lemons from outside growers if we determine their lemons are of good quality.

Our avocado producing business is important to us yet nevertheless faces some constraints on growth as there is little additional land that can be cost-effectively acquired to support new avocado orchards in Southern California.  Also, avocado production is cyclical as avocados typically bear fruit on a bi-annual basis with large crops in one year followed by smaller crops the next year.  While our avocado production remains volatile, the profitability and cash flow realized from our avocados frequently offsets occasional losses in other crops we grow and helps to diversify our fruit production base.

In addition to growing lemons and avocados, we also grow oranges and specialty citrus and other crops, typically utilizing land not suitable for growing high quality lemons.  We regularly monitor the demand for the fruit we grow in the ever-changing marketplace to identify trends.  For instance, while per capita consumption of oranges in the United States has been decreasing since 2000 primarily as a result of consumers increasing their consumption of mandarin oranges and other specialty citrus, the international market demand for U.S. oranges has increased.  As a result, we have focused our orange production on high quality late season Navel and Valencia oranges primarily for export to Japan, China and Korea, which are typically highly profitable niche markets.  We produce our specialty citrus and other crops in response to consumer trends we identify and believe that we are a leader in the niche production and sale of certain of these high margin fruits.  Because we carefully monitor the respective markets of specialty citrus and other crops, we believe that demand for the types and varieties of specialty citrus and other crops that we grow will continue to increase throughout the world.

Our rental operations segment represented approximately 11%, 7% and 7% of our fiscal 2009, fiscal 2008 and fiscal 2007 consolidated revenues, respectively.  Our rental housing units generate reliable cash flows which we use to partially fund the operations of all three of our business segments, and provide affordable housing to many of our employees, including our agribusiness employees, a unique employment benefit that helps us maintain a dependable, long-term employee base.  In addition, our leased land business provides us with a typically profitable diversification.

Our real estate development segment has not yet generated any significant revenues to-date.  We recognize that long-term strategies are required for successful real estate development activities.  We plan to redeploy any financial gains into other income producing real estate as well as additional agricultural properties.

Recent Developments

Dividend Payment

On March 23, 2010, the company declared a $0.3125 per share dividend in the aggregate approximate amount of $0.4 million to stockholders of record on March 23, 2010. After adjusting for the stock split approved by our stockholders on March 23, 2010, the per share dividend is $0.03125.

Windfall Investors, LLC

In September of 2005, the Company, along with Windfall, LLC, formed Windfall Investors, LLC, which we refer to as Windfall Investors, to acquire Windfall Farms, an approximately 720 acre former equestrian breeding and training farm located near Paso Robles, California.  Initially, the company owned 15% of the equity interests in Windfall Investors and Windfall, LLC, the managing partner, held 85% of the equity interests in Windfall Investors.  Windfall Investors purchased Windfall Farms for $12.0 million, which was financed using a $9.8 million secured long-term loan from Farm Credit West, which we refer to as the Windfall term loan, and $2.3 million from an $8.0 million unsecured revolving line of credit also with Farm Credit West, which we refer to as the Windfall revolving line of credit. In 2008, the Windfall revolving line of credit was increased to $10.5 million.  The company and the equity holders of Windfall initially guaranteed, jointly and severally, the indebtedness outstanding under the Windfall term loan and Windfall revolving line of credit.

Subsequent to October 31, 2009 the managing partner of Windfall Investors resigned its position and assigned all of its rights and interest in Windfall Investors to the company and the company released Windfall, LLC and its equity holders from certain liabilities associated with Windfall Investors.  Pursuant to its terms, the guarantee will remain in effect for the entire term of the Windfall term loan and Windfall revolving line of credit.  Should Windfall Investors be in default at any time during that term, Farm Credit West could declare the outstanding balance due and payable.  The maximum amount of potential future payment for us due to a default by Windfall Investors under the term of the guarantee is $20.3 million.  Conditions of default include, among other things, failure to make scheduled payments, declaration of bankruptcy, material adverse change in financial condition and breach of any term or representation in the loan agreements.

Beginning on November 15, 2009, the results of operations and all of the assets and liabilities of Windfall Investors are included in the consolidated financial statements of the company. In addition, the audited financial statements of Windfall Investors for the year ended December 31, 2008 are included in this Form 10 beginning on page F-79.  The outstanding debt on the Windfall Investors balance sheet at October 31, 2009 consisted of approximately $9.2 million under the Windfall term loan, and approximately $10.0 million under the Windfall revolving line of credit. The Windfall term loan has monthly principal and interest payments of $63,000 through October 2011. We expect that in November 2011, the interest rate for the Windfall term loan will be renegotiated and quarterly principal and interest payments will continue through October 2035. The Windfall revolving line of credit has monthly interest only payments and originally matured in November, 2009. The maturity date, however, was extended to March 1, 2010 and subsequently extended by Farm Credit West until May 1, 2010.  The company is in the process of refinancing the Windfall revolving line of credit on a long-term basis through amendment to the Windfall revolving line of credit agreement or alternatively through its existing facility with Rabobank.

Results of Operations

Selected Results for Fiscal Years 2009, 2008 and 2007

Selected results of operations for the fiscal years ended October 31, 2009, 2008 and 2007 and for the quarter ended January 31, 2010 and 2009 were as follows:

	Year Ended October 31			Three Months Ended January 31,
	2009	2008	2007	2010	2009

Revenues:
Agriculture	$31,033,000	$49,794,000	$44,751,000	$5,272,000	$4,005,000
Rental	3,766,000	3,718,000	3,516,000	955,000	911,000
Other	39,000	-	-	135,000	—
Total revenues	34,838,000	53,512,000	$48,267,000	6,362,000	4,916,000
Costs and expenses:
Agriculture	27,281,000	34,805,000	32,036,000	6,893,000	6,639,000
Rental	2,061,000	2,236,000	2,073,000	507,000	580,000
Other	318,000	991,000	1,160,000	327,000	83,000
Selling, general and administrative	6,469,000	8,292,000	9,627,000	3,416,000	1,478,000
Asset impairments	6,203,000	1,341,000	-	—	—
Loss on sale of assets	10,000	11,000	56,000	—	—
Total cost and expenses	42,342,000	47,676,000	44,952,000	11,143,000	8,780,000
Operating (loss) income	(7,504,000)	5,836,000	3,315,000	(4,781,000)	(3,864,000)
Other income (expense):
Gain on sale of stock in Calavo Growers, Inc.	2,729,000	-	-	—	—
Other income (loss), net	256,000	403,000	(34,000)	363,000	336,000
Interest income	225,000	902,000	2,300,000	29,000	37,000
Interest expense	(692,000)	(1,419,000)	(2,102,000)	(428,000)	(213,000)
Total other income (expense)	2,518,000	(114,000)	164,000	(36,000)	160,000

(Loss) income from continuing operations before income
taxes and equity (losses) earnings	(4,986,000)	5,722,000	3,479,000	(4,817,000)	(3,704,000)
Income tax benefit (provision)	2,291,000	(2,128,000)	(1,177,000)	1,709,000	1,652,000
Equity in (losses) earnings of investments	(170,000)	153,000	89,000	(16,000)	(24,000)
(Loss) income from continuing operations	(2,865,000)	3,747,000	2,391,000	(3,124,000)	(2,076,000)
Loss from discontinued operations, net of income taxes	(12,000)	(252,000)	(245,000)	(8,000)	(1,000)
Net (loss) income	(2,877,000)	3,495,000	2,146,000	(3,132,000)	(2,077,000)
Preferred dividends	(262,000)	(262,000)	(262,000)	(66,000)	(66,000)
Net (loss) income applicable to common stock	$(3,139,000)	$3,233,000	$1,884,000	$(3,198,000)	$(2,143,000)

Per common share-basic:
Continuing operations	$(0.28)	$0.31	$0.19	$(0.28)	$(0.19)
Discontinued operations	(0.00)	(0.02)	(0.02)	—	—
Basic net (loss) income per share	$(0.28)	$0.29	$0.17	$(0.28)	$(0.19)

Per common share-diluted:
Continuing operations	$(0.28)	$0.31	$0.19	$(0.28)	$(0.19)
Discontinued operations	(0.00)	(0.02)	(0.02)	—	—
Diluted net (loss) income per share	$(0.28)	$0.29	$0.17	$(0.28)	$(0.19)
Dividends per common share	$0.06	$0.33	$0.23	$0.03	$0.03
Weighted-average shares outstanding-basic	11,242,000	11,128,000	11,068,000	11,246,000	11,195,000
Weighted-average shares outstanding-diluted	11,254,000	11,158,000	11,068,000	11,246,000	11,234,000

See Notes to Consolidated Financial Statements. All shares and per share amounts have been adjusted to reflect the capital structure changes effective as of March 24, 2010.

First Quarter Fiscal 2010 Compared to First Quarter Fiscal 2009

Revenues

Total revenue for the first quarter of fiscal 2010 was $6.4 million compared to $4.9 million for the first quarter of fiscal 2009. The $1.5 million increase was primarily the result of a $1.3 million increase in our agriculture revenue. With lower volume of fruit available for sale in the first  quarter of fiscal 2010 compared to the first quarter of fiscal 2009, our average per carton sales price for our lemons was substantially higher in our 2010 first fiscal quarter resulting in a $0.2 increase in lemon revenue for the first three months of fiscal 2010 compared to the first three months of fiscal 2009. An unseasonable heat event in 2008 had an adverse impact on our 2009 Navel and Valencia orange, Avocado and specialty citrus crops resulting in significantly less production in these crops in the first quarter of fiscal 2009 compared to the first quarter of fiscal 2010. Revenue in the first quarter of fiscal 2010 for our Navel and Valencia oranges, our avocados and our specialty citrus was $0.7 million, $0.2 and $0.9 million, respectively compared to the first quarter of fiscal 2009 revenues of $0.4 million, $0.0 million and $0.3 million for our Navel and Valencia, Avocado and specialty citrus crops, respectively.

Costs and Expenses

Our total costs and expenses for the first quarter of fiscal 2010 were $11.1 million compared to $8.8 million for the first quarter of fiscal 2009. A $0.3 million increase in our agricultural expenses in the first fiscal quarter of 2010 over the first fiscal quarter of 2009 was the result of higher payments to our affiliated growers in the 2010 period compared to the 2009 period resulting from higher per carton sales prices in 2010 compared to 2009 and the timing of certain of our cultural costs in 2010 compared to when those costs were incurred in 2009. Partially offsetting these increases were less inventoried cultural costs being expensed in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009. See footnote 2 to our consolidated financial statements for the three months ended and as of January 31, 2010 for an explanation of the accounting treatment of certain of our cultural costs.

Costs for our rental business were $0.5 million in the first quarter of fiscal 2010 compared to $0.6 million in the first quarter of fiscal 2009 the result of lower repair costs for our residential housing business in 2010 compared to 2009. Other costs amounted to $0.3 million in the first quarter of fiscal 2010 and $0.1 million in the first quarter of fiscal 2009. This increase was attributable to costs associated to Windfall Farms which we assumed control of in November 2009.

Selling, general and administrative costs for the three months ended January 31, 2010 were $3.4 million compared to $1.5 million for the three months ended January 31, 2009. This $1.9 million increase was primarily attributable to a $1.3 million non-cash charge related to our stock grant performance bonus plan. At October 31, 2009 we had notes receivable from our three senior executive officers totaling $1.7 million. These notes were issued in connection with loans issued to these officers to allow them to pay the taxes associated with the compensation to the officers for the shares issued to them in prior years under this bonus plan. During the first quarter of fiscal 2010 the outstanding balances for these loans were repaid by the officers by returning 6,758 of the shares issued to them with a current market value on the date they were returned of $150.98 per share and loan forgiveness by Limoneira totaling $0.7 million. The loan forgiveness resulted in additional compensation to the officers  and Limoneira paid on their behalf $0.6 million in taxes associated with this compensation. This $1.3 million non-cash charge is included in selling, general and administrative expenses in the first quarter of fiscal 2010.  Costs in the first quarter of 2010 in  connection with the preparation of our fiscal 2009 audited financial statements and the filing of our Form 10 with the Securities and Exchange Commission  totaled $0.6 million. Costs in the first quarter of 2009 in connection with the preparation of our fiscal 2008 audited financial statements were $0.1 million. Additionally, the 2010 first quarter also includes $0.1 million of employee incentive accruals. There were no employee incentive accruals recorded during the first quarter of fiscal 2009.

Other Income/Expense

Our other income (expense) consists of interest income, interest expense and other miscellaneous income/expense. For the first quarter of fiscal 2010 our other income (expense), net totaled $0.04 million and included $0.03 million of interest income, ($0.43) million of interest expense and $0.36 million of other miscellaneous income. This compares to interest income of $0.04 million, interest expense of ($0.21) and $0.34 million of other miscellaneous income for the first quarter of fiscal 2009. The $0.22 million increase in interest expense in 2010 is the result of our assumption of debt as part of the Windfall Investors, LLC acquisition in November 2009.

Income Taxes

The company recorded an estimated income tax benefit of $1.7 million in the first quarter of fiscal 2010 on pre-tax losses from continuing operations of $4.8 million compared to an estimated income tax benefit of $1.6 million on pre-tax losses from continuing operations of $3.7 million in the first quarter of fiscal 2009. Our estimated effective tax rate was 35.3% for the first quarter of 2010 compared to an estimated rate of 44.3% for the first quarter of 2009. The primary reason for this decrease in our estimated effective tax rate was a 50% increase in the allowable domestic production deduction in 2010 over the 2009 allowable deduction.

Fiscal Year Ended October 31, 2009 Compared to Fiscal Year Ended October 31, 2008

Revenues

For fiscal 2009 the company had revenues of $34.8 million compared to revenues of $53.5 million in fiscal 2008, a decline of approximately 35%.  The decline in revenues primarily resulted from a decrease in fresh lemon cartons sold in 2009 compared to 2008 and reduced pricing for the lemons sold.  In 2009 we sold approximately 1.3 million fresh cartons at an average price of $15.72 per carton compared to approximately 1.4 million fresh cartons sold in 2008 at an average price of $27.15 per carton.   The decline in the number of cartons sold was primarily attributable to a decline in the food service market for lemons, which we believe was related to decreases in restaurant business because of pressures on consumers’ disposable income due to the recession in the United States.  Current short and long term projections for lemon sales point to increased demand in the food service category which is the dominant category for lemon sales.  The decline in pricing for fresh lemons was primarily attributable to a significant oversupply of product resulting from simultaneous production recoveries in California, Argentina, Chile and Spain from the damaging freezes in 2007. In 2009, we harvested 2.4 million pounds of avocados compared to 3.7 million pounds in 2008, with the decrease attributable to an unseasonable heat event experienced during bloom and set.  Total avocado revenue however was slightly higher in 2009 compared to 2008 primarily because of the estimated crop insurance claim settlement we recorded in 2009 related to the unseasonable heat event experienced during bloom and set in 2008 which adversely impacted our 2009 avocado production. Revenue in our rental and real estate businesses was $3.8 million and $3.7 million in 2009 and 2008, respectively.

Costs and Expenses

For fiscal 2009 the company had agricultural costs and expenses of $27.3 million compared to expenses of $34.8 million in fiscal 2008.  The $7.5 million decrease was attributable to lower fresh utilization and per carton sales prices for lemons in 2009 compared to 2008 resulting in $3.4 million lower payments to our affiliated growers in 2009 compared to 2008. Electricity costs related to our lemon packing operations were substantially lower in 2009 compared to 2008 as a direct result of the completion in late 2008 of our one-megawatt solar generator used to provide power for our lemon packing operations. Lower oil prices and pesticide costs in 2009 compared to 2008 also contributed to the decrease.  Additionally, we recorded a $1.2 million non-cash write-off in connection with the removal of 133 acres of specialty crops in 2008. Other expenses, which are comprised of the costs related to our rental and real estate development businesses, were $2.4 million in 2009 compared to $3.2 million in 2008. This $0.8 million decrease was attributable to lower expenses in 2009 related to our East Area I project in Santa Paula, California. The majority of the cost for planning and entitlement related to this project were incurred in 2008 and prior years. Expenses related to our rental business decreased by $0.1 million from $2.2 million in 2008 to $2.1 million in 2009 primarily due to higher repair and maintenance costs incurred in 2008 related to our residential housing units. Depreciation expense in our agricultural, rental and real estate development businesses was $1.6 million, $0.4 million and $0.04 million, respectively in 2009 compared to $1.7 million, $0.4 million and $0.0 million, respectively in 2008.

Selling, general and administrative expenses in 2009 were $6.5 million compared to $8.3 million in 2008. This $1.8 million net decrease was primarily the result of lower incentive costs in 2009 related to the company’s management incentive bonus program, which we refer to as the MIP. In 2008 participants in the MIP were awarded incentive payments of $1.5 million compared to no awards earned in 2009.  Additionally, the company spent $0.5 million less in 2009 compared to 2008 for consulting, travel, promotions and other costs.  Partially offsetting these decreases were $0.2 million of higher legal, audit and compliance costs in 2009 compared to 2008.

In 2009 we recorded impairment charges related to certain of our real estate assets totaling $6.2 million compared to $1.3 million in 2008. As a result of the continuing downturn in the overall real estate market during the past year we reduced the basis in our Santa Maria development projects by $4.6 million to their appraised value of $18.8 million. Additionally, in 2009 we reduced the basis in our Paradise Valley luxury home developments by $1.6 million to their appraised value of $6.2 million. In 2008 we recorded an impairment charge of $1.3 million related to our Santa Maria development projects.

Other Income, Expense

The company’s other income, expense consists of interest income, interest expense, gain on the sale of securities and other miscellaneous income/expense. Our interest income in 2009 was $0.2 million compared to $0.9 million in 2008. This decrease was the result of $0.7 million of interest income recognized during the first five months of 2008 on loans receivable from Templeton Santa Barbara, LLC, which we refer to as Templeton, prior to the consolidation of Templeton. Our interest expense was $0.7 million in 2009 compared to $1.4 million in 2008. This $0.7 million decrease was primarily the result of a lower cost of borrowing in 2009 as compared to 2008 as well as additional capitalization of interest related to real estate projects. During 2009 the weighted average interest rate on our debt was 3.96% compared to a weighted average interest rate of 5.22% in 2008.  In 2009, other income, expense includes a $2.7 million profit on the sale of 335,000 shares of Calavo common stock that we sold in October, 2009.  These shares were a part of the 1,000,000 shares of Calavo common stock that we purchased in 2005.

Income Taxes

The company recorded an income tax benefit of $2.3 million in 2009 on pre-tax losses from continuing operations of $5.0 million compared to an income tax provision of $2.1 million on pre-tax income from continuing operations of $5.7 million in 2008. Our effective tax rate for 2009 was 44.3% compared to 36.1% for 2008. The change in the effective tax rate from 2008 to 2009 was attributable to a change in the domestic production deduction related to our sales through the Sunkist cooperative and a change in certain unrecognized income tax benefits. Deferred income taxes result principally from differences between the financial and tax reporting expense items such as depreciation, state income taxes, vacation accruals and mark-to-market adjustments.  Long term deferred tax liabilities net of long term deferred tax assets at October 31, 2009 were $8.8 million compared to $11.5 million at October 31, 2008. This decrease was primarily attributable to the deferred tax assets recorded in connection with the impairment charges related to our real estate projects mark-to-market adjustments related to available-for-sale securities and the minimum pension liability adjustment recorded in 2009.

Fiscal Year Ended October 31, 2008 Compared to Fiscal Year Ended October 31, 2007

Revenues

For fiscal 2008 the company had revenues of $53.5 million compared to revenues of $48.3 million in fiscal 2007, an increase of approximately 11%.  The increase in revenues resulted from the company experiencing minimal impact from global climate conditions in 2007 that dramatically reduced lemon production in California, Argentina, Chile and Europe.  This circumstance enabled the company to achieve over 70% fresh utilization at record sales prices for lemons in fiscal 2008. These same conditions, however, had the opposite effect on our avocado crops in both fiscal 2008 and fiscal 2007 with production falling to under 4 million pounds in fiscal 2008 and fiscal 2007 from a record 17.7 million pounds in fiscal 2006.  Production of both Navel and Valencia orange varieties also declined in fiscal 2008 compared to fiscal 2007 resulting in a decrease in revenue for these varieties of $0.9 million. Specialty crop revenue increased nearly $0.7 million in fiscal 2008 compared to fiscal 2007. This increase was attributable to more production of Cara Cara Navel oranges, pluots, minneolas and Meyer lemons, and resulted from a larger number of planted acres becoming full bearing in 2008. Revenue for our rental and real estate development businesses was $3.7 million and $3.5 million in 2008 and 2007, respectively.

Costs and Expenses

For fiscal 2008 the company’s agricultural costs were $34.8 million compared to $32.0 million in 2007. This $2.8 million increase was attributable to a $1.2 million non-cash write-off in 2008 in connection with tree removals. Additionally, higher oil prices in fiscal 2008 directly impacted our cost of certain of the pesticides and herbicides used in our farming operations. Other expense consists of the costs and expenses related to our rental and real estate development businesses and were $3.2 million in 2008 and 2007.

Our selling, general and administrative costs in 2008 were $8.3 million compared to $9.6 million in 2007. This $1.3 million decrease was attributable to lower costs related to our stock compensation program in 2008. In 2008. The Company recorded compensation expense of $0.6 million related to its stock grant performance bonus program compared to $3.2 million of compensation expense related to this program in 2007. Partially offsetting this decrease in expense were increases in our legal and professional fees, primarily related to audit and tax work and consulting fees primarily related to company structure analysis work.

In 2008 we recorded a $1.3 million impairment charge to write down the carrying value of our Santa Maria development project to its then appraised value. This appraised value reflected the downturn in the economy in general and the housing market in particular.

Other income and expenses include interest income, interest expense and other miscellaneous income and expenses. Interest income for 2008 was $0.9 million compared to $2.3 million in 2007. The 2007 interest income included $1.9 million of interest income on loans to Templeton which represents a full year as compared to five months of interest income in 2008 prior to the consolidation of Templeton. Interest expense for 2008 was $1.4 million compared to $2.1 million in 2007. This reduction was primarily attributable to lower overall borrowing costs in 2008 compared to 2007. During 2008 our weighted average interest rate on our debt was 5.22% compared to a weighted average interest rate of 6.54% in 2007. Additionally, because of the changing nature of one of our real estate development projects, a greater portion of the interest cost associated with the debt incurred for that project was capitalized in 2008 as compared to 2007.

Income Taxes

The company recorded an income tax provision of $2.1 million in 2008 on pre-tax income from continuing operations of $5.7 million compared to a $1.2 million provision on pre-tax earnings from continuing operations of $3.5 million in 2007.  Our effective tax rate for 2008 was 36.1% compared to 32.9% for 2007.  The change in the effective tax rate from 2007 to 2008 was attributable to a change in the domestic production deduction related to our sales through Sunkist, dividend income exclusions and changes in certain unrecognized income tax benefits.  Deferred income taxes result principally from differences between the financial and tax reporting expense items such as depreciation, state income taxes, vacation accruals and mark-to-market adjustments.  Long term deferred tax liabilities net of long term deferred tax assets at October 31. 2008 were $11.5 million compared to $16.7 million at October 31, 2007.  This decrease was primarily attributable to mark-to-market adjustments related to available-for-sale securities.

Segment Results of Operations

We evaluate the performance of our agribusiness, rental operations, and real estate development segments separately to monitor the different factors affecting financial results and each segment is subject to review and evaluation as we monitor current market conditions, market opportunities, and available resources.

Selected segment results of operations for the fiscal years ended October 31, 2009, 2008 and 2007 and the quarters ended January 31, 2010 and 2009 were as follows:

				Three months ended January 31,
	2009	2008	2007	2010	2009
Revenues
Agribusiness	$31,033,000	$49,794,000	$44,751,000	$5,272,000	$4,005,000
Rental operations	3,766,000	3,718,000	3,516,000	955,000	911,000
Real estate development	39,000	—	—	135,000	—
Total revenues	34,838,000	53,512,000	48,267,000	6,362,000	4,916,000
Costs and expenses
Agribusiness	27,281,000	34,805,000	32,036,000	6,893,000	6,639,000
Rental operations	2,061,000	2,236,000	2,073,000	507,000	580,000
Real estate development	318,000	991,000	1,160,000	327,000	83,000
Corporate and other	6,469,000	8,292,000	9,627.000	3,416,000	1,478.000
Impairment charges
Real estate development	6,203,000	1,341,000	—	—	—
Loss on sale of assets
Corporate and other	10,000	11,000	56,000	—	—
Total costs and expenses	42,342,000	47,676,000	44,952,000	11,143,000	8,780,000
Operating income (loss)
Agribusiness	3,752,000	14,989,000	12,715,000	(1,621,000)	(2,634,000)
Rental operations	1,705,000	1,482,000	1,443,000	448,000	331,000
Real estate development	(6,482,000)	(2,332,000)	(1,160,000)	(192,000)	(83,000)
Corporate and other	(6,479,000)	(8,303,000)	(9,683,000)	(3,416,000)	(1,478,000)
Total operating income (loss)	$(7,504,000)	$5,836,000	$3,315,000	$(4,781,000)	$(3,864,000)

First Quarter of Fiscal 2010 Compared to the First Quarter of Fiscal 2009

Agribusiness

For the first three months of 2010 our agribusiness segment revenue was $5.3 million compared to $4.0 million for the first three months of 2009. The $1.3 million increase reflected higher revenue in all varieties of our crops for the fiscal 2010 first quarter compared to the fiscal 2009 first quarter. Revenue from lemon sales increased by $0.2 million, from $3.2 million in the first quarter of fiscal 2009 to $3.4 million in the first quarter of fiscal 2010. This increase resulted from substantially higher per carton sales prices in 2010 compared to 2009 partially offset by lower volume in 2010 compared to 2009. In the first quarter of fiscal 2010 we sold approximately 187,000 fresh lemon cartons at an average per carton sales price of $18.07 compared to 205,000 fresh cartons at an average per carton price of $14.74 in the first quarter of fiscal 2009. This 22.6% increase in the average sales price was attributable to lower industry volume of available fruit in the 2010 first quarter compared to the 2009 first quarter which allowed us to maintain higher prices in 2010. Our avocado revenue was $0.2 million in the first quarter of fiscal 2010 compared to zero in the first quarter of fiscal 2009. The absence of avocado revenue in the first quarter of 2009 reflected our efforts to manage our very small 2009 avocado crop by delaying the harvest to capture higher prices later in the year. The small 2009 avocado crop was the result of unseasonable heat in the Spring of 2008 that adversely impacted the bloom and set of the 2009 crop. Our Navel and Valencia orange revenue was $0.7 million for the first quarter of 2010 compared to $0.4 million for the first quarter of 2009. This $0.3 million increase was attributable to our navel orange crop which produced approximately 100,000 cartons in the first quarter of 2010 compared to approximately 54,000 cartons in the first quarter of 2009. As with our avocados, the lower production in 2009 resulted from the unseasonable heat event in the Spring of 2008 adversely impacting the 2009 crop. Our specialty citrus revenue was $0.9 million for the first quarter of 2010 compared to $0.3 million for the first quarter of 2009 on lower volume in 2009 compared to 2010 caused by the 2008 heat event.

For the first three months of 2010 our agribusiness costs and expenses were $6.9 million compared to $6.6 million for the first three months of 2009. The $0.3 increase was attributable to higher per carton sales prices for lemons in 2010 which resulted in a $0.5 million increase in payments to our affiliated growers in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009. Our cultural costs for the first quarter of 2010 were $2.6 million compared to $2.0 million for the first quarter of 2009. This $0.6 increase was attributable to the timing of certain fertilization, pest control and other tree care costs in 2010 compared to when those costs were incurred in 2009. Additionally, weather related incidents caused higher frost protection costs in the first quarter of 2010 compared to the first quarter of 2009. Partially offsetting these increases were lower costs associated with our lemon packing operations. In the first quarter of 2010 we had $0.1 million lower electricity costs for our packinghouse compared to the first quarter of 2009 as a result of our solar energy production and the associated rebate payments received under the California Solar Initiative. First quarter 2010 labor and benefit costs in our packinghouse were $0.3 million lower than the first quarter of 2009 because of excess labor costs in the first quarter of 2009 related to our custom pack program. We also received payments under a pallet expense reimbursement program with Sunkist Growers. During the first quarter of 2010 we received payments totaling $0.2 million compared to $0.1 million in the first quarter of 2009. Additionally, with approximately 18,000 fewer fresh cartons sold in the first quarter of 2010 compared to the first quarter of 2009 our combined carton expense and selling and advertising costs, both of which are carton volume driven, our first quarter 2010 costs were $0.1 million lower than the first quarter of 2009. Depreciation expense in our agribusiness amounted to $0.4 million in the first quarter of 2010 and 2009.

Rental Operations

Our rental operations had revenue of $0.95 million in the first quarter of 2010 compared to $0.91 million in the first quarter of 2009. All three areas of this segment, housing and commercial, leased land and organic recycling, had small increases in revenues in the 2010 first quarter compared to the 2009 first quarter. Our occupancy rate in our residential housing business was slightly better in the first quarter of 2010 compared to the first quarter of 2009 however, because of the downturn in the economy we chose not to institute any rent increases in the first quarter of 2010 and all of 2009. Revenue from the housing and commercial component of this segment was $0.53 million for the first quarter of 2010 compared to $0.51 million for the first quarter of 2009. The revenue from the leased land component of this segment was $0.38 million for the first quarter of 2010 compared to $0.36 million for the first quarter of 2009. This slight increase was the result of scheduled rent increases on four of our leases.

Total expenses in our rental operations segment were $0.5 million in the first quarter of 2010 compared to $0.6 million in the first quarter of 2009 reflecting lower costs for repairs in our residential business. Depreciation expense in our rental operations segment was $0.1 million in the first quarter of 2010 and 2009.

Real Estate Development

Our real estate development segment had revenue of $0.1 million in the first quarter of 2010 and no revenue in the first quarter of 2009. The 2010 revenue represented lease income from some of the facilities at Windfall Farms and from one of our Paradise Valley, Arizona real estate properties. As a means of offsetting some of the costs at our Windfall Farms development project during its development stage we are leasing some of the equestrian facilities to independent horse trainers and some of the acreage to alfalfa growers. In June 2009 we entered into a lease for one of our Paradise Valley homes. The lease has an initial term of two years with an option for a third year. The lessee has an option to purchase the property during the option period.

Costs and expenses in our real estate development segment were $0.3 million in the first quarter of 2010 compared to $0.1 million in the first quarter of 2009. The 2010 costs are primarily maintenance costs, property taxes and utility costs incurred at our Windfall Farms project and to a lesser extent, costs for our East Area 1 project that are not capitalized. The 2009 costs consist entirely of costs at our East Area 1 project that are not capitalized.

Corporate and Other

Corporate costs and expenses include selling, general and administrative costs and other costs not allocated to the operating segments. For the first quarter of 2010 corporate and other costs were $3.4 million compared to $1.5 million for the first quarter of 2009. The $1.9 million increase was attributable to a $1.3 million non-cash charge related to our stock grant performance bonus program. At October 31, 2009 we had notes receivable from our three senior executive officers totaling $1.7 million. These notes were issued in connection with loans issued to these officers to allow them to pay the taxes associated with the compensation to the officers for the shares issued to them in prior years under this bonus plan. During the first quarter of 2010 the outstanding balances of these loans were repaid by the officers by returning 6,758 of the shares issued to them valued at $150.98 per share which was the current market value on the date they were returned and loan forgiveness by Limoneira totaling $0.7 million. The loan forgiveness resulted in additional compensation to the officers and Limoneira paid on their behalf $0.6 million in taxes associated with this compensation. The $1.3 million non-cash charge is included in selling, general and administrative expense for the first quarter of 2010. Costs in the first quarter of 2010 in connection with the preparation of our fiscal 2009 audited financial statements and the filing of our Form 10 with the Securities and Exchange Commission in February 2010 totaled $0.6 million. Costs in the first quarter of 2009 in connection with the preparation of our 2008 audited financial statements were $0.1 million. Additionally, the first quarter of 2010 also includes $0.1 million in employee incentive accruals. There were no employee incentive accruals recorded during the first quarter of fiscal 2009.

Fiscal Year Ended October 31, 2009 Compared to Fiscal Year Ended October 31, 2008

Agribusiness

For fiscal 2009 agribusiness revenues were $31.0 million compared to agribusiness revenues of $49.8 million in fiscal 2008, a decline of approximately 38%.  The decline in agribusiness revenues resulted primarily from lower lemon revenue.  In 2009 we had $22.3 million of lemon revenue compared to $40.3 million in 2008.  In 2009 we sold 1.3 million fresh cartons of lemons at an average selling price of $15.72 per carton compared to 1.4 million fresh cartons at an average price of $27.15 per carton in 2008.  Somewhat offsetting this reduction in fresh lemon sales were substantially higher prices for lemon juice products.  In 2009 our total lemon revenue includes sales of juice products at approximately $70 per ton compared to approximately $40 per ton in 2008.

For fiscal 2009 agribusiness operating expenses were $27.3 million compared to $34.8 million in fiscal 2008.  The decrease was primarily due to lower fresh utilization and per carton sales prices in 2009 resulting in lower payments to our affiliated growers. Additionally, lower oil prices in 2009 resulting lower pesticide costs; lower electricity costs in 2009 for our lemon packinghouse attributable to the completion in late 2008 of our one-megawatt solar generator and a $1.2 million write-off in 2008 related to tree removals contributed the balance of the decrease. Depreciation expense related to our agribusiness segment was $1.6 million in 2009 compared to $1.7 million in 2008.

Rental Operations

For fiscal 2009 rental operations revenues were $3.8 million compared to rental operations revenues of $3.7 million in fiscal 2008. Revenues for our housing and commercial units were $2.1 for 2009 and 2008, which  accounted for approximately 57% and 58% of this segments revenue, respectively, with our land leases accounting for the majority of the balance in each year. Costs for our rental segment in 2009 were $2.1 million compared to $2.2 million in 2008 and were primarily incurred in connection with repairs and maintenance of the 193 housing units. Depreciation expense in our rental segment was $0.4 million in 2009 and 2008.

Real Estate Development

For fiscal 2009 real estate revenues were $0.04 million of lease income related to certain of our other real estate investments. Our real estate development revenue in 2008 was $0.0 million.

Real estate development costs and expenses in 2009 were $0.3 million compared to $1.0 million in 2008. This reduction was primarily attributable to lower costs associated with our East Area 1 development project. The majority of the costs for planning and entitlement for this project were incurred in 2008 and prior years. Depreciation expense in our real estate development segment was $0.04 million in 2009 and $0 in 2008. Additionally, in 2009 we recorded a $6.2 million non-cash impairment charge to write down the carrying costs of our Santa Maria and Paradise Valley real estate projects to their appraised values reflecting the continuing economic downturn in 2009. In 2008 we recorded a $1.3 million non-cash impairment charge to write down the carrying cost of our Santa Maria real estate project to its then appraised values.

Corporate

Corporate operating expense includes selling, general and administrative and other costs not allocated to the operating segments.  Corporate operating expenses in fiscal 2009 were $6.5 million compared to $8.3 million in 2008. This $1.8 million decrease was primarily attributable to lower employee incentive costs in 2009 and to a lesser extent, lower overall legal and professional costs in 2009 compared to 2008 primarily related to work done in 2008 related to Company organizational matters.

Fiscal Year Ended October 31, 2008 Compared to Fiscal Year Ended October 31, 2007

Agribusiness

For fiscal 2008 agribusiness revenues were $49.8 million compared to agribusiness revenues of $44.8 million in fiscal 2007, an increase of approximately 11%.  The increase in agribusiness revenues resulted from a perfect storm of events that produced favorable results for the company’s agribusiness segment, particularly the company’s lemon operations.  In 2007, devastating freezes destroyed lemon crops in California, Argentina, Chile and Europe, dramatically reducing global supplies.  Our lemon operations were largely unaffected by the freeze which enabled us to generate operating profits in 2008 of approximately $14 million through sales of approximately 1.4 million cartons of fresh lemons at an average price of $27.15 per carton.  In comparison, in 2007, the company’s previous best lemon year, the company generated operating profits of approximately $10 million through the sale of 1.5 million cartons of fresh lemons at an average price of $23.45 per carton.

In contrast, the perfect storm that benefited our lemon operations had a devastating affect on our avocado operations with the freeze destroying much of our avocado crop in 2007 and 2008.  In 2008, we generated operating profits of $0.2 million on 3.7 million pounds of avocados, while in 2007 we generated operating profits of $0.1 million on approximately 4 million pounds of avocados.

In 2008, despite industry-wide surplus and resulting low prices, we enjoyed relatively favorable Valencia and Navel orange results.  Our well-honed strategy of anticipating, and then targeting, undersupplied markets allowed us to maximize the price for our Navel varieties.  Even so, operating profit of $0.9 million in 2008 for our orange operations was down considerably from our operating profit of $2.1 million in 2007.

Our specialty citrus operations enjoyed another year of solid growth in 2008 with improvements in all varieties yielding operating profit of $1.4 million before a $1.2 million non-cash write-off recorded in connection with the removal of approximately 166 acres of underperforming cherries and pluots and representing a 58% increase in operating profit over 2007.

For fiscal 2008 agribusiness operating expenses were $34.8 million compared to agribusiness operating expenses of $32.0 million in fiscal 2007.  The change was primarily due to the company’s removal of 133 acres of cherries and pluots and replanting the acreage with lemons and oranges.  Our non-cash orchard write-off in 2008 was $1.2 million.

Rental Operations

For fiscal 2008 our rental operations revenues were relatively flat compared to fiscal 2007.  The 2008 revenues consisted of $2.1 million of housing and commercial revenue, $1.4 million of leased land revenue and $0.2 million of organic recycling revenue.  For 2007 the revenues from housing and commercial, leased land and organic recycling were $2.1 million, $1.3 million and $0.1 million, respectively.  Higher maintenance costs in 2008 compared to 2007 for our housing units resulted in an approximately $0.1 million decline in operating profit in our housing and commercial operations which was offset by an increase in leased land revenue in 2008 compared to 2007.  During 2007 we increased our leased land acreage to 586 acres.  Our organic recycling operations contributed a consistent, reliable revenue stream in both fiscal 2008 and fiscal 2007.

For fiscal 2008 housing and commercial operating expenses were $2.2 million compared to housing and commercial operating expenses of $2.1 million in fiscal 2007.  The change was primarily due to an increase in maintenance expenses for our rental properties. During 2007 we increased the number of acres we lease to third party agricultural tenants from 509 in 2006 to 586 in 2007. Because of enjoying a full year of revenue on this increased acreage in 2008, our leased land operating profit was $1.4 million in 2008 compared to $1.2 million in 2007.

Real Estate Development

For fiscal 2008 and 2007 the real estate development segment had no revenue. Costs and expenses were $1.0 million in 2008 compared to $1.2 million in 2007. The costs in both years were  attributable to the planning and entitlement costs associated with our East Area 1 development project. Additionally, during 2008 and 2007, we incurred costs of $1.8 million and $2.1 million, respectively that were capitalized into the carrying value of this project. In 2008, as a result of the down turn in the overall housing market we recorded a $1.3 million non-cash impairment charge to write down the carrying value of our real estate project in Santa Maria, California to its appraised value.

Corporate

Corporate operating expense includes selling, general and administrative costs not allocated to the operating segments. Corporate operating expense in fiscal 2008 were $8.3 million compared to $9.6 million in fiscal 2007.  This $1.3 million decrease was primarily attributable to lower costs associated with our stock grant performance bonus program in 2008 partially offset by higher employee incentive costs and legal and consulting costs in 2008 compared to 2007. In 2008, we incurred costs of $0.6 million related to our stock grant performance bonus plan compared to costs of $3.2 million in 2007.

Liquidity and Capital Resources

Overview

Our liquidity and capital position fluctuates during the year depending on seasonal production cycles, weather events, and final demand for our products. Typically, our first and last fiscal quarters coincide with the fall and winter months during which we are growing crops that are harvested and sold in the spring and summer, our second and third quarters. To meet working capital demand, we utilize our revolving credit facility to fund agricultural inputs and farm management practices until sufficient returns from crops allow us to pay down amounts borrowed. Raw materials needed to propagate the various crops grown by us consist primarily of fertilizer, herbicides, insecticides, fuel and water and are readily available from local sources.

Accordingly, we have established well-defined priorities for our available cash, including investing in core business segments to achieve profitable future growth. To enhance shareholder value, we will continue to make investments in our real estate segments to secure land entitlement approvals, build infrastructure for our developments, ensure adequate future water supplies, and provide funds for general land development activities. Within our farming segment, we will make investments as needed to improve efficiency and add capacity to its operations when it is profitable to do so.

Cash Flows from Operating Activities

For the first three months of fiscal 2010 cash used in our operating activities totaled $5.5 million compared to using $7.2 million in the first three months of fiscal 2009. Our net loss for the first quarter of 2010 was $3.1 million compared to a net loss of $2.1 million in the first quarter of 2009. Included in the net loss for the first quarter of 2010 was a $1.5 million non-cash charge related to our stock grant performance bonus and Director compensation programs. This compares to a non-cash charge of $0.2 million for these programs in the first quarter of 2009. Operating cash flow impacts resulting from changes in accounts payable and growers payable balances provided $0.5 of operating cash flows in the first quarter of 2010 compared to using $1.2 million of cash in the first quarter of 2009. Significant costs related to our lemon packing and Southern farming operations that were included in accounts payable at October 31, 2008 were paid in the first quarter of 2009. Operating cash flow impacts resulting from changes in accrued liabilities balances used $0.05 million in operating cash flows in the first quarter of 2010 compared to using $1.7 million in the first quarter of 2009. Accrued bonuses of $1.3 million for fiscal 2008 were included in accrued liabilities at October 31, 2008 and paid in the first quarter of 2009. There were no accrued bonuses at October 31, 2009 for fiscal 2009. Operating cash flow impacts resulting from changes in accounts and notes receivable balances used $2.9 million in operating cash flows in the first quarter of 2010 compared to using $1.4 million in operating cash flows in the first quarter of 2009. This increase was primarily the result of an increase in accounts receivable in the first quarter of 2010 of $2.8 million compared to an increase of $1.4 million in the first quarter of 2009. Higher agricultural revenues in the first quarter of 2010 compared to the first quarter of 2009 was the primary reason for this increase.

For fiscal 2009, the company’s operating activities used approximately $1.0 million compared to providing approximately $6.8 million in fiscal 2008.  The decrease in cash provided by operating activities in 2009 was primarily due to lower net income in 2009 compared to 2008. Additionally, certain decreases in our net long term deferred tax liabilities in 2009 resulted in a reduction in cash provided by operating activities of $2.2 million compared to an increase in cash from operating activities of $0.4 million in 2008. The primary causes for the decrease in our net long term deferred tax liabilities were long term deferred tax assets generated from the non-cash impairment charges recorded in 2009 related to certain of our real estate development projects, mark-to-market adjustments related to available-for-sale securities and adjustments recorded related to our pension plan.  Significant non-cash charges reflected in fiscal 2009 operating cash flow include: (i) depreciation and amortization charges totaling $2.3 million, (ii) impairment of real estate development projects totaling $6.2 million, and (iii) stock compensation expense totaling $0.8 million.

Cash Flows from Investing Activities

For the first three months of 2010 cash used in investing activities was $1.4 million compared to $2.8 million used in investing activities in the first three months of 2009. Capital expenditures in the first quarter of 2010 were $1.3 million compared to $2.4 million in the first quarter of 2009. Included in the 2010 first quarter expenditures were $0.8 million for our real estate development projects and included $0.5 million for entitlement costs on our East Area 1 development project, $0.2 million for entitlement costs on our Santa Maria development project and $0.1 million on improvements at our Windfall Farms project. In the first quarter of 2009 we spent $1.8 million on these real estate development projects which included $0.5 million for our East Area 1 project, $0.4 million for our Santa Maria project and $0.9 million for the completion of our Paradise Valley development projects.

Cash flows used in investing activities were approximately $1.5 million for fiscal 2009, compared to cash flows used in investing activities of $29.1 million for fiscal 2008.  The change was primarily due to capital expenditures of $7.2 million for 2009 compared to $29.2 million for 2008. Our 2008 capital expenditures include the approximately $22 million cost to purchase approximately 63 acres of land that will be a part of our East Area 1 development project. Our cash flows from investing activities in fiscal 2009 include proceeds of $6.1 million from our sale of  335,000 shares of the 1,000,000 shares of Calavo common stock that we purchased in 2005.

We expect capital expenditures in 2010 to be approximately $3.7 million.  As noted above, we are evaluating the construction within the next five years of a new packinghouse that has the potential to reduce our packing costs by reducing labor and handling inputs.

Cash Flows from Financing Activities

Cash provided by financing activities in the first three months of 2010 was $6.3 million in the first three months of 2010 compared to $9.9 million provided by financing activities in the first three months of 2009. The decrease in cash provided from financing activities in the first quarter of 2010 compared to the first quarter of 2009 was primarily the result of lower borrowings under our Rabobank revolving credit facility in the first quarter of 2010 compared to the first quarter of 2009. During the first quarter of 2010 we borrowed $8.1 million under our Rabobank revolving credit facility to fund operating and other costs. This compares to $11.5 million borrowed in the first quarter of 2009. Additionally $0.4 million was borrowed under the Windfall Investors revolving line of credit in the first quarter of 2010. Partially offsetting the these borrowings were repayments of debt. In the first quarter of 2010 we repaid $1.7 million of debt compared to $1.1 million in the first quarter of 2009.

Cash flows provided by financing activities were approximately $3.0 million for fiscal 2009, compared to cash flows provided by financing activities of approximately $22.0 million for fiscal 2008. Net cash provided from the issuance and payments of debt was $4.1 million and $27.1 million in 2009 and 2008, respectively. The 2008 net cash provided from the issuance and payments of debt includes the $22 million of debt used to purchase the approximately 63 acres that will be a part of our East Area 1 development project. In addition, we used cash of $1.0 million and $3.9 million in fiscal 2009 and fiscal 2008, respectively, for dividends to holders of our common and preferred stock.

Transactions Affecting Liquidity and Capital Resources

We have a revolving credit facility with Rabobank, NA, which we refer to as Rabobank, that permits us to borrow up to $80.0 million and two term loans with Farm Credit West, FLCA, as successor by merger to Central Coast Federal Land Bank, which we refer to as Farm Credit, for an aggregate amount of approximately $10.0 million.

As of January 31, 2010, we had $95.8 million of long-term debt under credit facilities of which $11.0 million is payable in fiscal 2010.  In addition, beginning on November 15, 2009 we are consolidating Windfall Investors which resulted in an additional $19.2 million of debt being recorded by the company, of which $10.1 is payable in fiscal 2010.  We anticipate being able to extend on a long-term basis with Farm Credit West, $10.0 million of Windfall Investors revolving line of credit debt that currently matures on May 1, 2010.  In addition, as of January 31, 2010 our borrowing capacity under our existing credit facility with Rabobank was approximately $11.8 million.

We believe that the cash flows from operations and available borrow capacity from our existing credit facilities will be sufficient to satisfy our future capital expenditures, debt service, working capital needs and of other contractual obligations for fiscal 2010.  In addition we have the ability to control the timing of our investing cash flows to the extent necessary based on our liquidity demands.

Rabobank Revolving Credit Facility

As of January 31, 2010 we had $68.2 million outstanding under our Rabobank revolving credit facility and we had $11.8 million of availability under the facility. The interest rates on our borrowings under the Rabobank revolving credit facility were not materially different at January 31, 2010 than at October 31, 2009.

As of October 31, 2009, we had $61.7 million outstanding under our Rabobank revolving credit facility, $22.5 million of which bears interest at a variable rate equal to the one month London Interbank Offer Rate, or LIBOR, plus a spread of 1.5%. At December 31, 2009 the interest rate on $22.5 million outstanding balance was 1.73%.  The variable interest rate resets on the first of each month. At October 31, 2009 we had $8.3 million of availability under this facility.

Under the Rabobank revolving credit facility, the company has the option of fixing the interest rate on any portion of outstanding borrowings using interest rate swaps.  The fixed interest rate is calculated using the two, three or five year LIBOR rates plus a spread of 1.5%.  The Company has utilized interest rate swaps to fix interest rates on three separate outstanding balances under the Rabobank revolving credit facility, one for $22.0 million at 5.75% for a five year term, one for $10.0  million at 4.7% for a two year term and one for $10.0 million at 3.86% for a two year term.   The five year interest rate swap matures in June 2013 and the two year interest rate swaps mature in November and December 2010. Interest is payable monthly and all outstanding principal is due in full in June 2013.

The Rabobank revolving credit facility is secured by certain of our agricultural properties and all of our equity interest in the San Cayetano Mutual Water Company, and subjects us to affirmative and restrictive covenants including, among other customary covenants, financial reporting requirements, requirements to maintain and repair any collateral, restrictions on the sale of assets, restrictions on the use of proceeds, prohibitions on the incurrence of additional debt, and restrictions on the purchase or sale of major assets.  We also are subject to covenant that the company maintain a debt service coverage ratio (as defined in the Rabobank revolving credit facility) of less than 1.25 to 1.0 measured annually.  We were unable to comply with the debt service coverage ratio for fiscal 2009 and in December 2009 received a waiver of such non-compliance from Rabobank for fiscal 2009.  Under the terms of our agreement with Rabobank, the debt service coverage ratio is measured annually and as such the next compliance measurement date of this covenant is October 31, 2010 which will cover fiscal 2010.  Based upon our results of operations for the first quarter of fiscal 2010 and our anticipated debt service coverage for the full year, combined with other performance estimates available to management in our agricultural and rental operations, we currently anticipate to be in compliance with all covenants under our agreement with Rabobank for fiscal 2010.

Under the terms of the Rabobank revolving credit facility, no “Event of Default” occurred as a result of the failure of the Company to meet the debt service coverage ratio, as Rabobank never elected to provide the notice contemplated by Section 12.01(j) thereof, which would have created a ten (10) day grace period for compliance.  Instead, during the period contemplated by Section 9.02, Rabobank provided the waiver filed herewith.  The Farm Credit term loan documentation provides that the company would be in default only if declared to be in default or in breach of a loan with another lender.  The Rabobank revolving credit facility was not declared to be in default by Rabobank and, as a result of the waiver, the company is not in breach of any term thereof.  Finally, the Windfall revolving line of credit has been extended through May 1, 2010 and a copy of the extension has been filed herewith.

Unless waived, our breach of any of these covenants would be an event of default under the Rabobank revolving credit facility, among other customary events of default.  Upon the occurrence of an event of default, Rabobank would have the right to accelerate the maturity of any debt outstanding under the revolving credit facility and we would be subject to additional restrictions, prohibitions and limitations.

We have the ability to voluntarily prepay any amounts outstanding under the Rabobank revolving credit facility without penalty.

Farm Credit Term Loans

As of January 31, 2010 we had $7.9 million outstanding under our terms loans with Farm Credit. We had $7.0 million outstanding under the first loan from Farm Credit and $0.9 million outstanding under the second loan from Farm Credit. The interest rates on our borrowings under both of the Farm Credit term loans were not materially different at January 31, 2010 than at October 31, 2009.

As of October 31, 2009, we had $8.1 million outstanding under our term loans with Farm Credit. We had $7.1 million outstanding under the first loan with Farm Credit which is a term loan in an original principal amount of approximately $9 million and bears interest at a variable rate currently at to 3.25%.  Quarterly principal and interest payments are due through November 2022, when the note matures.  This term loan is secured by certain of our agricultural properties and includes certain affirmative covenants including, among other customary covenants, financial reporting requirements and restrictions on the sale of assets.

The second loan with Farm Credit is a term loan in an original principal amount of $1.0 million and bears interest at a variable rate currently at 3.25%.  Monthly principal and interest payments are due through May 2032, when the note matures.  This term loan is secured by the same agricultural properties that are securing the first Farm Credit term loan and includes certain affirmative and restrictive covenants including, among other customary covenants, financial reporting requirements, restrictions on the sale of assets, and prohibitions on the incurrence of additional debt.

Windfall Invstors, LLC Revolving Line of Credit and Term Loan

As described in “Recent Developments - Windfall Investors, LLC” above and “Off-Balance Sheet Arrangements” below, we guaranteed, jointly and severally, with Windfall, all amounts outstanding under the Windfall revolving line of credit and the Windfall term loan.  Beginning on November 15, 2009 the results of operations and all of the assets and liabilities of Windfall Investors are included in the consolidated financial statements of the company.

The outstanding debt on the Windfall Investors balance sheet at January 31, 2010 consisted of approximately $10.4 million under the Windfall term loan and approximately $9.2 million under the Windfall revolving line of credit. The interest rates on our borrowings under both the Windfall term loan and Windfall revolving line of credit were not materially different at January 31, 2010 than at October 31, 2009.

The outstanding debt on the Windfall Investors balance sheet at October 31, 2009 consisted of approximately $9.2 million under the Windfall term loan and approximately $10.0 million under the Windfall revolving line of credit.  The Windfall term loan has monthly principal and interest payments of $63,000 with interest fixed at 6.73% until October 31, 2011.  On November 1, 2011 we have the option of continuing with a fixed rate until the maturity date of the Windfall term loan on October 1, 2035 or switching to a variable rate for the remaining term of the loan.  The Windfall revolving line of credit has monthly interest only payments and at October 31, 2009 approximately $5.0 million was at a fixed interest rate of 6.67% and approximately $5.0 million was at a variable interest rate of 3.25%.  On November 1, 2009 the outstanding balance of the Windfall revolving line of credit that was at the fixed interest rate was switched to a variable interest rate which at November 1, 2009 was 3.50%.  The variable interest rate on borrowings from Farm Credit is an internally calculated rate based on their internal monthly operations and their cost of funds and generally follows the changes in the 90-day treasury rates in increments divisible by 0.25%.  The Windfall revolving line of credit matured on November 1, 2009 and was extended to March 1, 2010 and then subsequently extended to May 1, 2010. We are in the process of refinancing the Windfall revolving line of credit on a long-term basis through an amendment to the Windfall revolving line of credit agreement.

In addition, the audited financial statements of Windfall Investors for the year ended December 31, 2008 are included in this Form 10 beginning on page F-79.

Interest Rate Swaps

We enter into interest rate swaps (derivatives) to minimize the risks and costs associated with our financing activities.  Our interest rate swaps (derivatives) qualify for hedge accounting.  Therefore, the fair value adjustments to the underlying debt are deferred and included in accumulated other comprehensive income (loss) in the consolidated balance sheets at October 31, 2009 and 2008.  See Note 12 in the notes to the consolidated financial statements for the year ended October 31, 2009 included elsewhere in this registration statement for more information about our interest rate swaps (derivatives).

Contractual Obligations

The following table presents the company’s total contractual obligations at October 31, 2009 for which cash flows are fixed or determinable:

	Payments due by Period

Contractual Obligations:	Total	< 1 year	1-3 years	3-5 years	5+ years
Fixed rate debt (principal)	$42,000,000	—	—	$42,000,000	—
Variable rate debt (principal)	$27,716,000	$465,000	$976,000	$20,712,000	$5,563,000
Operating lease obligations	$10,176,000	$1,620,000	3,023,000	$2,192,000	$3,341,000
Total contractual obligations	$79,892,000	$2,085,000	$3,999,000	$64,904,000	$8,904,000
Interest payments on fixed and variable rate debt	$12,727,000	$2,725,000	$5,449,000	$2,165,000	$2,388,000

Fixed Rate and Variable Rate Debt

Details of amounts included in long-term debt can be found above and in Note 11 in the notes to the consolidated financial statements for the year ended October 31, 2009 included elsewhere in this registration statement.  The above table assumes that long-term debt is held to maturity.

Subsequent to October 31, 2009, as described above in “Recent Developments - Windfall Investors, LLC,” the company acquired all rights and interests in Windfall Investors and the results of operations and all of the assets and liabilities of Windfall Investors are included in our consolidated financial statements beginning on November 15, 2009.  Our total contractual obligations, including those of Windfall Investors as of October 31, 2009, would be $13.3 million for less than one year, $5.5 million for one to three years, $66.4 million for three to five years and $24.8 million for over five years.  Interest payments on fixed and variable debt would be $3.5 for one year or less, $6.7 for one to three years, $3.3 for three to five year and $9.8 over five years.

Operating Lease Obligations

The company has numerous operating lease commitments with remaining terms ranging from less than one year to ten years. The company has installed a one mega-watt photovoltaic solar array on one of its agricultural properties located in Ventura County that produces the majority of the power to run its lemon packinghouse. The construction of this array was financed by Farm Credit Leasing and the company has a long term lease with Farm Credit Leasing for this array.  Annual payments for this lease are $0.5 million, and at the end of ten years the company has an option to purchase the array for $1.1 million.  The company entered into a similar transaction with Farm Credit Leasing for a second photovoltaic array at one of its agricultural properties located in the San Joaquin Valley to supply the majority of the power to operate four deep water well pumps located on company property.  Annual lease payments for this facility range from $0.3 million to $0.8 million, and at the end of ten years the company has the option to purchase the array for $1.3 million.  The company leases pollination equipment under a lease through 2013 with annual payments of $0.1 million. The company also leases machinery and equipment for its packing operations and land for its growing operations under leases with annual lease commitments that are individually immaterial.

Interest Payments on Fixed and Variable Debt

The above table assumes that our fixed rate and long term debt is held to maturity and the interest rates on our variable rate debt remains unchanged for the remaining life of the debt from those in effect at October 31, 2009.

Real Estate Development Activities and Related Capital Resources

As noted above under “Transactions Affecting Liquidity and Capital Resources,” we have the ability to control the timing of our investing cash flows to the extent necessary based upon our liquidity demands.  In order for our real estate development operations to reach their maximum potential benefit to the company, however, we will need to be successful over time in identifying other third party sources of capital to partner with us to move those development project forward.  While we are in discussions with several external sources of capital in respect of all of our development projects (other than our Arizona projects, which are both complete single family luxury homes with one under lease), current market conditions for California real estate projects, while improving, continue to be challenging and make it difficult to predict the timing and amounts of future capital that will be required to complete the development of our projects.

Defined Benefit Plan Contributions

As more fully described below in Note 15 to our consolidated financial statements for the year ended October 31, 2009, the company’s Defined Benefit Pension Plan was frozen as of June 30, 2004.  During the first quarter of 2010, the company made a $300,000 contribution to such plan and expects to make similar contributions to such plan for the second, third and fourth quarters of fiscal 2010.

Other Obligations and Commitments

As described in “Recent Developments - Windfall Investors LLC” above and “Off-Balance Sheet Arrangements” below, we guaranteed, jointly and severally, with Windfall, all amounts outstanding under the Windfall revolving line of credit and the Windfall term loan.

Off-Balance Sheet Arrangements

For fiscal 2009 and each prior applicable period, the results and operations and all of the assets and liabilities of Windfall Investors has been treated as an Off-Balance Sheet Arrangement.  As described in “Recent Developments - Windfall Investors, LLC” above, beginning on November 15, 2009 the results of operations and all of the assets and liabilities of Windfall Investors are included in the consolidated financial statements of the Company.  In addition, the audited financial statements of Windfall Investors for the year ended December 31, 2008 are included in this Form 10 beginning on page F-79.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with generally accepted accounting principles requires us to develop critical accounting policies and make certain estimates and judgments that may affect the reported amounts of assets, liabilities, revenues and expenses.  We base our estimates and judgments on historical experience, available relevant data and other information that we believe to be reasonable under the circumstances.  Actual results may materially differ from these estimates under different assumptions or conditions as new or additional information become available in future periods.  We believe the following critical accounting policies reflect our more significant estimates and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

Sales of products and related costs of products are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue from the sales of certain of our agricultural products is recorded based on estimated proceeds provided by certain of our sales and marketing partners (Calavo and other third-party packinghouses) due to the timing differences between when the product is delivered by us and the closing of the pools for such fruits at the end of each month. Calavo and other third-party packinghouses are agricultural cooperatives or function in a similar manner as an agricultural cooperative. As such, we apply specific authoritative agriculture revenue recognition guidance related to transactions between patrons and marketing cooperatives to record revenue at time of delivery to the packinghouses relating to fruits that are in pools that have not yet closed at month end if (a) the related fruits have been delivered to and accepted by Calavo and other third-party packinghouses (i.e. title has transferred to Calavo and other third-party packinghouses) and (b) sales price information has been provided by Calavo and other third-party packinghouses (based on the marketplace activity for the related fruit) to estimate with reasonable certainty the final selling price for the fruit upon the closing of the pools. Historically, the revenue that is recorded based on the sales price information provided to us by Calavo and other third-party packinghouses at the time of delivery, have not materially differed from the actual amounts that are paid after the monthly pools are closed.

For citrus products processed through our packinghouse and sold by Sunkist on our behalf, we have (i) the general and physical inventory risk, (ii) the discretion in supplier selection, and (iii) are involved in the determination of the product that is ultimately sold to the customer. In addition, Sunkist earns a fixed amount per carton sold for its sales and marketing services. The sales and marketing services received from Sunkist are an identifiable benefit to us as it enables us to effectively market and sell its citrus product (for which we are charged a fixed amount per carton sold through by Sunkist) and can be sufficiently separable from the purchase of the citrus products by the end-customer.  In addition, we have the ability to enter into an exchange transaction with a party other than Sunkist in order to receive the similar sales and marketing services that Sunkist currently provides to us. Lastly, we are able to reasonably estimate that the fair value of the sales and marketing services received from Sunkist approximates the per carton fee charged by Sunkist since Sunkist, an agricultural marketing cooperative of which we are a member, charges standard per carton fees to all members within its cooperative and such fees are based on sales and marketing expenses incurred by Sunkist for which we have an adequate level of visibility as a cooperative member.  As such, we record the revenues related to these citrus sales on a gross basis with the amounts paid to Sunkist for the sales and marketing services it renders being recorded in agriculture cost and expenses in our consolidated statement of operations.

Our avocados, oranges, specialty citrus and other specialty crops are packed and sold through by Calavo and other third-party packinghouses. Specifically, we deliver all of our avocado production from our orchards to Calavo. These avocados are then packed by Calavo at its own packinghouse, and then sold and distributed under its own brands to its customers primarily in the United States and Canada. Our arrangements with other third-party packinghouses as it relates to our oranges, specialty citrus and other specialty crops are similar to our arrangement with Calavo.

Our arrangements with third-party packinghouses are such that we are the producer and supplier of the product and the third-party packinghouses are our customers.  The revenues we recognize related to the fruits sold to the third-party packinghouses are based on the volume and quality of the fruits delivered, the market price for such fruit, less the packinghouses’ charges to pack and market the fruit. Such packinghouse charges include the grading, sizing, packing, cooling, ripening and marketing of the related fruit.   We bear inventory risk until product is delivered to the third-party packinghouses at which time title to the product is transferred to the third-party packinghouses and revenue is recognized.  The third-party packinghouses are (a) the primary obligor in the arrangements with their end customers, (b) have general inventory risk once we deliver the product to the packinghouse and (c) bear the credit risk related to sales to their end-customer.  We are charged by the third-party packinghouse for packaging and marketing services and record revenues net of such charges. Such third-party packinghouse charges are recorded as a reduction of revenue based on the application of specific authoritative revenue recognition guidance related to a “Vendor’s Income Statement Characterization of Consideration Given to a Customer”.  The identifiable benefit we receive from the third-party packinghouses for packaging and marketing services cannot be sufficiently separated from the third-party packinghouses’ purchase of our products.  In addition, we are not able to reasonably estimate the fair value of the benefit received from the third-party packinghouses for such services and as such, these costs are characterized as a reduction of revenue in our consolidated statement of operations.

For rental revenue, minimum rent revenues are generally recognized on a straight-line basis over the respective initial lease term. Contingent rental revenues are contractually defined as to the percentage of rent to be received by us and are tied to fees collected by the lessee. Our contingent rental arrangements generally require payment on a monthly basis with the payment based on the previous month’s activity. We accrue contingent rental revenues based upon estimates and adjust to actuals as we receive payments. Organic recycling percentage rents range from 5% to 10%.

Capitalization of Costs - We capitalize the planning, entitlement and certain development costs associated with our various real estate development projects.  Costs that are not properly capitalized are expensed as incurred.  Based on potential changes in the nature of these projects, future costs incurred could not be properly capitalized and would be expensed as incurred.  For fiscal 2009, we capitalized approximately $3.3 million of costs related to our real estate projects and expensed approximately $0.3 million of costs.

Income Taxes – Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Derivative Financial Instruments – We use derivative financial instruments for purposes other than trading to manage our exposure to interest rates as well as to maintain an appropriate mix of fixed and floating-rate debt. Contract terms of our hedge instruments closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. Contracts that are effective at meeting the risk reduction and correlation criteria are recorded using hedge accounting. If a derivative instrument is a hedge, depending on the nature of the hedge, changes in the fair value of the instrument will be either offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or be recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value will be immediately recognized in earnings. Instruments that do not meet the criteria for hedge accounting, or contracts for which we have not elected hedge accounting, are valued at fair value with unrealized gains or losses reported in earnings during the period of change.

Impairment of Long-Lived Assets - We evaluate our long lived assets including our real estate development projects for impairment when events or changes in circumstances indicate the carrying value of these assets may not be recoverable.  As a result of the economic downturn in recent years we recorded impairment charges of $6.2 million and $1.3 million in 2009 and 2008, respectively.  These charges were based on independent, third-party appraisals provided to us and were developed using various facts, assumption and estimates.  Future changes in these facts, assumptions and estimates could result in additional changes.

Defined Benefit Retirement Plan - As discussed in Note 15 to our consolidated financial statements, we sponsor a defined benefit retirement plan that was frozen in June, 2004, and no future benefits accrued to participants subsequent to that time.  Ongoing accounting for this plan under FASB ASC 715 provides guidance as to, among other things, future estimated pension expense, minimum pension liability and future minimum funding requirements.  This information is provided to us by third party actuarial consultants.  In developing this data, certain estimates and assumptions are used  including, among other things, discount rate, long term rates of return, and mortality tables.  Changes in any of these estimates could materially affect the amounts recorded that are related to our defined benefit retirement plan.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

Borrowings under each of our Rabobank revolving credit facility, Farm Credit term loans and Windfall revolving line of credit are subject to variable interest rates.  These variable interest rates subject us to the risk of increased interest costs associated with any upward movements in interest rates.  Under each of our Rabobank revolving credit facility and Farm Credit term loans, our borrowing interest rate is a LIBOR-based rate plus a spread. Under the Windfall revolving line of credit, our borrowing interest rate is an internally calculated rate based on Farm Credit’s internal monthly operations and their cost of funds and generally follows the changes in the 90-day treasury rates in increments divisible by 0.25%. At January 31, 2010 our total debt outstanding under the Robobank revolving credit facility and the Farm Credit term loans was approximately $68.2 million, $6.9 million and $0.9 million, respectively. At January 31, 2010 our total debt outstanding under the Windfall term loan and the Windfall revolving line of credit was $9.2 million and $10.4 million, respectively. At October 31, 2009 our total debt outstanding under the Robobank revolving credit facility and the Farm Credit term loans was approximately $61.7 million, $7.1 million and $1 million, respectively.

We manage our exposure to interest rate movements by utilizing interest rate swaps (derivatives).  We fixed $42 million of our outstanding borrowings with three “fixed-to-floating” interest rate swaps as described in the following table:

	Notional Amount		Fair Value Net Liability
	2009	2008	2009	2008
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2013	$22,000,000	$22,000,000	$1,678,000	$541,000

Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2010	10,000,000	10,000,000	287,000	96,000

Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2010	10,000,000	—	206,000	—

Total	$42,000,000	$32,000,000	$2,171,000	$637,000

Based on our level of borrowings at October 31, 2009, after taking into consideration the effects of our interest rate swaps (derivatives), a 1% increase in interest rates would increase our interest expense annually by $0.28 million for fiscal 2010 and decrease our interest expense an average of $0.1 million for the three subsequent fiscal years and decrease our net income by $0.17 million for fiscal 2010 and increase our net income an average of $0.06 million for the three subsequent fiscal years.

Subsequent to October 31, 2009, the managing partner of Windfall Investors resigned its position and assigned all of its rights and interest in Windfall Investors to the Company.  Therefore, on November 15, 2009 the results of operations and all of the assets and liabilities of Windfall Investors are included in the consolidated financial statements of the company.  Consequently, with respect to fiscal 2010 and based on the level of borrowings of both the company and Windfall Investors, after taking into consideration the effects of our interest rate swaps (derivatives), a 1% increase in interest rates would increase our interest expense annually by $0.38 million for fiscal 2010 and an average of $0.001 million for the three subsequent fiscal years and decrease our net income by $0.23 million for fiscal 2010 and an average of less than $0.001 million for the three subsequent fiscal years.

Commodity Sales Price Risk

Commodity pricing exposures include the potential impacts of weather phenomena and their effect on industry volumes, prices, product quality and costs.  We manage our exposure to commodity price risk primarily through our regular operating activities, however, significant commodity price fluctuations, particularly for lemons, avocados and oranges could have a material impact on our results of operations.

ITEM 3.	PROPERTIES

Real Estate

We own our corporate headquarters in Santa Paula, California.  We own approximately 5,867 acres of land in California with approximately 4,070 acres located in Ventura County and approximately 1797 acres located in Tulare County, which is in the San Joaquin Valley.  We lease approximately 31 acres of land located in Ventura County and approximately 449 acres of land located in Santa Barbara County.  We also have an interest in a partnership that owns approximately 208 acres of land in Ventura County.  Our agricultural plantings consist of approximately 1839 acres of lemons, approximately 1372 acres of avocados, approximately 1062 acres of oranges and approximately 403 acres of specialty citrus and other crops.

We own our packing facility located in Santa Paula, California, where we process and pack our lemons as well as lemons for other growers.  In 2008, we entered into an operating lease agreement and completed the installation of a 5.5 acre, one-megawatt ground-based photovoltaic solar generator, which provides the majority of the power to operate our packing facility.  In 2009 we completed the installation of a one-megawatt solar array (which we also lease through an operating lease agreement), which provides us with a majority of the electricity required to operate four deep water well pumps at one of our ranches in the San Joaquin Valley.

Additionally, we own 193 residential units that we lease to our employees, former employees and outside tenants as well as several commercial office buildings and properties that are leased to various tenants.

Water Rights

Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own.  Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in the adjudicated Santa Paula Basin (aquifer) and the unadjudicated Fillmore, Santa Barbara and Paso Robles Basins (aquifers).  We also use ground water and water from local water districts the San Joaquin Valley.  We believe our water resources are adequate for our current farming operations.

Our rights to extract groundwater from the Santa Paula Basin ("Basin") are governed by the Santa Paula Basin Judgment, which we refer to as the Judgment.  The Judgment was entered in 1996 by stipulation among the United Water Conservation District, the City of Ventura, and various members of the Santa Paula Basin Pumpers Association, which we refer to as the Association.  The Association is not-for-profit, mutual benefit corporation, which represents the interests of all overlying landowners with rights to extract groundwater from the Santa Paula Basin and the City of Santa Paula.  We are a member of the Association.  Membership in the Association is governed by the Association's Bylaws.

The Judgment adjudicated and allocated water rights in the Basin among the Association's members and the City of Ventura.  The water rights are established and governed by a seven-year moving average (i.e., production can rise of fall in any particular year so long as the seven year average is not exceeded).   Under California law the water rights are considered "property."  A perpetual right to water, such as evidenced by the Judgment, can be exchanged for interests in real property under IRS Code Section 1031 and if condemned by a public agency, just compensation must be paid to the rightful owner.  Our rights under the Judgment are perpetual and considered very firm and reliable which reflects favorably upon their fair market value.

For ease of administration, the Association is appointed by the Judgment as the trustee of its members water rights, and is responsible for coordinating and promoting the interests of its members.  The Judgment includes provisions for staged reductions in production rights should shortage conditions develop.  It also allows the adjudicated water rights to be leased or sold among the parties.  The Judgment established a Technical Advisory Committee composed of the United Water Conservation District, the City of Ventura and the Association to assist the Superior Court of the State of California, Ventura County, which we refer to as the Court, with the technical aspects of Santa Paula Basin management.  Finally, the Judgment reserves continuing jurisdiction to the Court to hear motions for enforcement or modification of the Judgment as necessary.

We believe water is a natural resource that is critical to economic growth in the Western United States and firm, reliable water rights are essential to the company’s sustainable business practices.  Consequently, we have long been a private steward and advocate of prudent and efficient water management.  We have made substantial investments in securing water and water rights in quantities that are sufficient to support and, we believe will exceed, our long-term business objectives.  We strive to follow best management practices for the diversion, conveyance, distribution and use of water.  In the future, we intend to continue to provide leadership in the area of, and seek innovation opportunities that promote, increased water use efficiency and the development of new sources of supply for our neighboring communities.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 15, 2010, as adjusted to reflect the stock split approved by our stockholders on March 23, 2010, by (i) each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) our chief executive officer and our other executive officers, which we collectively refer to as the named executive officers, and (iv) all of our directors and named executive officers as a group.  The applicable percentage ownership is based on 11,194,460 shares of common stock outstanding as of December 31, 2009, plus, in the case of Mr. Michaelis, the number of shares of common stock to be issued upon the conversion of Series B Convertible Preferred Stock.  All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of share of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. We also note that all the share amounts in the following table have been adjusted to reflect the ten-for-one stock split effective as of March 24, 2010.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percentage
5% Beneficial Owners
Calavo Growers, Inc.	1,728,570	15.4%
Directors and Officers
John W. Blanchard(3)	137,850	1.2%
Lecil E. Cole(4)	5,610	*
Don P. Delmatoff(5)	27,220	*
Peter W. Dinkler	41,630	*
Harold S. Edwards(6)	71,600	*
Gordon E. Kimball	12,490	*
John W.H. Merriman	2,570	*
Ronald L. Michaelis (7)	573,820	4.95%
Allan M. Pinkerton(8)	624,950	5.5%
Keith W. Renken(9)	3,460	*
Robert M. Sawyer(10)	37,340	*
Alan M. Teague(11)	178,170	1.6%
Alex M. Teague(12)	45,420	*

Limoneira Company Officers and Directors as a Group (13 persons)(13)	1,720,500	14.9%

*	Less than 1%.
(1)	Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o Limoneira Company, 1141 Cummings Road, Santa Paula, California 93060.

(2)	The information provided in this table is based on the company’s records and information supplied by officers and directors.
(3)	Shares are owned beneficially by Mr. Blanchard as a beneficiary of two trusts. Mr. Blanchard shares voting and investment power over these shares.
(4)	Mr. Cole disclaims beneficial ownership of any shares of our common stock that are owned by Calavo Growers, Inc.
(5)
Includes 15,240 restricted shares of which 7,620 vest in 2010 and 7,620 vest in 2011. Mr. Delmatoff has voting and regular dividend rights with respect to the restricted shares, but no right to dispose of such shares.

(6)
Includes 31,890 restricted shares of which 15,950 vest in 2010 and 15,940 vest in 2011. Mr. Edwards has voting and regular dividend rights with respect to the restricted shares, but no right to dispose of such shares. All shares are owned beneficially by Mr. Edwards as a beneficiary of a trust. Mr. Edwards shares voting and investment power over these shares.

(7)
Number of shares includes 184,880 shares issuable upon conversion of Series B Convertible Preferred Stock. Shares are owned beneficially by Mr. Michaelis as a beneficiary of a trust. Mr. Michaelis shares voting and investment power over these shares.

(8)	Shares are owned beneficially by Mr. Pinkerton as a beneficiary of a trust. Mr. Pinkerton shares voting and investment power over these shares.
(9)	Shares are owned beneficially by Mr. Renken as a beneficiary of a trust. Mr. Renken shares voting and investment power over these shares.
(10)	Shares are owned beneficially by Mr. Sawyer as a beneficiary of a trust. Mr. Sawyer shares voting and investment power over these shares.
(11)	Shares are owned beneficially by Mr. Teague through his interest in a limited partnership.
(12)
Includes 17,720 restricted shares of which 8,860 vest in 2010 and 8,860 vest in 2011. Mr. Teague has voting and regular dividend rights with respect to the restricted shares, but no right to dispose of such shares.

(13)	Amount of outstanding shares used to determine the percentage ownership includes 375,000 shares issuable upon conversion of Series B Convertible Preferred Stock.

There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our board of directors is grouped into three classes: (1) Class I Directors, who will serve until the 2012 Annual Meeting, (2) Class II Directors, who will serve until the 2013 Annual Meeting, and (3) Class III Directors, who will serve until the 2011 Annual Meeting.  Our board of directors currently consists of ten directors.

The name and age of each director and executive officer and the positions held by each of them as of October 31, 2009 are as follows:

Name	Age	Class	Position
Harold S. Edwards	44	Class I	Director, President and Chief Executive Officer
Don P. Delmatoff	61	—	Vice President of Finance & Administration, Chief Financial Officer and Secretary
Alex M. Teague	45	—	Senior Vice President
Peter Dinkler	64	—	Vice President of Lemon Packing
John W. Blanchard	66	Class I	Director
Lecil E. Cole	69	Class II	Director
Gordon E. Kimball	57	Class II	Director
John W.H. Merriman	57	Class I	Director
Ronald Michaelis	72	Class I	Director
Allan Pinkerton	66	Class III	Director
Keith W. Renken	75	Class II	Director
Robert M. Sawyer	60	Class III	Director
Alan M. Teague	71	Class III	Chairman, Director

Directors

John W. Blanchard.  Mr. Blanchard has served as a director of the company since 1990.  Mr. Blanchard retired in 2009 as the president and chief executive officer of Santa Paula Chamber of Commerce, which position he has held since 2007.  Prior to that, he was employed as a realtor at Prudential California Realty in Camarillo, California from 2002 to 2007.  Mr. Blanchard is also a director of Ventura County Fruit Exchange and is a trustee of Limoneira Foundation.  He also serves on the boards of directors for several non-profit organizations.  Mr. Blanchard attended Stanford University and graduated from the University of Southern California, where he earned his Bachelor of Arts degree in finance, and his Master of Business Administration degree.

Mr. Blanchard’s extensive experience in, and knowledge of, the Santa Paula community provides our board of directors with an important perspective in the areas of community relations and responsible use of the company’s land and water resources.

Lecil E. Cole.  Mr. Cole has served as a director of the company since 2006.  Mr. Cole is currently chairman of the board of directors, chief executive officer and president of Calavo Growers, Inc., a NASDAQ listed company.  He has held that position since February 1999.  Mr. Cole has also been the president of Hawaiian Sweet Inc. since 1996.  Prior to that, Mr. Cole was an executive of Safeway Stores from 1986 to 1996.  Mr. Cole farms a total of 4,430 acres in California and Hawaii on which avocados, papayas and cattle are produced and raised.

As president and chief executive officer of Calavo Growers, Inc., a company listed on NASDAQ and the packer of all of our avocado production, Mr. Cole brings to our board an intimate understanding of our industry, and provides our board of directors with valuable insight on the governance practices of public companies.

Harold S. Edwards.  Mr. Edwards has served as a director of the company since 2009.  Mr. Edwards has been the president and chief executive officer of the company since November 2004.  Previously, Mr. Edwards was the president of Puritan Medical Products, a division of Airgas Inc.  Prior to that, Mr. Edwards held management positions with Fisher Scientific International, Inc., Cargill, Inc., Agribrands International and the Ralston Purina Company.  Mr. Edwards is currently a member of the board of directors of Compass Group Diversified Holdings LLC, a NASDAQ listed company and Calavo Growers, Inc., also a NASDAQ listed company.  Mr. Edwards is a graduate of Lewis and Clark College and The American Graduate School of International Management (Thunderbird) where he earned a Masters of Business Administration.

As the president and chief executive officer of the company, Mr. Edwards brings to our board an intimate understanding of our business and operations.  Mr. Edwards provides our board of directors with company-specific experience and expertise, in addition to his substantial experience as a chief executive officer and senior executive across a variety of industries.

Gordon E. Kimball.  Mr. Kimball has served as a director of the company since 1995.  Mr. Kimball has been president of Kimball Engineering, Inc., which provides race car design and production services, since 1992.  He is also managing partner of Kimball Ranches, a 110 acre avocado ranch near Santa Paula, California.  Prior to that, Mr. Kimball designed Formula One race cars in England and Italy for McLaren International, Ferrari and Benetton Racing, from 1984 to 1991.  Prior to that, he designed Indianapolis race cars for Parnelli Jones, Chaparral and Patrick Racing teams, from 1976 to 1983.  Mr. Kimball is a director of Rincon Investment Company.  Mr. Kimball graduated from Stanford University where he earned his Bachelor of Science and Master of Science degrees in mechanical engineering.

Mr. Kimball’s experience as an entrepreneur and producer of avocados provides our board of directors with focused and insightful operational experience and leadership.

John W.H. Merriman.  Mr. Merriman has served as a director of the company since 1991.  Mr. Merriman currently serves as an SAS consultant at Wells Fargo Bank Risk Management, San Francisco, manager of Blanchard Equity, LLC., and president of Spyglass Ridge Association.  Mr. Merriman served as a SAS consultant for Macys.com from 2006 to 2009 and Wells Fargo Bank Risk Management from 1996 to 2005.  Mr. Merriman is a Vietnam War Veteran where he served in the United States Marine Corps as an IBM systems programmer.  Mr. Merriman graduated from Computer Science School, Quantico, Virginia, in 1973.  He majored in viticulture at Santa Rosa Junior College in 1978, and studied enology at Edmeades Vineyards in 1979.

Mr. Merriman brings to our board of directors a deep understanding of our compensation policies and practices and our industry and provides valuable leadership and insight in such areas.

Ronald Michaelis.  Mr. Michaelis has served as a director of the company since 1997.  Mr. Michaelis farmed for 40 years, and managed the last 20 years, the family citrus properties, growing from 20 to 1,500 acres.  He owned and managed Michaelis Citrus Nursery, Inc., growing up to 300,000 trees annually.  Mr. Michaelis’ past positions included director and president of Tulare County Lemon Association and Tulare County Fruit Exchange, director of Grand View Heights Association, Tulare-Kern County Citrus Exchange, Tulare County Farm Bureau and president of Tulare County Farm Bureau, president of Ronald Michaelis Ranches, Inc., Martin Michaelis Groves, Inc. and Michaelis Citrus Nursery, Inc., director and vice president of Teapot Dome Water district, and director and president of Strathmore Packing House.  Mr. Michaelis currently is a director of Ventura County Fruit Exchange, and trustee of Limoneira Foundation.  He is also active on many boards at Grand Avenue United Methodist Church.  Mr. Michaelis attended Porterville College and California State Polytechnic University Pomona majoring in fruit production.

Mr. Michaelis brings to our board of directors an extensive knowledge of the citrus industry and through his multiple leadership roles as an executive and director of various farming companies provides our board of directors with a deep understanding and better appreciation of the day to day operational complexities that confront the company and its management.

Allan M. Pinkerton.  Mr. Pinkerton has served as a director of the company since 1990.  Mr. Pinkerton is the owner and manager of Pinkerton Ranches, which engages in citrus and avocado production.  He is currently a director of Saticoy Lemon Association, Ventura County Fruit Exchange, Alta Mutual Water Company and Farmers Irrigation Company.  Mr. Pinkerton was formerly a director and the vice chairman of Sunkist Growers, Inc. and Fruit Growers Supply Company.  Mr. Pinkerton graduated from California State Polytechnic University at Pomona, earning a Bachelor of Science degree in agricultural business management in 1966.

Mr. Pinkerton is an experienced business leader with vast operating experience in our industry, and his substantial leadership experience on boards of several other companies provides our board of directors valuable insight to the operational complexities of our business, and knowledge of governance practices and risk management.

Keith W. Renken.  Mr. Renken has served as a director of the Company since 2009.  Mr. Renken retired in 1992 as a Senior Partner and Chairman, Executive Committee of Southern California, for the public accounting firm of Deloitte & Touche.  From 1992 through 1996 he was an adjunct professor (executive in residence) in the Marshall School of Business at the University of Southern California.  He serves as a director of the boards of two public companies, East West Bancorp, Inc. since 2000 and the Willdan Group Inc. since 2006.  Previously, Mr. Renken served as a director of 21st Century Insurance Group.  Mr. Renken is a Certified Public Accountant in the states of Arizona (inactive) and California, (inactive). He received a B.S. in Business Administration in 1957 from the University of Arizona and a M.S. in Business Administration from the University of Arizona in 1959.

Mr. Renken’s experience in a leadership role with Deloitte & Touche providing audit and advisory services to a number of significant companies, and his experience on boards of other public companies provides our board of directors with substantial knowledge of complex accounting and reporting issues, SEC periodic reporting requirements and corporate transactions.

Robert M. Sawyer.  Mr. Sawyer has served as a director of the company since 1990.  Mr. Sawyer is an attorney specializing in real estate, land use, environmental and water law, and currently of counsel to the Sacramento, California office of Best Best & Krieger LLP.  He is a member of Ventura County Bar Association, the Sacramento County Bar Association and the Groundwater Resources Association of California.  Mr. Sawyer was previously the corporate secretary of The Samuel Edwards Associates, from 1977 to 1981 and a director of The Samuel Edwards Associates, from 1981-1985.  He is also a director of Ventura County Fruit Exchange, and a trustee of Limoneira Foundation, since 1985.  Mr. Sawyer graduated from the University of California at Santa Cruz where he earned a Bachelor of Arts degree in 1972, and graduated from Northwestern School of Law of Lewis & Clark College where he earned his Juris Doctor degree in 1975.

Mr. Sawyer’s extensive knowledge of California real estate, land use, environmental and water laws provides our board with an important perspective in these areas and makes him particularly well-suited to serve as a director.

Alan M. Teague.  Mr. Teague has served as a director of the company since 1990.  Mr. Teague has been the chairman of the board of directors of the company since 2004, and was previously chairman of the board of directors of the Company from 1988 to 1996.  He is currently president of California Orchard Co.  Mr. Teague was employed by Teague-McKevett Company and the McKevett Corporation since 1961, holding various position, and president of both firms since 1984 until the merger with the Company in 1995.  Mr. Teague has been active in many political and civic organizations including the Santa Paula City Council from 1966 to 1974, and Mayor of the City of Santa Paula from 1970 to 1974.  He is the founding chairman of Santa Clara Valley Agriculture Development Corp., Ventura County Community Foundation and Santa Paula Community Fund.  Mr. Teague was formerly the president of Rancheros Visitadores, and former chairman of Ventura County Medical Resource Foundation.  He is currently a director of Ventura County Fruit Exchange and Salinas Land Company, and trustee of the Limoneira Foundation.  Mr. Teague attended the University of Arizona where he studied business administration.

Mr. Teague’s vast understanding of the role and strategic priorities of the board of directors, as well as our business, history and organization, and his many experiences as an executive and board member of various companies provides our board of directors with the leadership experience needed to transition the company from a private to a public company.  Mr. Teague’s extensive political and civic experiences in the Santa Paula community positions him well to serve as our chairman of the board of directors.

Executive Officers who are not Directors

Alex M. Teague.  Mr. Teague has served as senior vice president of the company since 2004.  Mr. Teague previously served the Company as vice president of agribusiness, from 2004 to 2005.  Mr. Teague is currently a member of the board of directors of Ventura County Workforce Investment Board, Ventura County Community Foundation, Farm Worker Housing, Salinas Land Company and California Orchard Company.  Mr. Teague is a graduate of University of Pacific, where he earned a Bachelor of Science degree in Administration.

Don P. Delmatoff.  Mr. Delmatoff has served as vice president of finance & administration, chief financial officer and secretary of the company since 2004.  Mr. Delmatoff previously served the Company as corporate controller, from 2000 to 2004.  Mr. Delmatoff is a graduate of California State University at Long Beach, where he earned a Bachelor of Arts degree in Accounting.

Pete Dinkler.  Mr. Dinkler has served as vice president, lemon packing since 1983.  Mr. Dinkler is a graduate of California State University, Pomona, where he earned a Bachelor of Science degree in Agriculture and the UCLA Graduate School of Management.

Alex Teague is the son of Alan Teague.  Otherwise there is no lineal family relationship between any other officer or director of the company.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2009, Directors Merriman, Kimball, Michealis and Sawyer comprised the compensation committee.  No member of our compensation committee during fiscal 2009 served as an officer, former officer or employee of the company.  During fiscal 2009, none of our executive officers served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our board of directors or compensation committee, and none of our executive officers served as a member of the board of directors of any other entity, one of whose executive officers served as a member of our compensation committee.  Information with respect to the related party transactions involving the members of our compensation committee is set forth below under “Item 7.  Certain Relationships and Related Transactions, and Director Independence - Contracted Arrangements with Related Parties.”

ITEM 6.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this registration statement on Form 10.

Compensation Overview.  Compensation for our executives and key employees is designed to attract and retain people who share our vision and values and who can consistently perform in such a manner that enables the company to achieve its strategic goals.  The compensation committee believes that the total compensation package for each of the named executive officers is competitive with the market, thereby allowing us to retain executive talent capable of leveraging the skills of our employees and our unique assets in order to increase shareholder value.

In connection with becoming a public company, certain aspects of our compensation mix will likely change, primarily in connection with our adoption of the Limoneira Company 2010 Omnibus Incentive Plan, which we refer to as the 2010 Omnibus Incentive Plan, pursuant to which we intend to continue to award cash-based incentive bonuses and equity-based incentive bonuses but may do so in different forms, such as stock options.  See “Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders matters - Securities Authorized for Issuance under Equity Compensation Plans - Limoneira Company 2010 Omnibus Incentive Plan” for more information about the 2010 Omnibus Incentive Plan.

The Compensation Committee.  Our compensation committee is currently composed of Directors Merriman, Renken, Michaelis and Sawyer.  Our common stock is not currently listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on our board of directors or any committee thereof.  Our board of directors has evaluated the independence of the members of our compensation committee and determined that all of the members of our compensation committee qualify as “independent directors” within the meaning of NASDAQ Stock Market Marketplace Rule 4200(a)(15).

The Company’s “named executive officers” refers to those executive officers identified in the “Summary Compensation Table” below.  Our named executive officers for 2009 were:  Harold Edwards, President and Chief Executive Officer; Don Delmatoff, Vice President of Finance & Administration, Chief Financial Officer and Secretary; Alex Teague, Senior Vice President; and Peter Dinkler, Vice President of Lemon Packing.

General Objectives of the Compensation Plan.  The compensation program for our named executive officers is designed to align management’s incentives with the interests of our stockholders and to be competitive with comparable employers.  Our compensation philosophy recognizes the value of rewarding our named executive officers for their past performance and motivating them to continue to excel in the future.  The compensation committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy.  Our compensation strategy is to provide a competitive opportunity for senior executives taking into account their total compensation packages, which include a combination of base salary, an annual cash-based incentive bonus, an annual equity-based incentive bonus and certain perquisites.  At the named executive officer level, our incentive compensation arrangements are designed to reward the achievement of year-to-year operating performance goals.

The Role of Executives in Setting Compensation.  During fiscal 2009, our compensation committee had the authority to determine our compensation philosophy and our board of directors had the primary authority to determine the compensation for our executive officers.  Compensation recommendations regarding our executive officers (other than our President and Chief Executive Officer) were generally provided to the board of directors by our President and Chief Executive Officer and approved by the board of directors.  Our President and Chief Executive Officer’s total compensation was recommended by the compensation committee and approved by our board of directors. In connection with the adoption of a compensation committee charter by our board of directors in January, 2010, the compensation committee will have the authority to determine the compensation of our executive officers in light of individual and corporate achievements.

Each named executive officer and other senior executive management team members participate in an annual performance review with our Chief Executive Officer to provide input about his contributions to our success for the period being assessed.   During the first quarter of the fiscal year, the compensation committee establishes performance goals for non-equity and equity-based incentive compensation for each of the named executive officers and, at the end of that fiscal year, determines the level of attainment of those established goals.

Overall Compensation Plan Design.  The compensation policies developed by the compensation committee are based on the philosophy that compensation should reflect both company performance, financially and operationally, and the individual performance of the executive.  The compensation committee’s objectives when setting compensation for our named executive officers include:

•
Setting compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success.

•	Retaining executives and encouraging their continued quality service, thereby encouraging and maintaining continuity of the management team.

•	Incentivizing executives to appropriately manage risks while attempting to improve our financial results, performance and condition.

•
Aligning executive and stockholder interest.  The compensation committee believes that the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interest of our named executive officers with those of our stockholders.

•
Obtaining tax deductibility whenever appropriate.  The compensation committee believes that tax-deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders.

Benchmarking.  When making compensation-related decisions, the compensation committee believes it is important to be informed as to the current practices of similarly situated companies in our industry and to set compensation levels for our executive officers that are sufficiently competitive with such companies.  As a result, in determining compensation levels for our executive officers and for purposes of determining any potential payments to our executive officers under our annual cash-based and equity-based incentive bonus programs, the compensation committee annually reviews and compares available salary and incentive bonus information of similarly situated companies.  As a part of such review and comparison, the compensation committee uses internally prepared surveys and other publicly and privately available information to compare each component of the company’s compensation program to the compensation paid to equivalent executive officers at such companies, with a goal of setting sufficiently competitive compensation levels for each of our executive officers. The company considers the following companies to be similarly situated:

•	Calavo Growers, Inc.;
•	Newhall Land and Farming Company;
•	J.G. Boswell Company;
•	Saticoy Lemon Association; and
•	Sun World International, LLC.

Elements of Compensation.  The material elements of the compensation program for our named executive officers include: (i) base salary; (ii) annual cash-based incentive bonuses; (iii) annual equity-based incentive bonuses; and (iv) other compensation consisting of retirement and other benefits.

Base Salaries.  We provide our named executive officers with a base salary to compensate them for services rendered during the fiscal year.  The purpose of the base salary is to reflect job responsibilities, value to us and competitiveness of the market.  Salaries for our named executive officers are determined by the compensation committee based on the following factors:  nature and responsibility of the position and, to the extent available, salary norms for comparable positions; the expertise of the individual executive; the competitiveness of the market for the executive’s services; and the recommendations of our President and Chief Executive Officer.

Consistent with these objectives and this strategy, but recognizing that the company would, in each of its agribusiness, rental operations and real estate development business segments, be operating in a very challenging economic environment during fiscal 2009, no increases were awarded to the named executive officers other than the President and Chief Executive officer who was given a 7% salary increase.  For fiscal 2010, the compensation committee will be reviewing the base salary of each of our named executive officers.  The compensation committee believes that the base salary of each of the named executive officers is, particularly in light of each of their total compensation packages, competitive with the market.

Annual Performance Cash-Based Incentive Bonuses.  Our practice is to award annual cash-based  incentive bonuses based upon the achievement of performance objectives established at the beginning of each year.  The President and Chief Executive Officer and the other named executive officers recommend to the compensation committee performance objectives that will best move the Company forward to achieve our short-term and long-term strategic goals and maximize stockholder value.

Mr. Edwards is eligible to receive an annual discretionary cash-based incentive bonus as determined by our compensation committee.  In determining the amount of such cash-based incentive bonus to award to Mr. Edwards, if any, our compensation committee considers pre-determined objective criteria typically based upon our overall financial performance and also considers achievements outside the scope of such pre-determined objective criteria.  Our compensation committee establishes the pre-determined objective criteria at the beginning of each fiscal year.  Any bonus earned in respect of a fiscal year is paid in the following fiscal year.  The pre-determined objective criteria considered by our compensation committee in determining the amount of cash bonus to award to Mr. Edwards, if any, for fiscal 2009 included the Company’s achievement of pre-tax earnings and cash provided from operations greater than 110% of the average of the preceding four years.  Based on our overall financial performance in fiscal 2009, our compensation committee did not award a cash bonus to Mr. Edwards for fiscal 2009.

Per the terms of the Management Incentive Plan, Messrs. Teague, Delmatoff and Dinkler are eligible to receive an annual cash-based incentive bonus in an amount up to a target percentage of his base salary based on the achievement of both pre-determined operating results and individual goals, subject to the discretion of our compensation committee.  The target percentage is based on a graduated scale beginning at 5% of a participant’s annual salary.  Sixty percent of the annual cash-based incentive bonus is based upon the achievement of pre-determined operating results and 40% is based upon the achievement of individual goals recommended by the President and Chief Executive Officer and approved by our compensation committee.

Any bonuses earned under the program in respect of a fiscal year are paid in the following fiscal year.  For fiscal 2009, Messrs. Teague, Delmatoff and Dinkler were eligible to receive a cash-based incentive bonus in an amount up to 5% of their respective base salaries if the Company achieved pre-tax earnings of at least $4 million and their respective individual goals were achieved.  The maximum amount of the cash-based incentive bonus  for fiscal 2009 increased by 2.5% for each additional increment of pre-tax earnings over $4 million, with each of Messrs. Teague, Delmatoff and Dinkler each being eligible to receive a cash bonus in an amount up to 100% of their respective base salaries if the company achieved pre-tax earnings equal to $13.5 million and their respective individual goals were achieved.  Based on our overall financial performance in fiscal 2009, our compensation committee did not award a cash bonus to any of Messrs. Teague, Delmatoff and Dinkler for fiscal 2009.

Annual Performance Equity-Based Incentive Bonuses.  It is our objective to have a substantial portion of each named executive officer’s compensation contingent upon overall corporate and segment performance as well as upon his own level of performance and contribution towards such corporate performance.  Our compensation committee believes that equity-based annual incentives for the achievement of defined objectives create value for the company and aligns the executive’s compensation with the interests of our shareholders.  Per the terms of the Limoneira Company Stock Grant Performance Bonus Plan, which we refer to as the Stock Grant Performance Bonus Plan, the compensation committee has established overall corporate and segment performance goals with a view towards establishing such goals that are challenging to achieve, and, at the end of that year, determines the level of attainment of those established goals and the contribution of each executive towards achieving them, with each executive’s contribution to the segment performance goals for the segment for which he has primary responsibility being of particular relevance.  Each of Messrs. Edwards, Teague and Delmatoff are eligible to receive a number of shares of our common stock not to exceed an aggregate fair market value of 133% of their then current base salary and Mr. Dinkler is eligible to receive a number of shares of our common stock not to exceed an aggregate fair market value of 25% of his then current base salary if we achieve pre-tax earnings and cash provided from operations greater than 110% of the average for the preceding four years.  Seventy percent of the equity-based incentive bonus is based upon increasing our pre-tax earnings to an amount greater than 110% of the average for the preceding four years and 30% is based upon increasing cash provided from operations to an amount greater than 110% of the average for the preceding four years.  In the event that such overall corporate and/or segment performance goals are not attained, the compensation committee, in its sole discretion, may nevertheless grant such shares for special achievements that fall outside of the established performance goals.  Based upon our overall financial performance in fiscal 2009, our compensation committee did not award an equity-based incentive bonus to any of Messrs. Edwards, Teague, Delmatoff and Dinkler.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters - Securities Authorized for Issuance Under Equity Compensation Plans - Limoneira Company Stock Grant Performance Bonus Plan” for more information about the Stock Grant Performance Bonus Plan.

Pursuant to a recommendation by the compensation committee and approval of the board of directors, in fiscal 2008 and 2009 the company made loans to each of Mr. Edwards, Mr. Teague and Mr. Delmatoff in amounts sufficient to enable them to pay their income tax liabilities associated with grants of stock pursuant to our equity-based incentive bonus program.  The company made three loans to each of Mr. Edwards, Mr. Teague and Mr. Delmatoff, each in connection with grants of stock for fiscal 2007 and 2008, in an aggregate principal amount of approximately $796,070 to Mr. Edwards, approximately $446,873 to Mr. Teague, and approximately $341,495 to Mr. Delmatoff.  Each loan was  evidenced by a promissory note that bore interest at the mid-term Applicable Federal Rate then in effect and all principal and interest was due and payable 24 months from the date of the applicable promissory note.  Each promissory note was secured by a number of shares of our common stock having a value equal to 120% of the amount of the applicable loan on the day it was made.   Based on the recommendation of our compensation committee, on December 15, 2009 the board of directors approved the forgiveness of approximately $341,174 of principal and accrued interest on the loans made to Mr. Edwards, approximately $199,823 of principal and accrued interest on the loans made to Mr. Teague, and approximately $145,745 of principal and accrued interest on the loans made to Mr. Delmatoff.  Additionally, each of Mr. Edwards, Mr. Teague and Mr. Delmatoff received a payment of approximately $299,528, $175,431, and $127,955, respectively, relating to their federal, state and payroll taxes attributable to such loan forgiveness..  The unpaid principal and accrued balance of each loan made to Messrs. Edwards, Teague and Delmatoff that was not forgiven was satisfied by the delivery of a number of shares of our common stock with a value equal to each applicable unpaid balance, based upon a fair market value of $150.98 per share.  The amounts of the loan forgiveness were recorded by the company as compensation expense in the first quarter of 2010.

Retirement Plans.  The compensation committee believes that retirement programs are important to the company as they contribute to the company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the company and, therefore, are an important piece of the overall compensation package for the named executive officers.  For most of our employees, including our named executive officers, we provide a 401(k) plan; others are participants in our defined benefit pension plan.

Until April 28, 2004, our employees and executive officers were eligible to participate in a traditional defined benefit pension plan that was maintained by the company.  At that time, plan participation and benefits payable under that plan were frozen and, since that time, no new participants have been added to that plan.  The only named executive officers who are participants in our defined benefit pension plan are Harold Edwards, Don Delmatoff and Peter Dinkler.  At normal retirement age, Harold Edwards’s anticipated monthly payment under this plan would be $81, Don Delmatoff’s anticipated monthly payment under this plan would be $450 and Peter Dinkler’s anticipated monthly payments would be $4,450.

The company sponsors a defined contribution retirement plan maintained under section 401(k) of the Internal Revenue Code.  Under the terms of such plan, eligible employees may elect to defer, beginning after one month of employment, up to that amount of their annual earnings permitted to be deferred under the applicable provisions of the Internal Revenue Code.  In addition to any deferral contributions made by our employees, the company contributes to the account of each eligible employee with at least one year of qualifying service a matching contribution of up to 4% such employee’s annual compensation plus such employee’s allocable share of any discretionary employer profit-sharing contribution.  Participant deferral contributions and employer matching contributions are 100% vested at the time of contribution, and employer discretionary profit-sharing contributions vest at a rate of 20% per year of service beginning after two years of service, becoming 100% vested upon completion of six years of service.  During 2009, there were no changes made to our defined contribution plan related to company contributions, contribution limitations, vesting schedules or eligibility requirements.

Nonqualified Deferred Compensation.  None of our named executive officers participate in or have account balances in nonqualified defined contribution or other deferred compensation plans maintained by the company.

Change in Control Benefits.  None of our named executive officers are covered by any plan or arrangement or have any agreement with us pursuant to which they would receive payments upon a change in control.

Separation or Severance Benefits.  None of our named executive officers are covered by any plan or arrangement or have any agreement with us pursuant to which they would receive payments upon their separation of service or termination from employment with the company.

Perquisites and Other Personal Benefits.  The compensation committee reviews annually the perquisites that named executive officers receive.  The primary personal benefits for our named executive officers are health and welfare benefits, including, medical, dental, vision and life insurance, in which the named executive officers participate on the same terms as other company employees.  In addition, company vehicles are provided to the named executive officers, as well as to other members of management.

Employment Agreements.  As of the end of our 2009 fiscal year, the company was not party to any employment agreements with any of our named executive officers.

Summary Compensation Table

The following table sets forth information regarding the total compensation received or earned by our named executive officers during fiscal 2009.  This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Harold Edwards, President and Chief Executive Officer(4)	2009	$449,423	$598,478	$0	$1,771	$19,928	$1,069,600

Don Delmatoff, Vice President of Finance & Administration, Chief Financial Officer and Secretary	2009	$215,000	$285,979	$0	$15,756	$20,137	$536,872

Alex Teague, Senior Vice President	2009	$258,654	$332,516	$0	—	$20,099	$611,269

Peter Dinkler, Vice President of Lemon Packing	2009	$110,742	$27,647	$0	$161,778	$9,607	$309,744

(1)
The value of stock awards is the aggregate grant date fair value computed in accordance with FASB ASC 718.  Shares granted during 2009 vested, in part, in 2009, with the remainder to vest, in part, in each of 2010 and 2011.

(2)
Amounts shown for fiscal 2009 reflect that no annual cash-based incentive bonuses were earned for fiscal 2009. In fiscal 2009, the company paid the following annual cash-based incentive bonuses earned in respect of fiscal 2008: (i) Mr. Edwards was paid $150,159 in respect of fiscal 2008, (ii) Mr. Delmatoff was paid $95,756 in respect to fiscal 2008, (iii) Mr. Teague was paid $112,500 in respect of fiscal 2008, and (iv) Mr. Dinkler was paid $47,841 in respect of fiscal 2008.

(3)
The change in pension value is based upon the change in the present value of the accrued benefit from 2008 to 2009.  This change can be impacted by, among other things, changes in the assumptions used for the discount rate, long-term rate of return and mortality tables used.

(4)	All Other Compensation consists of, for each of our named executive officers, profit sharing and matching contributions under our 401(k) plan and personal usage of company vehicles.

(5)	Mr. Edwards does not receive any additional compensation for being a director of the Company.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table provides information about grants of equity and non-equity plan-based awards to the named executive officers in the fiscal year ended October 31, 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Year (1)	Threshold ($)	Target ($)	Maximum ($)	Award Amount	Maximum (#)	Award Amount	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(3)(4)	Grant Date Fair Value of Stock and Option Awards ($)
Harold Edwards	Fiscal 2009	N/A	N/A	N/A	0(2)	42,750	0	12/24/2008	47,840	598,478
Don Delmatoff	Fiscal 2009	10,750	43,000	215,000	0	20,430	0	12/24/2008	22,860	285,979
Alex Teague	Fiscal 2009	12,500	50,000	250,000	0	23,750	0	12/24/2008	26,580	332,516
Peter Dinkler	Fiscal 2009	5,537	22,148	110,742	0	1,980	0	12/24/2008	2,210	27,647

(1)	For performance beginning November 1, 2008 to ending October 31, 2009.

(2)	Mr. Edwards is eligible to receive an annual discretionary cash-based incentive bonus as determined by our Compensation Committee. His Fiscal 2008 non-equity bonus was $200,000 (48% of salary) and his fiscal 2007 non-equity bonus was $144,000 (36% of salary).

(3)
On December 24, 2008, we granted our named executive officers, 4,784, 2,286, 2,658 and 221 shares, respectively, of restricted shares of our Common Stock at a grant date fair value per share of $125.10 in respect fiscal 2008 performance.  No other grants of stock awards were made during fiscal 2009.  The number of shares included in the table for each executive officer has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010. The restricted stock vests, ratably, one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.  Upon termination of employment of any named executive officer, any unvested shares of such terminated officer on the date of his termination revert to the company.

(4)
All such shares, whether vested or unvested, are considered issued and outstanding on the date of grant, and our named executive officers have voting right with respect to, and receive any dividends on, such shares granted to them.  Upon termination of employment, any dividends received by the terminated named executive officer on unvested shares are for the benefit of, and are to be repaid by such named executive officer, to the company.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table summarizes the total outstanding equity awards as of October 31, 2009 for each named executive officer.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Harold Edwards(2)	31,890	$446,460

Don Delmatoff(3)	15,240	$213,360

Alex Teague(4)	17,720	$248,080

Peter Dinkler(5)	1,470	$20,580

(1)	Based on a fair market value of our Common Stock on October 31, 2009, the last day of our fiscal 2009 year, of $140.00 per share.

(2)
On 12/24/08, we granted to Mr. Edwards 4,784 shares of restricted stock, 1/3 of which shares vested on the date of grant and 1/3 or which vest on each of 2/1/10 and 2/1/11.  The number of shares included in the table has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010.

(3)
On 12/24/08, we granted to Mr. Delmatoff 2,286 shares of restricted stock, 1/3 of which shares vested on the date of grant and 1/3 or which vest on each of 2/1/10 and 2/1/11.  The number of shares included in the table has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010.

(4)
On 12/24/08, we granted to Mr. Teague 2,658 shares of restricted stock, 1/3 of which shares vested on the date of grant and 1/3 or which vest on each of 2/1/10 and 2/1/11.  The number of shares included in the table has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010.

(5)
On 12/24/08, we granted to Mr. Dinkler 221 shares of restricted stock, 1/3 of which shares vested on the date of grant and 1/3 or which vest on each of 2/1/10 and 2/1/11.  The number of shares included in the table has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010.

Option Exercises and Stock Vested in 2009

The following table sets forth information about the exercise of stock options and vesting of restricted stock held by our named executive officers during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Harold Edwards	15,950	$199,534

Don Delmatoff	7,620	$95,326

Alex Teague	8,860	$110,839

Peter Dinkler	740	$9,257

(1)	The number of shares included in the table has been adjusted to reflect the stock split approved by our stockholders on March 23, 2010.

(2)	Based on a fair market value of our Common Stock on December 24, 2008, the date of vesting, of $125.10 per share.

Pension Benefits in Fiscal Year 2009

The company’s defined benefit pension plan is a tax-qualified retirement plan that covers eligible employees of the company.  Effective April 28, 2004, participation in such plan was frozen so that anyone who was hired by the company on or after April 29, 2004 is ineligible to participate in such plan.  Under the plan, age 65 is considered normal retirement age.  Participating employees may retire with benefits as early as age 55 provided they then have at least five years of qualifying service.  Normal retirement benefits for a participant are calculated based on such participant’s highest average pay over any five consecutive calendar years of employment.  The maximum benefit is payable to employees who retire at age 65 with 30 or more years of service and is equal to 65% of such highest average pay less 60% of the applicable participant’s estimated annual Social Security benefit.  For participating employees who retire at age 65 with less than 30 years of service, their retirement benefit is equal to such maximum benefit amount multiplied by a fraction the numerator of which is total years of qualifying service and the denominator of which is 30.  For participating employees who elect to retire prior to age 65, the benefits under the company’s defined benefit pension plan that would otherwise be payable to them at age 65 are actuarially reduced to account for the longer period they are expected to be receiving payments.

Benefits are paid in the form of a life annuity, with married employees having the option to elect to receive benefit payments in the form of a 50% joint and survivor annuity.  Additionally,  participating retiring employees may elect a 10-year certain and life optional form of payment, a contingent annuity with a 10-year certain and life optional form of payment or a 100%, 75% or 50% joint and survivor optional form of payment naming someone other than his or her spouse as joint annuitant.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Harold Edwards	Limoneira Company Retirement Plan (2)	0.5	$3,295	—

Don Delmatoff	Limoneira Company Retirement Plan (2)	4.33	$49,898	—

Peter Dinkler	Limoneira Company Retirement Plan (2)	35.24	$640,960	—

(1)
Liabilities shown in this column are computed using the projected unit credit method reflecting average salary and service as of the fiscal year end.  The material assumptions used to determine these liabilities can be found in the fiscal year end FAS Disclosures Actuarial Valuation Report, except we assumed no pre-retirement decrements and that retirement occurs at the plan’s earliest unreduced retirement age.

(2)
The plan’s benefit formula is integrated with Social Security and is based on the participant’s years of service for the Company and “Final Average Compensation.”  Compensation is limited to the applicable Internal Revenue Code section 401(a)(17) limit.  The plan benefit is limited to the applicable Internal Revenue Code section 415(b) limit.  Only employees hired before June 30, 2004 are eligible to participate in the plan.  In addition, eligibility for the plan occurs no later than the completion of 500 Hours of Service in the first 12 months of employment.  Effective June 30, 2004, the plan was frozen.  Additional Benefit Service cannot be earned after June 30, 2004.  Early retirement age is the first day of any month after age 55, provided the participant ha earned five years of vesting service at the time of retirement.

Director Compensation Table

The following table summarizes the compensation paid by us to directors who are not named executive officers for the fiscal year ended October 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

John W. Blanchard	$23,000	$20,000	$43,000

Lecil E. Cole	$26,000	$20,000	$46,000

Gordon E. Kimball	$22,400	$20,000	$42,400

John W.H. Merriman	$24,800	$20,000	$44,800

Ronald Michaelis	$22,400	$20,000	$42,400

Allan M. Pinkerton	$21,800	$20,000	$41,800

Robert M. Sawyer	$21,800	$20,000	$41,800

Alan M. Teague	$50,000	$20,000	$70,000

All of the members of the compensation committee are independent directors under the listing standards of the NASDAQ Stock Market and under the company’s corporate governance requirements.  Other than our investment in Charlie Kimball Racing as described below and in “Item 7.  Certain Relationships and Related Transactions, and Director Independence - Contractual Arrangements with Related Parties,” no member of the compensation committee has had any relationship with the company requiring the disclosure under Item 404 of Regulation S-K under the Exchange Act.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policy for Approval of Related Person Transactions

Any transaction required to be disclosed pursuant to Item 404 of Regulation S-K, which we refer to as related party transactions, must be reviewed and approved for potential conflict of interest by our audit and finance committee, which is comprised entirely of independent directors.  The company may not enter into or engage in any related party transaction with a related party without such approval.  Details of related party transactions will be publicly disclosed as required by applicable law.

Contractual Arrangements with Related Parties

Calavo Growers, Inc. Office Lease

Since 2007, we have leased office space to Calavo and have received annual rental income from Calavo in the amount of $0.22 million for each of 2009, 2008 and 2007.   Calavo is the beneficial owner of approximately 15.4% of our issued and outstanding common stock.

Calavo Growers, Inc. Marketing Agreement

We market our avocados through Calavo, which owns approximately 15.4% of our outstanding common stock and is an affiliate of our director Lecil E. Cole, pursuant to a marketing agreement.  During the fiscal year ended October 31, 2009, Calavo paid us approximately $2.7 million with respect to avocados we marketed through Calavo.

Investment in  Charlie Kimball Racing

Since 2007, we have made three investments of $100,000, for a total of $300,000, in Charlie Kimball Racing.  Charlie Kimball is a formula car driver and the son of Gordon Kimball, one of our directors.  Pursuant to the terms of the investments, each investment is to be used by Charlie Kimball to further his career goal of becoming a Formula One driver and winning the Formula One World Championship.  The terms of the investments provide that each $100,000 investment will be repaid upon the first to occur of any of the following: (a) Charlie Kimball enters university as a full time student, which we refer to as the student trigger; (b) Charlie Kimball reaches the position of a full time salaried driver in the Formula One World Championship, which we refer to as the F1 trigger; and (c) we exercise the option to have our investment repaid, which may not occur prior to January 23, 2010, which we refer to as the investor trigger.  For each $100,000 investment, we will be repaid the following amounts: (x) in the event of the student trigger, we will be repaid the amount of our investment; (y) in the event of the F1 trigger, we will be repaid twice our investment in three equal annual installments beginning 120 days following the day the F1 trigger occurs; and (z) in the event of the investor trigger, we will be repaid the amount of our investment within one year after the investor trigger is exercised with an additional $25,000 payment if Charlie Kimball is a professional (salaried) racing driver on the day the investor trigger is exercised.

Director Independence

Our common stock is not currently listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on our board of directors or any committee thereof.  Following the effectiveness of this registration statement and after addressing any comments from the Division of Corporation Finance of the SEC, we expect that our common stock will be accepted for listing on the NASDAQ Stock Market under the ticker symbol “LMNR.” The Rules of the NASDAQ Stock Market require that a majority of our board of directors be independent.  Our board of directors has reviewed the materiality of any relationship that each of our directors has with the company, either directly or indirectly.  Based on this review, our board of directors has determined that the following directors are “independent directors” within the meaning of NASDAQ Stock Market Marketplace Rule 4200(a)(15):  John W. Blanchard, Gordon E. Kimball, John W. H. Merriman, Ronald L. Michaelis, Allan M. Pinkerton, Keith W. Renken and Robert M. Sawyer.

ITEM 8.	LEGAL PROCEEDINGS

We are from time to time involved in legal proceedings arising in the normal course of business.  Other than proceedings incidental to our business, we are not a party to, nor is any of our property the subject of, any material pending legal proceedings and no such proceedings are, to our knowledge, threatened against us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted under the symbol “LMNR.PK” on the PinkSheets, a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities.  There is no assurance that our common stock will continue to be traded on the PinkSheets or that any liquidity exists for our stockholders.

Market Price

The following table shows the high and low per share price quotations of our common stock as reported by the PinkSheets for the periods presented.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and have not been adjusted to reflect the ten-for-one stock split approved by our stockholders on March 23, 2010.  The PinkSheets market is extremely limited and the prices quoted by brokers are not a reliable indication of the value of our common stock.  Furthermore, since limited or no public information was available about our business, operating results or financial condition during the time the trades occurred, the trading prices set forth below might not reflect the historical value of our company on a per share basis, nor be an accurate indication of the prices at which shares may be traded in the future.  On April 15, 2010, the last sale price of our common stock as reported by the Pink Sheets was $17.26 per share, which sale price reflects the ten-for-one stock split.

	High	Low
2010
First quarter ended January 31, 2010	$154.95	$135.00

2009
Fourth quarter ended October 31, 2009	$160.00	$127.00
Third quarter ended July 31, 2009	$155.00	$125.00
Second quarter ended April 30, 2009	$150.00	$102.00
First quarter ended January 31, 2009	$175.00	$115.00

2008
Fourth quarter ended October 31, 2008	$280.00	$144.00
Third quarter ended July 31, 2008	$290.00	$237.00
Second quarter ended April 30, 2008	$259.00	$205.00
First quarter ended January 31, 2008	$300.00	$200.00

Outstanding Options and Convertible Securities

As of March 30, 2010, there were no shares of our common stock subject to outstanding common stock options and 375,000 shares of our common stock issuable upon conversion of our outstanding preferred stock.  Please see “Description of Securities” above for additional details of our options and convertible securities.

Holders

On March 24, 2010, there were approximately 384 holders of our common stock.  The number of registered holders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder.

Dividends

The following table presents cash dividends per share declared and paid in the periods shown. The amount of the cash dividend per share has not been adjusted to reflect the ten-for-one stock split approved by our stockholders on March 23, 2010.

Dividend
2010
First Quarter Ended January 31, 2010	$0.3125

2009
Fourth Quarter Ended October 31, 2009	$0.3125
Third Quarter Ended April 30, 2009	-
Second Quarter Ended July 31, 2009	-
First Quarter Ended January 31, 2009	$0.3125

2008
Fourth Quarter Ended October 31, 2008	$2.3125
Third Quarter Ended April 30, 2008	$0.3125
Second Quarter Ended July 31, 2008	$0.3125
First Quarter Ended January 31, 2008	$0.3125

We expect to continue to pay quarterly dividends at a rate similar to the fourth quarter of 2009, to the extent permitted by our business and other factors beyond management’s control.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of October 31, 2009 about our common stock that may be issued to employees and directors under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	—	—	1,000,000
Equity compensation plans not approved by security holders(2)	—	—	—

(1)
The plan in this category includes the Limoneira Company 2010 Omnibus Incentive Plan which was approved by the company’s board of directors on January 26, 2010 and was approved by the company’s stockholders at our annual meeting on March 23, 2010.

(2)
The plan in this category includes the Limoneira Company Stock Grant Performance Bonus plan. No further grants will be made under the Limoneira Company Stock Grant Performance Bonus plan and all outstanding awards granted under such plan will continue unaffected.

Summary of Equity-Based Incentive Plans

The following is a summary of the material terms of the 2010 Omnibus Incentive Plan and the Stock Grant Performance Bonus Plan.  The 2010 Omnibus Incentive Plan was approved by our board of directors on January 26, 2010 and the company’s stockholders at our annual meeting on March 23, 2010.  No further grants will be made under the Stock Grant Performance Bonus Plan and all outstanding awards granted under such plan will continue unaffected.  For more information we refer you to the full text of the Stock Grant Performance Bonus Plan and the 2010 Omnibus Incentive Plan, each of which is filed as an exhibit to this registration statement.

Limoneira Company Stock Grant Performance Bonus Plan

The purpose of the Stock Grant Performance Bonus Plan is to recognize outstanding performance by the chief executive officer, senior vice president, chief financial officer and certain other persons holding managerial positions with the company.  The compensation committee establishes the overall corporate and segment performance goals with a view towards establishing such goals that are challenging to achieve, and, at the end of the year, determines the level of attainment of those established goals and the contribution of each participant towards achieving them.  Based on such level of attainment and contribution, the Stock Grant Performance Bonus Plan authorizes (i) the issuance to our chief executive officer, senior vice president and chief financial officer of a number of our shares of common stock not to exceed an aggregate fair market value of 133% of their then current base salary, and (ii) the issuance to certain other persons holding managerial positions with the company of a number of our shares of common stock not to exceed an aggregate fair market value of 25% of their then current base salary.  The fair market value of shares of common stock issued under the Stock Grant Performance Bonus Plan is established by using the most recent trading price of our common stock on the PinkSheets.

All awards granted pursuant to the Stock Grant Performance Bonus Plan vest in the grantee one-third as of the date of the issuance, one-third on the first anniversary of the grant date and one-third on the second anniversary of the date of the grant.  If a grantee’s employment is terminated by the company, other than for cause, any unvested shares granted to the grantee shall immediately become fully vested.  If a grantee’s employment with the company is terminated for cause or a grantee terminates his employment with the company, any shares granted to such employee that have not vested shall immediately be canceled.

All shares of common stock issued pursuant to the Stock Grant Performance Bonus Plan are subject to a right of first refusal by the company during the first two years following the issuance of such shares.

Limoneira Company 2010 Omnibus Incentive Plan

Overview.  The purposes of the 2010 Omnibus Incentive Plan are to promote the interests of the company and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the company and its affiliates, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the company.

The 2010 Omnibus Incentive Plan authorizes the grant of nonqualified stock options, incentive stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance awards, other stock-based awards and performance compensation awards to any employee of, or consultant to, the company or any of its affiliates (including any prospective employee), or nonemployee director who is a member of the company’s board of directors or the board of directors of an affiliate of the company.  The number of shares of common stock issuable pursuant to all awards granted under the 2010 Omnibus Incentive Plan shall not exceed 1,000,000 (after adjusting for the stock split approved by our stockholders on March 23, 2010).  The number of shares issued or reserved pursuant to the 2010 Omnibus Incentive Plan (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in our common stock.  Shares subject to awards that have been expired or have been forfeited or cancelled, or settled in cash do not count as shares issued under the 2010 Omnibus Incentive Plan.  However, (i) if shares are tendered or otherwise used in payment of the exercise price of any option, the total number of shares covered by the option being exercised shall count as shares issued under the 2010 Omnibus Incentive Plan; (ii) shares withheld by the company to satisfy a tax withholding obligation shall count as shares issued under the 2010 Omnibus Incentive Plan; and (iii) the number of shares covered by a SAR, to the extent it is exercised and settled in shares, and whether or not shares are actually issued to the participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the 2010 Omnibus Incentive Plan.  If, under the 2010 Omnibus Incentive Plan a participant has elected to give up the right to receive compensation in exchange for shares based on fair market value, shares will not count as shares issued under the 2010 Omnibus Incentive Plan.

Administration.  The 2010 Omnibus Incentive Plan is administered by the company’s compensation committee.  The compensation committee has the full power and authority to determine the individuals to whom awards may be granted under the 2010 Omnibus Incentive Plan, the type or types of awards to be granted to a participant, and the other terms and conditions applicable to awards.  The compensation committee is also authorized to interpret the 2010 Omnibus Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Omnibus Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2010 Omnibus Incentive Plan.  All designations, determinations, interpretations, and other decisions under or with respect to the 2010 Omnibus Incentive Plan or any award are within the sold discretion of the compensation committee, may be made at any time and are final, conclusive and binding upon all persons, including the company, any affiliate any participant, any holder or beneficiary of any award, and any stockholder.

Options.  The compensation committee will determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price thereof and the conditions and limitations applicable to the exercise of the option.  Incentive stock options may be granted only to employees and are subject to certain other restrictions.  To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a nonqualified option.  Each option is exercisable at such times and subject to such terms and conditions as the compensation committee determines and payment of the exercise price may be in cash, shares or a combination thereof, as determined by the compensation committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option.

Stock Appreciation Rights.  The compensation committee will determine the participants to whom SARS will be granted, the number of shares to be covered by each SAR, the grant price and the conditions and limitations applicable to the exercise thereof.  Generally, each SAR will entitle a participant upon exercise to an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price.  The compensation committee will determine whether an SAR will be settled in cash, shares or a combination of cash and shares.

Restricted Stock and Restricted Stock Units.  The compensation committee may award shares of restricted stock and RSUs.  Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied.  RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied.  The compensation committee will determine the participants to whom shares of restricted stock and/or the number of restricted stock units to be granted to each participant, the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to the company.

Performance Awards.  The compensation committee may award performance awards that consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the compensation committee, in accordance with the achievement of such performance goals during performance periods established by the compensation committee, and (iii) payable at such time and in such form as determined by the compensation committee.  Performance awards may be paid in a lump sum or in installments following the close of the applicable performance periods.

Other Stock-Based Awards.  The compensation committee may grant participants other stock-based awards which will consist of any right which is (i) not an award described above and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares.  The compensation committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the 2010 Omnibus Incentive Plan.

Performance Criteria.  The compensation committee has the authority to determine the performance criteria used to establish performance goals.  The performance goals may vary from participant to participant, group to group, and period to period.

Transferability.  Awards granted under the 2010 Omnibus Incentive Compensation Plan are not transferable other than by will or by the laws of descent and distribution.

Effectiveness of the 2010 Omnibus Incentive Plan; Amendment and Termination.  The 2010 Omnibus Incentive Plan became effective when it was approved by the company’s stockholders on March 23, 2010.  The 2010 Omnibus Incentive Plan will remain available for the grant of awards until the tenth anniversary of the effective date.  The board of directors may amend, alter or discontinue the 2010 Omnibus Incentive Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent.  In addition, stockholder approval is required for any amendment that (i) would materially increase the benefits accruing the participants under the plan, (ii) would materially increase the number of securities which may be issued under the plan, (iii) would materially modify the requirements for participation in the plan, or (iv) must otherwise be approved by the company’s stockholders in order to comply with applicable law or the rules of a national securities exchange upon which the shares are traded.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

Our certificate of incorporation authorizes us to issue 19,900,000 shares of common stock, par value $0.01 per share,  50,000 shares of Series B Convertible Preferred Stock, par value $100 per share and 50,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share. The following description of our capital stock is a summary and is qualified by the provisions of our certificate of incorporation and bylaws, a copy of which are exhibits to this registration statement.  This registration statement is registering only common stock, and the following is a summary of the material terms of all our capital stock.

Common Stock

We have 19,900,000 authorized shares of common stock, par value $0.01 per share.  On March 31, 2010, there were 1,119,446 shares of our common stock outstanding (11,194,460 shares outstanding after giving effect to the stock split approved by our stockholders on March 23, 2010).  Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.  Holders of our common stock do not have cumulative voting rights, which means that the holders of more than on-half of our outstanding shares of common stock can elect all of our directors, if they choose to do so.  In this event, the holders of the remaining shares of common stock would not be able to elect any directors.  Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on any preferred stock.  Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities.  Our outstanding common stock is duly authorized and validly issued, fully paid and nonassessable.  In the event we were to elect to sell additional shares of common stock, holders of our common stock would have no right to purchase additional shares.  As a result, the common stockholders’ percentage equity interest would be diluted.

Preferred Stock

We have 100,000 authorized shares of preferred stock, par value $0.01 per share, of which 50,000 shares have been designated Series B Convertible Preferred Stock, par value $100 per share and 50,000 shares have been designated Series A Junior Participating Preferred Stock, par value $0.01 per share.  We may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by our board of directors.  Preferred stock may be issued in the future in connection with acquisitions, financing, or other matters, as our board of directors deems appropriate.  In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of the series of preferred stock will be filed with the Delaware Secretary of State.  The effect of this preferred stock designation power is that our board of directors alone, subject to federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock, including the loss of voting controls to others.  Below is a description of each class of preferred stock outstanding as of December 31, 2009.

Series B Convertible Preferred Stock

On May 21, 1997, our board of directors designated 30,000 shares of preferred stock as Series B Convertible Preferred Stock, par value $100.00 per share.  As of December 31, 2009, there were 30,000 shares of our Series B Convertible Preferred Stock, par value $100 per share, issued and outstanding.  Our Series B Convertible Preferred Stock has the following rights, preferences, privileges, and restrictions:

Conversion.  Each share of our Series B Convertible Preferred Stock is convertible into common stock at a price of $8.00 per share of common stock.  Shares of our Series B Convertible Preferred Stock may be converted into common stock at the option of the holder at any time.

Dividends.  Holders of our Series B Convertible Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of 8.75% of par value.  Such dividends are payable quarterly on the first day of January, April, July and October in each year commencing July 1, 1997.

Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of our Series B Convertible Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series B Convertible Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends.

Voting Rights.  Each share of Series B Convertible Preferred Stock is entitled to ten votes on all matters submitted to a vote of our stockholders.

Redemption.  We may, at the option of our board of directors, redeem the Series B Convertible Preferred Stock, as a whole or in part, at any time or from time to time on or after August 1, 2017 and before July 31, 2027, at a redemption price equal to $100.00 per share plus accrued and unpaid dividends.

Series A Junior Participating Preferred Stock

On October 31, 2006, our board of directors designated 20,000 shares of preferred stock as Series A Junior Participating Preferred Stock, par value $0.01 per share.  As of December 31, 2009, there were no shares of our Series A Participating Preferred Stock issued and outstanding.  Our Series A Junior Preferred Stock has the following rights, preferences, privileges, and restrictions:

Conversion.  Shares of Series A Junior Participating Preferred Stock are not convertible.

Dividends.  Holders of our Series A Junior Participating Preferred Stock are entitled to receive cash dividends equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends, other than a dividend payable in our common stock, declared on our common stock.  Such dividends are payable quarterly on the first day of January, April, July and October in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock.

Liquidation Rights.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of our Series A Junior Participating Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our common stock or any other series or class of our shares ranking junior to the Series A Junior Participating Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends.  Following the payment in full of such liquidation preference, no additional distributions may be made to the holders of shares of Series A Junior Participating Preferred Stock unless the holders of our common stock have received an amount per share equal to a specified quotient, and, upon payment in full to the holders of our common stock of an amount equal to such quotient, holders of Series A Junior Participating Preferred Stock and our common stock are entitled to receive their ratable and proportionate share of the remaining assets to be distributed in a specified ratio.

Voting Rights.  Each share of Series A Junior Participating Preferred Stock is entitled to ten votes on all matters submitted to a vote of our stockholders.

Redemption.  Shares of Series A Junior Participating Preferred Stock are not redeemable.

Anti-Takeover Effects

Certificate of Incorporation and Bylaws.

Various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.  The Delaware General Corporation Law, which we refer to as the DGCL, provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise.  Our certificate of incorporation does not expressly address cumulative voting.

No Stockholder Action by Written Consent: Calling of Special Meetings of Stockholders.  Our certificate of incorporation prohibits stockholder action by written consent.  Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, a committee of the board of directors or one or more stockholders holding shares that in the aggregate are entitled to cast ten percent of the votes at that meeting.

Classified Board of Directors.  Our certificate of incorporation divides our board of directors into three classes of directors who are elected for three-year terms.  Therefore, the full board of directors is not subject to re-election at each annual meeting of our stockholders.

Limits on Ability of Stockholders to Elect and Remove Directors.  Our board of directors has the sole right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.  In addition, directors may only be removed by the action of the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class.

Authorized But Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without the approval of holders of common stock.  We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Supermajority Requirement for Amendment of Bylaws.  Under our bylaws, the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class, must act to amend our bylaws by stockholder action.  The board of directors also has the ability to amend the bylaws without stockholder consent.

Business Combinations and other Significant Corporate Transactions with Substantial Stockholders.  Our certificate of incorporation requires the affirmative vote of 66 2/3% of the total voting power of all outstanding securities entitled to vote generally in the election of directors to approve certain business combinations and other significant corporate transactions if a substantial stockholder (as defined in our certificate of incorporation) or an affiliate of a substantial stockholder (as defined in our certificate of incorporation) is a party to the transaction.  Two-thirds of the board of directors may, in all such cases, determine not to require such 66 2/3% affirmative vote.

Rights Agreement

On December 20, 2006, our board of directors adopted a stockholder rights plan and entered into a rights agreement with The Bank of New York, as rights agent. The purpose of the stockholder rights plan is to enhance the ability of our board of directors to protect our stockholders’ interests by encouraging potential acquirers to negotiate with our board of directors prior to attempting a takeover bid and to provide our board of directors with adequate time to consider any and all alternatives to such a bid. The rights plan may discourage, delay or prevent a change in control of the company. It will not interfere with any merger or other business combination approved by our board of directors.

Under the stockholder rights plan, each of our stockholders of record on December 20, 2006 received a purchase right for each outstanding share of common stock that the stockholder owned, which we refer to as rights.  The holder of a right does not have the powers and privileges of a stockholder with respect to the right. The rights trade with our common stock and become exercisable only under the circumstances described below.

In general, the rights will become exercisable when the first of the following events happens:

•	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock; or

•
ten business days, or a later date if determined by our board of directors, after the beginning of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of our outstanding shares of common stock.

If the rights become exercisable, the holder of a right will be able to purchase one one-thousandth of a Series A Junior Participating Preferred Share at an exercise price of $1,200.00 per one one-thousandth of a preferred share, subject to adjustment to prevent dilution.

 Once a person or group acquires 20% or more of our outstanding shares of common stock, all holders of rights except that person or group may, upon payment of the exercise price, and in lieu of acquiring preferred shares, purchase, with respect to each right, a number of shares of common stock having a market value equal to two times the $1,200.00 exercise price. In other words, each right will entitle the holder of the right to acquire shares of common stock at a 50% discount to the then prevailing market price of our shares of common stock.

In addition, if at any time following the public announcement that a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock:

•	we enter into a merger or other business combination transaction in which we are not the surviving entity;

•
we enter into a merger or other business combination transaction in which we are the surviving entity, but all or part of our shares of common stock are exchanged for securities of another entity, cash or other property; or

•	we sell or otherwise transfer 50% or more of our assets, cash flow or earning power;

 then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, shares of common stock of the acquiring company equal to two times the $1,200.00 exercise price of the right, effectively a 50% discount to the market price of such shares.

At any time after a person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock and prior to such person or group acquiring 50% or more of our outstanding shares of common stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for our shares of common stock at an exchange ratio of one share of common stock for each right.

We may redeem all, but not less than all, of the rights at a price of $.01 per right at any time before the earlier of:

•	at any time until 10 days following the time at which any person or group has acquired beneficial ownership of 20% or more of our outstanding shares of common stock; or

•	the expiration date of the rights agreement.

The rights will expire at the close of business on December 19, 2016, unless we redeem or exchange them before that date.

The above description of our rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the rights agreement. The rights agreement is included as an exhibit to this registration statement on Form 10.

Transfer Agent and Registrar.

The Transfer Agent and Registrar for our common stock is Bank of New York Mellon.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Our certificate of incorporation and bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the DGCL.

Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.  We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently pending no material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See “Item 15 – Financial Statements and Exhibits” contained in this registration statement on Form 10.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements

Please see the following financial statements set forth below beginning on page F-1 of this registration statement on Form 10.

Page	Description

F-1	Report of Independent Registered Public Accounting Firm

F-2	Consolidated Statements of Operations for the Years Ended October 31, 2009, 2008 and 2007

F-3	Consolidated Balance Sheets at October 31, 2009 and 2008

F-4	Consolidated Statements of Stockholders’ Equity for the Years Ended October 31, 2009, 2008 and 2007

F-5	Consolidated Statements of Cash Flows for the Years Ended October 31, 2009, 2008 and 2007

F-7	Notes to Consolidated Financial Statements

F- 55	Preface

F- 56	Consolidated Condensed Statements of Operations (unaudited) for the Three Months Ended January 31, 2010 and 2009

F- 57	Consolidated Condensed Balance Sheets (unaudited) at January 31, 2010 and October 31, 2009

F-58	Consolidated Condensed Statements of Comprehensive Loss (unaudited) for the Three Months Ended January 31, 2010 and 2009

F- 59	Consolidated Condensed Statements of Cash Flows (unaudited) for the Three Months Ended January 31, 2010 and 2009

F- 60	Notes to Unaudited Interim Consolidated Condensed Financial Statements

F-81	Windfall Investors, LLC Independent Auditors’ Report

F-82	Windfall Investors, LLC Balance Sheet at December 31, 2008

F-83	Windfall Investors, LLC Statement of Income and Members’ Deficit for the Year Ended December 31, 2008

F-84	Windfall Investors, LLC Statement of Cash Flows for the Year Ended December 31, 2008

F-85	Windfall Investors, LLC Notes to Financial Statements

F-90	Windfall Investors, LLC Balance Sheet (unaudited) at September 30, 2009

F-91	Windfall Investors, LLC Statement of Income (unaudited) for the Nine Months Ended September 30, 2009

F-92	Windfall Investors, LLC Statement of Cash Flows (unaudited) for the Nine Months Ended September 30, 2009

(b)           Exhibits.  The following documents are filed as exhibits hereto:

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Limoneira Company, dated July 5, 1990

3.2	Certificate of Merger of Limoneira Company and The Samuel Edwards Associates into Limoneira Company, dated October 31, 1990

3.3	Certificate of Merger of McKevett Corporation into Limoneira Company dated December 31, 1994

3.4	Certificate of Designation, Preferences and Rights of $8.75 Voting Preferred Stock, $100.00 Par Value, Series B of Limoneira Company, dated May 21, 1997

3.5	Amended Certificate of Designation, Preferences and Rights or $8.75 Voting Preferred Stock, $100.00 Par Value, Series B of Limoneira Company, dated May 21, 1997

3.6	Agreement of Merger Between Ronald Michaelis Ranches, Inc. and Limoneira Company, dated June 24, 1997

3.7	Certificate of Amendment of Certificate of Incorporation of Limoneira Company, dated April 22, 2003

3.8	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, $.01 Par Value, of Limoneira Company, dated November 21, 2006

3.9	Certificate of Amendment of Certificate of Incorporation of Limoneira Company, dated March 24, 2010

3.10	Bylaws of Limoneira Company

3.11	Amendment of Bylaws of Limoneira Company, effective as of December 15, 2009

4.1	Specimen Certificate representing shares of Common Stock, par value $0.01 per share

4.2	Rights Agreement dated December 20, 2006 between Limoneira Company and The Bank of New York, as Rights Agent

10.1	Sunkist Growers, Inc. Commercial Packinghouse License Agreement dated as of October 1, 2008, by and among Sunkist Growers, Inc., Ventura County Fruit Exchange and Limoneira Company

10.2	Avocado Marketing Agreement effective February 8, 2003, by and between Calavo Growers, Inc. and Limoneira Company, as amended

10.3	Stock Purchase Agreement dated as of June 1, 2005, between Limoneira Company and Calavo Growers, Inc.

10.4	Standstill Agreement dated June 1, 2005, between Limoneira Company and Calavo Growers, Inc.

10.5	Standstill Agreement dated June 1, 2005 between Calavo Growers, Inc. and Limoneira Company

10.6	Lease Agreement dated as of February 15, 2005, between Limoneira Company and Calavo Growers, Inc.

10.7	Amended and Restated Line of Credit Agreement dated as of December 15, 2008, by and between Limoneira Company and Rabobank, N.A.

10.8	Amendment to Amended and Restated Line of Credit Agreement dated May 12, 2009, between Limoneira Company and Rabobank, N.A.

10.9
Revolving Equity Line of Credit Promissory Note and Loan Agreement dated October 28, 1997, between Limoneira Company and Farm Credit West, FLCA (as successor by merger to Central Coast Federal Land Bank Association)

10.10	Promissory Note and Loan Agreement dated April 23, 2007, between Farm Credit West, FLCA and Limoneira Company

10.11	Master Loan Agreement dated as of September 23, 2005, among Farm Credit West, PCA, Windfall Investors, LLC and Limoneira Company

10.12	Promissory Note and Loan Agreement dated as of September 23, 2005, among Farm Credit West, PCA, Windfall, LLC and Limoneira Company

10.13	Promissory Note and Supplement to Master Loan Agreement dated as of September 23, 2005, among Farm Credit West, PCA, Windfall LLC and Limoneira Company

10.14	Limoneira Company Management Incentive Plan 2008-2009

10.15	Limoneira Stock Grant Performance Bonus Plan

10.16	Limoneira Company 2010 Omnibus Incentive Plan

10.17
First Amendment to Lease and Option Agreement dated January 1, 1992, by and between Phila M. Caldwell and Gordon B. Crary, Jr., as Trustees of the Caldwell Survivor’s Trust UTA Dated 9/29/86 (T.I.N. ###-##-####), and the Caldwell Marital Trust UTA Dated 9/29/86 (T.I.N. 95-6915674) and the Santa Paula Land Company, Inc.

10.18
Lease and Option Agreement dated January 1, 1992, by and between Phila M. Caldwell and Gordon B. Crary, Jr., as Trustees of the Caldwell Survivor’s Trust UTA Dated 9/29/86, and the Caldwell Marital Trust UTA Dated 9/29/86 and the Santa Paula Land Company, Inc.

10.19	Guaranty of Lease dated July 30, 1992 by Limoneira Company

10.20	Pre-Annexation and Development Agreement dated March 3, 2008, by and between the City of Santa Paula and Limoneira Company

10.21	Letter dated December 8, 2009 from Rabobank, N.A. to Limoneira Company

10.22	Request and Agreement for Extension dated and effective November 1, 2009 by and between Windfall Investors, LLC and Farm Credit West, PCA

10.23	Request and Agreement for Extension dated and effective March 1, 2010 by and between Windfall Investors, LLC and Farm Credit West, PCA

10.24	Judgment, dated March 7, 1996, United Water Conservation Dist. v. City of San Beunaventura, et al., Case No. 115611, Superior Court of the State of California, Ventura County

10.25	Confirmation of a Swap Transaction dated August 21, 2008, by and between Rabobank International, Utrecht and Limoneira Company

10.26	Confirmation of a Swap Transaction dated October 10, 2008, by and between Rabobank International, Utrecht and Limoneira Company

10.27	Confirmation of a Swap Transaction dated November 13, 2008, by and between Rabobank International, Utrecht and Limoneira Company

21.1	Subsidiaries of Limoneira Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LIMONEIRA COMPANY

Date: May 4, 2010	By: /s/ Harold S. Edwards
Harold S. Edwards
President and Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS
LIMONEIRA CORPORATION

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Limoneira Company

We have audited the accompanying consolidated balance sheets of Limoneira Company (the “Company”) as of October 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Limoneira Company at October 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
February 12, 2010
except for the paragraph in Note 1 and Note 21 related to the Company's capital structure changes, as to which the date is March 24, 2010

Limoneira Company

Consolidated Statements of Operations

	Year Ended October 31
	2009	2008	2007

Revenues:
Agriculture	$31,033,000	$49,794,000	$44,751,000
Rental	3,766,000	3,718,000	3,516,000
Other	39,000	-	-
Total revenues	34,838,000	53,512,000	$48,267,000
Costs and expenses:
Agriculture	27,281,000	34,805,000	32,036,000
Rental	2,061,000	2,236,000	2,073,000
Other	318,000	991,000	1,160,000
Selling, general and administrative	6,469,000	8,292,000	9,627,000
Asset impairments	6,203,000	1,341,000	-
Loss on sale of assets	10,000	11,000	56,000
Total cost and expenses	42,342,000	47,676,000	44,952,000
Operating (loss) income	(7,504,000)	5,836,000	3,315,000
Other income (expense):
Gain on sale of stock in Calavo Growers, Inc.	2,729,000	-	-
Other income (loss), net	256,000	403,000	(34,000)
Interest income	225,000	902,000	2,300,000
Interest expense	(692,000)	(1,419,000)	(2,102,000)
Total other income (expense)	2,518,000	(114,000)	164,000

(Loss) income from continuing operations before income
taxes and equity (losses) earnings	(4,986,000)	5,722,000	3,479,000
Income tax benefit (provision)	2,291,000	(2,128,000)	(1,177,000)
Equity in (losses) earnings of investments	(170,000)	153,000	89,000
(Loss) income from continuing operations	(2,865,000)	3,747,000	2,391,000
Loss from discontinued operations, net of income taxes	(12,000)	(252,000)	(245,000)
Net (loss) income	(2,877,000)	3,495,000	2,146,000
Preferred dividends	(262,000)	(262,000)	(262,000)
Net (loss) income applicable to common stock	$(3,139,000)	$3,233,000	$1,884,000

Per common share-basic:
Continuing operations	$(0.28)	$0.31	$0.19
Discontinued operations	(0.00)	(0.02)	(0.02)
Basic net (loss) income per share	$(0.28)	$0.29	$0.17

Per common share-diluted:
Continuing operations	$(0.28)	$0.31	$0.19
Discontinued operations	(0.00)	(0.02)	(0.02)
Diluted net (loss) income per share	$(0.28)	$0.29	$0.17
Dividends per common share	$0.06	$0.33	$0.23
Weighted-average shares outstanding-basic	11,242,000	11,128,000	11,068,000
Weighted-average shares outstanding-diluted	11,254,000	11,158,000	11,068,000

See Notes to Consolidated Financial Statements. All shares and per share amounts have been adjusted to reflect capital structure changes effective as of March 24, 2010.

Limoneira Company

Consolidated Balance Sheets

	October 31
	2009	2008
Current assets:
Cash and cash equivalents	$603,000	$90,000
Accounts receivable	3,735,000	2,846,000
Notes receivable - related parties	1,519,000	-
Notes receivable	-	1,300,000
Inventoried cultural costs	858,000	1,146,000
Prepaid expenses and other current assets	894,000	1,104,000
Income taxes receivable	-	1,191,000
Current assets of discontinued operations	9,000	16,000
Total current assets	7,618,000	7,693,000

Property, plant and equipment, net	53,817,000	51,590,000
Real estate development	53,125,000	57,412,000
Assets held for sale	6,774,000	6,270,000
Equity in investments	1,635,000	1,698,000
Investment in Calavo Growers, Inc.	11,870,000	10,150,000
Notes receivable - related parties	284,000	1,456,000
Notes receivable	2,000,000	350,000
Other assets	4,307,000	3,914,000
Non-current assets of discontinued operations	438,000	457,000
Total Assets	$141,868,000	$140,990,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$970,000	$2,311,000
Growers payable	988,000	808,000
Accrued liabilities	2,764,000	3,818,000
Current portion of long-term debt	465,000	382,000
Current liabilities of discontinued operations	2,000	26,000
Total current liabilities	5,189,000	7,345,000
Long-term liabilities:
Long-term debt, less current portion	69,251,000	65,200,000
Deferred income taxes	8,764,000	11,541,000
Other long-term liabilities	6,903,000	2,118,000
Total long-term liabilities	84,918,000	78,859,000
Commitments and contingencies
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and out- standing at October 31, 2009 and 2008) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: -0- issued or outstanding at October 31, 2009 and 2008)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,262,880 and 11,132,760 shares issued and outstanding at October 31, 2009 and 2008, respectively)	113,000	113,000
Additional paid-in capital	34,718,000	34,109,000
Retained earnings	16,386,000	20,226,000
Accumulated other comprehensive loss	(2,456,000)	(2,662,000)
Total stockholders' equity	51,761,000	54,786,000
Total Liabilities and Stockholders' Equity	$141,868,000	$140,990,000

See Notes to Consolidated Financial Statements. All shares and per share amounts have been adjusted to reflect the capital structure changes effective as of March 24, 2010.

Limoneira Company

Consolidated Statements of Stockholders’ Equity

							Accumulated
	Series B Convertible				Additional		Other
	Preferred Stock		Common Stock		Paid-In	Retained	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Total

Balance at November 1, 2006	30,000	$3,000,000	11,062,880	$113,000	$31,581,000	$21,274,000	$(3,427,000)	$52,541,000
Dividends – common	-	-	-	-	-	(2,491,000)	-	(2,491,000)
Dividends – preferred	-	-	-	-	-	(262,000)	-	(262,000)
Stock compensation expense	-	-	75,000	-	3,187,000	-	-	3,187,000
Repurchase of common stock	-	-	(4,500)	-	(113,000)	-	-	(113,000)
Comprehensive income:
Net income	-	-	-	-	-	2,146,000	-	2,146,000
Minimum pension liability adjustment, net of tax provision of $857,000	-	-	-	-	-	-	1,286,000	1,286,000
Unrealized holding gain of security available-for-sale, net of tax provision of $5,239,000	-	-	-	-	-	-	7,920,000	7,920,000
Total comprehensive income								11,352,000
Balance at October 31, 2007	30,000	$3,000,000	11,133,380	$113,000	$34,655,000	$20,667,000	$5,779,000	$64,214,000
Dividends - common	-	-	-	-	-	(3,619,000)	-	(3,619,000)
Dividends - preferred	-	-	-	-	-	(262,000)	-	(262,000)
Stock compensation expense	-	-	45,240	-	600,000	-	-	600,000
Repurchase of common stock	-	-	(45,860)	-	(1,146,000)	-	-	(1,146,000)
Comprehensive loss:
Net income	-	-	-	-	-	3,495,000	-	3,495,000
Minimum pension liability adjustment, net of tax benefit of $253,000	-	-	-	-	-	-	(381,000)	(381,000)
Unrealized holding loss of security available-for-sale, net of tax benefit of $5,083,000	-	-	-	-	-	-	(7,677,000)	(7,677,000)
Unrealized loss resulting from changes in fair values of derivative instruments, net of tax benefit of $254,000	-	-	-	-	-	-	(383,000)	(383,000)
Cumulative effect adjustment for uncertainty in income taxes	-	-	-	-	-	(55,000)	-	(55,000)
Total comprehensive loss								(5,001,000)
Balance at October 31, 2008	30,000	$3,000,000	11,132,760	$113,000	$34,109,000	$20,226,000	$(2,662,000)	$54,786,000
Dividends - common	-	-	-	-	-	(701,000)	-	(701,000)
Dividends - preferred	-	-	-	-	-	(262,000)	-	(262,000)
Stock compensation expense	-	-	130,480	-	614,000	-	-	614,000
Repurchase of common stock	-	-	(360)	-	(5,000)	-	-	(5,000)
Comprehensive loss:
Net loss	-	-	-	-	-	(2,877,000)	-	(2,877,000)
Minimum pension liability adjustment, net of tax benefit of $1,276,000	-	-	-	-	-	-	(1,915,000)	(1,915,000)
Unrealized holding gain of security available-for-sale, net of tax provision of $2,028,000	-	-	-	-	-	-	3,042,000	3,042,000
Unrealized loss resulting from changes in fair values of derivative instruments, net of tax benefit of $614,000	-	-	-	-	-	-	(921,000)	(921,000)
Total comprehensive loss								(2,671,000)
Balance at October 31, 2009	30,000	$3,000,000	11,262,880	$113,000	$34,718,000	$16,386,000	$(2,456,000)	$51,761,000

See Notes to Consolidated Financial Statements. All shares and per share amounts have been adjusted to reflect the capital structure changes effective as of March 24, 2010.

Limoneira Company

Consolidated Statements of Cash Flows

	Years Ended October 31
	2009	2008	2007

Operating activities
Net (loss) income	$(2,877,000)	$3,495,000	$2,146,000
Less: Net of income tax from discontinued operations	(12,000)	(252,000)	(245,000)
Net (loss) income from continuing operations	(2,865,000)	3,747,000	2,391,000

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,323,000	2,434,000	2,267,000
Loss on disposal/sale of fixed assets	10,000	11,000	56,000
Write-off of intangible asset	-	34,000	-
Impairments of real estate development	6,203,000	1,341,000	-
Orchard write-offs	69,000	1,172,000	383,000
Gain on sale of stock in Calavo Growers, Inc.	(2,729,000)	-	-
Stock compensation expense	770,000	600,000	3,187,000
Equity in earnings (losses) of investments	170,000	(153,000)	(89,000)
Deferred income taxes	(2,226,000)	406,000	164,000
Amortization of deferred financing costs	25,000	-	-
Changes in operating assets and liabilities:
Accounts and notes receivable	(1,211,000)	(122,000)	137,000
Inventoried cultural costs	288,000	32,000	(183,000)
Prepaid expenses and other current assets	210,000	(467,000)	473,000
Income taxes receivable	987,000	(1,186,000)	(5,000)
Other assets	(135,000)	(29,000)	28,000
Accounts payable and growers payable	(1,429,000)	40,000	(475,000)
Accrued liabilities	(1,054,000)	(67,000)	1,934,000
Other long-term liabilities	(403,000)	(878,000)	(602,000)
Net cash (used in) provided by operating activities from continuing operations	(997,000)	6,915,000	9,666,000
Net cash (used in) operating activities from discontinued operations	(5,000)	(156,000)	(329,000)
Net cash (used in) provided by operating activities	(1,002,000)	6,759,000	9,337,000

Investing activities
Capital expenditures	(7,159,000)	(29,206,000)	(8,919,000)
Net proceeds from sale of fixed assets	26,000	19,000	4,000
Net proceeds from sale of stock in Calavo Growers, Inc.	6,079,000	-	-
Cash distributions from equity investments	79,000	623,000	362,000
Equity investment contributions	-	(30,000)	(526,000)
Issuance of notes receivable	(375,000)	(540,000)	(23,195,000)
Collection of note receivable	-	-
Investments in mutual water companies and water rights	(30,000)	(117,000)	4,264,000
Other	(100,000)	(100,000)	(1,692,000)
Net cash used in investing activities from continuing operations	(1,480,000)	(29,351,000)	(29,702,000)
Net cash (used in) provided by investing activities from discontinued operations	(5,000)	213,000	194,000
Net cash used in investing activities	(1,485,000)	(29,138,000)	(29,508,000)

Financing activities
Borrowings of long-term debt	27,921,000	62,093,000	27,470,000
Repayments of long-term debt	(23,787,000)	(34,986,000)	(3,510,000)
Dividends paid-Common	(701,000)	(3,619,000)	(2,491,000)
Dividends paid-Preferred	(262,000)	(262,000)	(262,000)
Repurchase of common shares	(5,000)	(1,146,000)	(113,000)
Payments of debt financing costs	(166,000)	-	-
Net cash provided by financing activities from continuing operations	3,000,000	22,080,000	21,094,000
Net cash used in financing activities from discontinued operations	-	(97,000)	(441,000)
Net cash provided by financing activities	3,000,000	21,983,000	20,653,000
Net increase (decrease) in cash and cash equivalents	513,000	(396,000)	482,000
Cash and cash equivalents at beginning of year	90,000	486,000	4,000
Cash and cash equivalents at end of year	$603,000	$90,000	$486,000

Limoneira Company

Consolidated Statements of Cash Flows (continued)

	Years Ended October 31
	2009	2008	2007
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$3,000,000	$2,548,000	$2,557,000
Cash paid during the year for income taxes, net of (refunds) received	$(987,000)	$2,935,000	$131,000
Non-cash investing, financing and other comprehensive income (loss) transactions:
Minimum pension liability adjustment, net of tax benefit	$1,915,000	$381,000	$(1,286,000)
Unrealized holding (gain) loss on security, net of tax benefit	$(3,042,000)	$7,677,000	$(7,920,000)
Unrealized loss from derivatives, net of tax benefits	$921,000	$383,000	$-
Write-off of intangible asset	$-	$34,000	$-
Conversion of note receivable and interest from Templeton Santa Barbara, LLC to controlling equity interest	$-	$22,656,000	$-
Capital expenditures accrued but not paid at year-end	$242,000	$600,000	$-

See Notes to Consolidated Financial Statements. All shares and per share amounts have been adjusted to reflect the capital structure changes effective as of March 24, 2010.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements

1. Business

Limoneira Company, a Delaware Company (the Company), engages primarily in growing citrus and avocados, picking and hauling citrus, packing lemons, and housing rentals and other real estate operations. The Company is also engaged in real estate development.

The Company markets its agricultural products primarily through Sunkist Growers, Inc. (Sunkist) and Calavo Growers, Inc. (Calavo).

Most of the Company’s citrus production is marketed and sold under the Sunkist brand to the food service industry, wholesalers and retail operations throughout North America, Asia, and certain other countries primarily through Sunkist, an agricultural marketing cooperative of which the Company is a member. As an agricultural cooperative, Sunkist coordinates the sales and marketing of the Company’s citrus products which are processed through the Company’s packinghouse.

The Company provides all of its avocado production to Calavo, a packing and marketing company listed on NASDAQ under the symbol CVGW. Calavo’s customers include many of the largest retail and food service companies in the United States and Canada. The Company’s avocados are packed by Calavo, sold and distributed under its own brands to its customers primarily in the United States and Canada.

Effective March 24, 2010, the Company amended our certificate of incorporation to increase the authorized number of shares of common stock, and effected a ten-for-one split of our common stock.  All references in the accompanying consolidated financial statements to (i) the value and number of shares of the Company’s common stock, (ii) the authorized number of shares of the Company’s common stock and preferred stock, and (iii) loss per share and dividends per share have been retroactively adjusted to reflect these changes.

2. Summary of Significant Accounting Policies

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and the accounts of all the subsidiaries and investments in which a controlling interest is held by the Company. All significant intercompany transactions have been eliminated. The financial statements represent the consolidated financial position, results of operations and cash flows of Limoneira Company and its wholly owned subsidiaries: Limoneira Land Company, Limoneira Company International Division, LLC, Limoneira Mercantile, LLC, and Templeton Santa Barbara, LLC. All variable interest entities for which the Company is considered the primary beneficiary are consolidated. These variable interest entities are 6037 East Donna Circle, LLC and 6146 East Cactus Wren Road, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost, net of accumulated depreciation. Depreciation is computed using the straight-line method at rates based upon the estimated useful lives of the related assets as follows (in years):

Land improvements	10 – 20
Buildings and building improvements	10 – 50
Equipment	5 – 20
Orchards	20 – 40

Costs of planting and developing orchards are capitalized until the orchards become commercially productive. Planting costs consist primarily of the costs to purchase and plant nursery stock. Development costs consist primarily of the maintenance costs of orchards such as cultivation, pruning, irrigation, labor, spraying and fertilization, and interest costs during the development period. The Company ceases the capitalization of costs and commences depreciation when the orchards become commercially productive.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Capitalized Interest

Capitalized interest is recorded on non-bearing orchards, real estate development projects, and significant construction in progress using the average interest rate during the fiscal year. Interest of $2,252,000 and $1,292,000 was capitalized during the years ended October 31, 2009 and 2008, respectively, and is included in property, plant, and equipment and real estate development assets in the Company’s consolidated balance sheets.

Real Estate Development

Expenditures for real estate development projects are capitalized at cost and include, but are not limited to, land purchases, interest, professional fees, and construction costs. Capitalization of interest ceases when a project is substantially complete and available for sale. Other costs related to real estate development projects, but which are expensed as incurred, include campaign costs and certain consulting fees.

Marketable Securities

The Company considers investments not qualifying as cash equivalents, but are readily marketable, to be marketable securities. The Company classifies all marketable securities as available-for-sale. The Company’s investments in marketable securities are stated at fair value with unrealized gains (losses), net of tax, reported as a component of accumulated other comprehensive income (loss) in the Company’s consolidated statements of stockholders’ equity.

Equity in Investments

Investments in unconsolidated joint ventures in which the Company has significant influence but less than a controlling interest, or is not the primary beneficiary if the joint venture is determined to be a variable interest entity, are accounted for under the equity method of accounting and, accordingly, are adjusted for capital contributions, distributions, and the Company’s equity in net earnings or loss of the respective joint venture.

Intangible Assets

Intangible assets consist primarily of acquired water and mineral rights and a patent. The Company evaluates its indefinite-life intangible assets annually or whenever events or changes in circumstances indicate an impairment of the assets’ value may exist.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates long-lived assets, including its definite-life intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated undiscounted future cash flows from the use of an asset are less than the carrying value of that asset, a write-down is recorded to reduce the carrying value of the asset to its fair value. Assets held for sale are carried at the lower of cost or fair value less cost to sell.

The Company wrote down the carrying value of certain of its real estate development projects in fiscal years 2009 and 2008. See Note 5.

Fair Values of Financial Instruments

The fair values of financial instruments are based on level one indicators, or quoted market prices, where available, or are estimated using the present value or other valuation techniques. Estimated fair values are significantly affected by the assumptions used.

The carrying amounts of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and growers payable, and accrued liabilities reported on the Company’s consolidated balance sheets approximate their fair values due to the short-term nature of the instruments.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt is approximately equal to its carrying amount as of October 31, 2009, and $278,000 greater than its carrying amount as of October 31, 2008.

Concentrations of Credit Risk

The Company grants credit in the course of its operations to cooperatives, companies and lessees of the Company’s facilities. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Accounts receivable are stated at their estimated fair values in the Company’s consolidated balance sheets.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Sales to customers through the Sunkist network accounted for approximately 64% of the Company’s revenues during fiscal year 2009, approximately 75% during fiscal year 2008, and approximately 73% during fiscal year 2007.

The Company maintains its cash and cash equivalents in federally insured financial institutions. The account balances at these institutions periodically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage and, as a result, there is a concentration of risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes the risk is not significant.

Derivative Financial Instruments

The Company uses derivative financial instruments for purposes other than trading to manage its exposure to interest rates as well as to maintain an appropriate mix of fixed and floating-rate debt. Contract terms of a hedge instrument closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. Contracts that are effective at meeting the risk reduction and correlation criteria are recorded using hedge accounting. If a derivative instrument is a hedge, depending on the nature of the hedge, changes in the fair value of the instrument will be either offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or be recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value will be immediately recognized in earnings. Instruments that do not meet the criteria for hedge accounting, or contracts for which the Company has not elected hedge accounting, are valued at fair value with unrealized gains or losses reported in earnings during the period of change.

Comprehensive Income (Loss)

Comprehensive income (loss) is reported in the Company’s consolidated statements of stockholders’ equity as a component of retained earnings and consists of net income (loss) and other gains and losses affecting stockholders’ equity that, under U.S. GAAP, are excluded from net income (loss).

Basic and Diluted Net Income per Share

Basic net income per common share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of share-based compensation. Diluted net income per common share is calculated using the diluted weighted-average number of common shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation calculated using the treasury stock method of 10,000 for fiscal year 2009, 30,000 for fiscal year 2008, and zero for fiscal year 2007. The Series B convertible preferred shares (see Note 18) are anti-dilutive for fiscal years 2009, 2008, and 2007.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Sales of products and related costs of products are recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue from the sales of certain of the Company’s agricultural products is recorded based on estimated proceeds provided by certain of the Company’s sales and marketing partners (Calavo and other third-party packinghouses) due to the timing differences between when the product is delivered by the Company and the closing of the pools for such fruits at the end of each month. Calavo and other third-party packinghouses are agricultural cooperatives or function in a similar manner as an agricultural cooperative. As such, the Company applies specific authoritative agriculture revenue recognition guidance related to transactions between patrons and agriculture marketing cooperatives to record revenue at time of delivery to the packinghouses relating to fruits that are in pools that have not yet closed at month end if (a) the related fruits have been delivered to and accepted by Calavo and other third-party packinghouses (i.e. title has transferred to Calavo and other third-party packinghouses) and (b) sales price information has been provided by Calavo and other third-party packinghouses (based on the marketplace activity for the related fruit) to estimate with reasonable certainty the final selling price for the fruit upon the closing of the pools. Historically, the revenue that is recorded based on the sales price information provided to the Company by Calavo and other third-party packinghouses at the time of delivery, have not materially differed from the actual amounts that are paid after the monthly pools are closed.

For citrus products processed through the Company’s packinghouse and sold by Sunkist on the Company’s behalf, the Company has (i) the general and physical inventory risk, (ii) the discretion in supplier selection, and (iii) is involved in the determination of the product that is ultimately sold to the customer. In addition, Sunkist earns a fixed amount per carton sold for its sales and marketing services. The sales and marketing services received from Sunkist are an identifiable benefit to the Company as these benefits enable the Company to effectively market and sell its citrus product (for which the Company is charged a fixed amount per carton sold through by Sunkist) and can be sufficiently separable from the purchase of the citrus products by the end-customer.  In addition, the Company has the ability to enter into an exchange transaction with a party other than Sunkist in order to receive the similar sales and marketing services that Sunkist currently provides. Lastly, the Company is able to reasonably estimate that the fair value of the sales and marketing services received from Sunkist approximates the per carton fee charged by Sunkist since Sunkist, an agricultural marketing cooperative of which the Company is a member, charges standard per carton fees to all members within its cooperative and such fees are based on sales and marketing expenses incurred by Sunkist for which the Company has an adequate level of visibility as a cooperative member.  As such, the Company records the revenues related to these citrus sales on a gross basis with the amounts paid to Sunkist for the sales and marketing services it renders being recorded in agriculture cost and expenses in the Company’s consolidated statement of operations.

The Company’s avocados, oranges, specialty citrus and other specialty crops are packed and sold through by Calavo and other third-party packinghouses. Specifically, the Company delivers all of its avocado production from its orchards to Calavo. These avocados are then packed by Calavo at its own packinghouse, and then sold and distributed under its own brands to its customers primarily in the United States and Canada. The Company’s arrangements with other third-party packinghouses related to its oranges, specialty citrus and other specialty crops are similar to its arrangement with Calavo.

The Company’s arrangements with its third-party packinghouses are such that the Company is the producer and supplier of the product and the third-party packinghouses are the Company’s customers.  The revenues the Company recognizes related to the fruits sold to the third-party packinghouses are based on the volume and quality of the fruits delivered, the market price for such fruit, less the packinghouses’ charges to pack and market the fruit. Such packinghouse charges include the grading, sizing, packing, cooling, ripening and marketing of the related fruit.   The Company bears inventory risk until product is delivered to the third-party packinghouses at which time title to the product is transferred to the third-party packinghouses and revenue is recognized.  The third-party packinghouses are (a) the primary obligor in the arrangements with their end customers, (b) have general inventory risk once the Company delivers the product to the packinghouse and (c) bear the credit risk related to sales to their end-customer.  The Company is charged by the third-party packinghouse for packaging and marketing services and records revenues net of such charges. Such third-party packinghouse charges are recorded as a reduction of revenue based on the application of specific authoritative revenue recognition guidance related to a “Vendor’s Income Statement Characterization of Consideration Given to a Customer”.  The identifiable benefit the Company receives from the third-party packinghouses for packaging and marketing services cannot be sufficiently separated from the third-party packinghouses’ purchase of the Company’s products.  In addition, the Company is not able to reasonably estimate the fair value of the benefit received from the third-party packinghouses for such services and as such, these costs are characterized as a reduction of revenue in the Company’s consolidated statement of operations.

For rental revenue, minimum rent revenues are generally recognized on a straight-line basis over the respective initial lease term. Contingent rental revenues are contractually defined as to the percentage of rent to be received by the Company and are tied to fees collected by the lessee. The Company’s contingent rental arrangements generally require payment on a monthly basis with the payment based on the previous month’s activity. The Company accrues contingent rental revenues based upon estimates and adjusts to actual as the Company receives payments. Organic recycling percentage rents range from 5% to 10%.

Advertising Expense

Advertising costs are expensed as incurred. Such costs in fiscal years 2009, 2008 and 2007 were $57,000, $153,000, and $110,000, respectively.

Cultural Costs

Costs of bringing crops to harvest are inventoried when incurred. Such costs are expensed when the crops are sold and are recorded in agriculture cost and expenses in the Company’s consolidated statement of operations. Costs during the current year related to the next year’s crop are inventoried and carried in inventory until the matching crop is harvested and sold.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Leases

The Company records rent expense for its operating leases on a straight-line basis from the lease commencement date as defined in the lease agreement until the end of the base lease term.

Recently Adopted Accounting Pronouncements

In October 2009, the Company adopted Financial Accounting Standards Board Accounting Standard Codification (FASB ASC) 105 (SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles). FASB ASC 105 (SFAS No. 168) established the FASB Accounting Standards Codification (the Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial standards in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC 105 (SFAS No. 168) is effective for financial statements issued for interim and annual periods after September 15, 2009. On the effective date of FASB ASC 105 (SFAS No. 168), all then-existing non-SEC accounting and reporting standards are superseded, with the exception of certain as the promulgations listed in FASB ASC 105 (SFAS No. 168). The adoption of FASB ASC 105 (SFAS No. 168) had no effect on the Company’s consolidated financial statements, since the purpose of the Codification is not to create new accounting and reporting guidance. Rather, the Codification is meant to simplify user access to all authoritative U.S. GAAP. References to U.S. GAAP in our financial statements have been updated, as appropriate, to cite the Codification of FASB ASC 105 (SFAS No. 168).

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In October 2009, the Company adopted FASB ASC 855 (SFAS No. 165, Subsequent Events). FASB ASC 855 (SFAS No. 165) established accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In addition, FASB ASC 855 (SFAS 165) requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. FASB ASC 855 (SFAS No. 165) is effective for fiscal years and interim periods ending after June 15, 2009. The adoption of FASB ASC 855 (SFAS No. 165) did not have a material impact on the Company’s consolidated financial statements.

In November 2008, the Company adopted FASB ASC 820 (SFAS No. 157, Fair Value Measurements), for its financial assets and liabilities. FASB ASC 820 (SFAS No. 157) provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820 (SFAS No. 157) defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820 (SFAS No. 157) also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.

The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•
Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

FASB ASC 820 (SFAS No. 157) requires the use of observable market inputs (quoted market prices) when measuring fair value and requires a Level 1 quoted price to be used to measure fair value whenever possible.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company’s adoption of FASB ASC 820 (SFAS No. 157) did not have a material impact on its financial position, results of operations or liquidity.

In accordance with FASB ASC 820 (FSP FAS No. 157-2, Effective Date of FASB Statement No. 157), the Company elected to defer, until November 2009, the adoption of FASB ASC 820 (SFAS No. 157) for all nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of FASB ASC 820 (SFAS No. 157) for those assets and liabilities within the scope of FASB ASC 820 (FSP FAS No. 157-2) is not expected to have a material impact on the Company’s financial position, results of operations, or liquidity.

In November 2008, the Company adopted FASB ASC 825 (SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115), which permits entities to choose to measure many financial instruments and certain other items at fair value. The Company already records its marketable securities at fair value in accordance with FASB ASC 320 (SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities). The adoption of FASB ASC 825 (SFAS No. 159) did not have an impact on the Company’s consolidated financial statements, as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.

In March 2008, the Company adopted FASB ASC 815 (SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities). FASB ASC 815 (SFAS No. 161) requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under FASB ASC 815 (SFAS No. 161) and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. The adoption of FASB ASC 815 (SFAS No. 161) did not have an impact on the Company’s consolidated financial statements and related disclosures.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, Measuring Liabilities at Fair Value (ASU No. 2009-05). ASU No. 2009-05 amends ASC 820, Fair Value Measurements. Specifically, ASU No. 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU No. 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. ASU No. 2009-05 is effective for the first reporting period after its issuance, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company does not believe that the adoption of ASU No. 2009-05 will have a material impact on its consolidated financial statements.

In June 2009, the FASB issued Financial Accounting Standard No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 (SFAS No. 166). SFAS No. 166 clarifies the information that an entity must provide in its financial statements surrounding a transfer of financial assets and the effect of the transfer on its financial position, financial performance, and cash flows. This Statement is effective as of the beginning of the annual period beginning after November 15, 2009. The Company does not believe that the adoption of SFAS No. 166 will have a material impact on its consolidated financial statements.

In June 2009, the FASB issued Financial Accounting Standard No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS No. 167). SFAS No. 167 clarifies and improves financial reporting by entities involved with variable interest entities. This Statement is effective as of the beginning of the annual period beginning after November 15, 2009. The Company does not believe that the adoption of SFAS No. 167 will have a material impact on its consolidated financial statements.

In December 2008, the FASB issued FASB ASC 810 (SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51), which changes the accounting and reporting for minority interests. Minority interests will be re-characterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. The Company will adopt FASB ASC 810 (SFAS No. 160) no later than the first quarter of fiscal 2010. The Company does not believe that the adoption of FASB ASC 810 (SFAS No. 160) will have a material impact on its consolidated financial statements.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In December 2008, the FASB issued FASB ASC 805 (SFAS No. 141R (revised 2008), Business Combinations), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. The Company will adopt FASB ASC 805 (SFAS No. 141R) no later than the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date.

In April 2008, the FASB issued FASB ASC 350-30 (FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets). FASB ASC 350-30 (FSP FAS No. 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350 (SFAS No. 142). This change is intended to improve the consistency between the useful life of a recognized intangible asset under FASB ASC 350 (SFAS No. 142) and the period of expected cash flows used to measure the fair value of the asset under FASB ASC 805 (SFAS No. 141R) and other generally accepted accounting principles. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FASB ASC 350-30 (FSP FAS No. 142-3) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company does not believe that the adoption of FASB ASC 350-30 (FSP FAS No. 142-3) will have a material impact on its consolidated financial statements.

3. Fair Value Measurements

Under the FASB ASC 820 (SFAS No. 157) hierarchy, an entity is required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The following table sets forth the Company’s financial assets and liabilities as of October 31, 2009, that are measured on a recurring basis during the period, segregated by level within the fair value hierarchy:

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

 3. Fair Value Measurements (continued)

	Level 1	Level 2	Level 3	Total
Assets at fair value:
Available- for -sale securities	$11,870,000	$–	$–	$11,870,000
Liabilities at fair value:
Derivatives	–	2,171,000	–	2,171,000

Available-for-sale securities consist of marketable securities in Calavo Growers, Inc. common stock. The Company currently own approximately 4.6% of Calavo’s outstanding common stock. These securities are measured at fair value by quoted market prices. Calavo’s stock price at October 31, 2009 and 2008, equaled $17.85 per share and $10.15 per share. See Note 7.

Derivatives consist of interest rate swaps whose fair values are estimated using industry-standard valuation models. Such models project future cash flows and discount the future amounts to a present value using market-based observable inputs. See Note 12.

4. Property, Plant, and Equipment

Property, plant, and equipment consist of the following at October 31:

	2009	2008

Land	$25,186,000	$24,064,000
Land improvements	11,810,000	11,810,000
Buildings and building improvements	13,503,000	11,752,000
Equipment	21,329,000	21,087,000
Orchards	21,372,000	18,375,000
Construction in progress	1,171,000	3,186,000
	94,371,000	90,274,000
Less accumulated depreciation	(40,554,000)	(38,684,000)
	$53,817,000	$51,590,000

Depreciation expense was $2,310,000, $2,421,000 and $2,257,000 for fiscal years 2009, 2008, and 2007, respectively, and amortization expense was $13,000, $13,000, and $10,000 for fiscal years 2009, 2008, and 2007, respectively.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

5. Real Estate Development Assets/Assets Held for Sale

Real estate development assets consist of the following at October 31:

	2009	2008
East Areas 1 and 2:
Land and land development costs	$37,788,000	$35,604,000
Templeton Santa Barbara, LLC:
Land and land development costs	15,337,000	16,090,000
Arizona Development Projects:
Land and land development costs	–	5,718,000
Total included in real estate development asset	$53,125,000	$57,412,000

Assets held for sale consist of the following at October 31:

	2009	2008
Templeton Santa Barbara, LLC and Arizona Development Project:
Land and land development costs	$6,774,000	$6,270,000
Total included in assets held for sale	$6,774,000	$6,270,000

East Areas 1 and 2

In fiscal year 2005, the Company began capitalizing the costs of two real estate projects east of Santa Paula, California, for the development of 550 acres of land into residential units, commercial buildings, and civic facilities. The initial net book value of the land associated with this project was $8,253,000. During fiscal years 2009 and 2008, the Company capitalized $2,184,000 and $1,756,000, respectively, of costs related to these real estate development projects. Additionally, in relation to this project, the Company has incurred expenses of $110,000, $966,000, and $1,160,000 in fiscal years 2009, 2008, and 2007, respectively. During fiscal year 2008, the Company purchased a 63-acre parcel of land within the project boundary for $22,000,000, which is included in real estate development assets in the Company’s consolidated balance sheets at October 31, 2009 and 2008.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

5. Real Estate Development Assets/Assets Held for Sale (continued)

Templeton Santa Barbara, LLC

In December 2006, the Company entered into an agreement with Templeton Santa Barbara, LLC (Templeton) whereby the Company provided a $20,000,000 loan to Templeton (the Bridge Loan). Templeton used these funds to purchase four residential development parcels in Santa Maria, California (Templeton project). The Company obtained the funds for the Bridge Loan through a term loan allowed under its credit arrangement with City National Bank (the Term Loan). The Term Loan matured on April 30, 2008 (see Note 11). Interest on the Bridge Loan was equal to the Prime rate plus 2%. The $20,000,000 principal balance on the Bridge Loan was due and payable on March 31, 2008, with the remaining outstanding balance due on October 31, 2009. Under the terms of the agreement with Templeton, the Company had the option to participate in the Templeton project as a 20% equity partner or participate as a lender receiving a preferred interest rate.

In December 2008, the Company amended its credit arrangement with City National Bank to extend the maturity date of the Term Loan issued to the Company under that credit arrangement from December 31, 2007 to April 30, 2008. The Company then entered into an agreement (the Agreement) with Templeton to extend the due date of the $20,000,000 Bridge Loan issued to Templeton by the Company from December 31, 2007 to March 31, 2008. Interest payable to the Company by Templeton during the extension period was at a rate of Prime plus 2%. The Agreement called for Templeton to exercise its “best efforts” to sell and/or refinance the Templeton project using the proceeds from the Bridge Loan. The Agreement also prioritized the use of all funds received upon the sale or refinance of the Templeton project as well as defined the Company’s participation in the ultimate disposition of the Templeton project.

At March 31, 2008, Templeton was unable to meet its obligation under the terms of the Agreement with the Company. As a result, the Company assumed a 75% controlling interest in the Templeton project and began consolidating all of the activities of the Templeton project beginning in April 2008. The $2,656,000 interest recognized on the Bridge Loan balance at March 31, 2008, was capitalized into the development costs associated with the Templeton project. The Term Loan was repaid by the Company in fiscal 2008 with proceeds from the Rabobank credit facility (see Note 11). Templeton’s minority interest basis in the Templeton project was zero at October 31, 2008. Templeton assigned its remaining 25% interest in the Templeton project to the Company in March 2009.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

5. Real Estate Development Assets/Assets Held for Sale (continued)

The Company wrote down the carrying value of its Templeton project by $4,659,000 in fiscal year 2009 and $1,341,000 in fiscal year 2008 based on the results of independent appraisals which indicated that the fair value of the land and land development costs related to the Templeton project was less than its carrying value at October 31, 2009 and 2008, respectively.

In October 2008, the Company received an offer from a third party to purchase one of the four real estate development parcels within the Templeton project. The net carrying value (inclusive of impairment charges) related to this particular real estate development parcel was $6,270,000 and was recorded in assets held for sale in the Company’s consolidated balance sheet at October 31, 2008. The sale of this real estate development parcel fell out of escrow during fiscal 2009 and is no longer being held for sale. As such, the net carrying value (inclusive of impairment charges) of this real estate development parcel is included in real estate development assets in the Company’s consolidated balance sheet at October 31, 2009.

In September 2009, another of the four real estate development parcel within the Templeton project went into escrow. The net carrying value (inclusive of impairment charges) related to this particular real estate development parcel is $3,476,000 and is recorded in assets held for sale in the Company’s Consolidated Balance Sheet at October 31, 2009.

The three real estate development parcels not included in assets held for sale are included in real estate development assets in the Company’s October 31, 2009 and 2008 Consolidated Balance Sheets.

Arizona Development Projects

In fiscal year 2007, the Company and Bellagio Builders, LLC, an Arizona limited liability company, formed a limited liability company, 6037 East Donna Circle, LLC (Donna Circle), with the sole business purpose of constructing and marketing an approximately 7,500 square foot luxury home in Paradise Valley, Arizona (Donna Circle project). In February 2007, Donna Circle obtained an unsecured, non-revolving line of credit for $3,200,000 with Mid-State Bank (the DC Line). The DC Line called for monthly, interest only payments with all unpaid principal due at maturity in February 2009. The interest rate for the DC Line was 7%. All principal and interest under the DC Line was guaranteed by the Company. As such, the Company was required to consolidate the activities of the Donna Circle project since the Company was the primary beneficiary in Donna Circle (which is deemed to be variable interest entity).The DC Line was repaid by the Company in fiscal year 2008 with proceeds from the Rabobank credit facility (see Note 11).

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

5. Real Estate Development Assets/Assets Held for Sale (continued)

Donna Circle used proceeds of $1,368,000 from the DC Line to purchase property in Paradise Valley, Arizona, for the construction of a luxury home. Additionally, Donna Circle used proceeds of $1,621,000 from borrowings for site preparation, architect fees, and construction of the project. Total capitalized costs of $2,989,000 are included in real estate development assets in the Company’s consolidated balance sheet at October 31, 2008.

In December 2008, the Donna Circle project was completed (after incurring an additional $407,000 of capitalized costs during fiscal 2009) and the property was listed for sale with a real estate broker. As such, the real estate development assets related to the Donna Circle project were classified by the Company as assets held for sale at that time. In June 2009, the Company decided not to sell Donna Circle and instead, executed a two-year lease agreement for the Donna Circle property with a third party (Renters) whereby the Company is to receive approximately $7,600 a month in rental fees for a 24-month period (beginning in July 2009). Based on the terms of the lease agreement, the Renters have the option to extend the lease for 12 months (after the initial 24-month rental period) at $8,000 per month and may purchase the home during the option period for approximately $3,800,000. As such, the Company reclassified its capitalized real estate development assets from asset held for sale to property, plant, and equipment in the Company’s consolidated balance sheet at October 31, 2009, as the Donna Circle property is being held and used by the Company to generate rental income. The Company recognized $39,000 in rental income related to its Donna Circle property in fiscal year 2009. Such amounts are included in other revenues in the Company’s consolidated statement of operations for the year ended October 31, 2009.

The net carrying value related to Donna Circle is $2,750,000 at October 31, 2009, consisting of capitalized land costs with a basis of $1,121,000 and capitalized building costs of $1,629,000, net of (a) fiscal year 2009 depreciation expense on the capitalized building costs of $43,000 and (b) a fiscal year 2009 impairment charge of $603,000 (which was allocated pro-rata between the Company’s basis in the capitalized land and building costs for the Donna Circle property). The fiscal 2009 impairment charge was the result of an independent appraisal which indicated that the fair value of the Donna Circle project was less than its carrying value at October 31, 2009.

In fiscal year 2007, the Company and Bellagio Builders, LLC, an Arizona limited liability company, formed a limited liability company, 6146 East Cactus Wren Road, LLC (Cactus Wren) with the sole business purpose of constructing and marketing an approximately 9,500 square-foot luxury home in Paradise Valley, Arizona (Cactus Wren project). In March 2007, Cactus Wren obtained an unsecured, non-revolving line of credit for $3,900,000 with Mid-State Bank (the CW Line). The CW Line called for monthly, interest only payments with all unpaid principal due at maturity in March 2009. The interest rate for the CW Line was 7%. All principal and interest under the CW Line was guaranteed by the Company. As such, the Company was required to consolidate the activities of the Cactus Wren project since the Company was the primary beneficiary in Cactus Wren (which is deemed to be variable interest entity).The CW Line was repaid by the Company in fiscal year 2008 with proceeds from the Rabobank credit facility (see Note 11).

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

5. Real Estate Development Assets/Assets Held for Sale (continued)

Cactus Wren used proceeds of $1,640,000 from the CW Line to purchase property in Paradise Valley, Arizona, for the construction of a luxury home. Additionally, Cactus Wren used proceeds of $2,599,000 from borrowings for site preparation, architect fees, and construction of the project. Total capitalized costs of $2,729,000 are included in real estate development assets in the Company’s consolidated balance sheet at October 31, 2008.

In June 2009, the Cactus Wren project was completed (after incurring an additional $1,510,000 of capitalized costs during fiscal year 2009) and the property was listed for sale with a real estate broker. The property remains unsold at October 31, 2009. As such, the real estate development assets related to the Cactus Wren project is classified by the Company as assets held for sale in the Company’s consolidated balance sheet at October 31, 2009.

The net carrying value related to Cactus Wren is $3,298,000 at October 31, 2009, consisting of capitalized land and land development costs, net of a fiscal year 2009 impairment charge of $941,000. The fiscal year 2009 impairment charge was the result of an independent appraisal which indicated that the fair value of the Cactus Wren project was less than its carrying value at October 31, 2009.

6. Equity Investments

Limco Del Mar, Ltd.

The Company has a 1.3% interest in Limco Del Mar, Ltd. (Del Mar) as a general partner and a 22.1% interest as a limited partner. Based on the terms of the partnership agreement, the Company may be removed without cause from the partnership upon the vote of the limited partners owning an aggregate of 50% or more interest in the partnership. Since the Company has significant influence, but less than a controlling interest, the Company’s investment in Del Mar is accounted for using the equity method of accounting.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

6. Equity Investments (continued)

The Company provided Del Mar with farm management, orchard land development, and accounting services, which resulted in cash receipts of $134,000, $136,000, and $128,000 in fiscal years 2009, 2008, and 2007, respectively. The Company also performed contract lemon packing services for Del Mar in the amount of $425,000, $415,000, and $528,000 in fiscal years 2009, 2008, and 2007, respectively. Fruit proceeds due to Del Mar were $125,000 and $354,000 at October 31, 2009 and 2008, respectively.

Vista Pointe, LLC

The Company and Priske Jones, Inc. each owned a 50% interest in Vista Pointe, LLC, which was formed in 1996 for the purpose of developing 9 estate lots and 28 single-family homes in Santa Paula, CA. Since the Company had significant influence, but less than a controlling interest, the Company’s investment in Vista Pointe, LLC was accounted for using the equity method of accounting. In fiscal 2009, the 10-year liability period for construction defects expired, and Vista Pointe, LLC was liquidated. Prior to its liquidation, Vista Pointe, LLC distributed $7,000 to the Company during fiscal year 2009. The remaining $6,000 equity investment balance was written off by the Company during fiscal year 2009.

Windfall Investors, LLC

In September 2005, the Company, along with Windfall, LLC (Windfall), formed a partnership, Windfall Investors, LLC (Investors). Also, in September of 2005, Investors purchased a 724-acre ranch in Creston, California (the Ranch), for $12,000,000.

The Company and Windfall each made initial capital contributions to Investors of $300 (15% ownership interest) and $1,700 (85% ownership interest), respectively. To fund the purchase of the Ranch, Investors secured a long-term loan from Farm Credit West (the Bank) for $9,750,000 (term loan). The remaining $2,250,000 of the purchase was provided from an $8,000,000 revolving line of credit (revolving line of credit) provided to Investors by the Bank under an agreement entered into between Investors and the Bank in September 2005. In May 2008, the Bank agreed to increase the total line of credit available to Investors from $8,000,000 to $10,500,000. The total indebtedness outstanding under the term loan and the revolving line of credit are guaranteed, jointly and severally, by the Company and Windfall. At October 31, 2009 and 2008, there was $19,186,000 and $18,056,000, respectively, outstanding under the term loan and the revolving line of credit.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

6. Equity Investments (continued)

In fiscal 2008, the Company and Windfall amended its Operating Agreement for Investors. Effective January 1, 2007, net profits or net losses from operation of the Ranch’s equestrian facilities were agreed to be shared by the Company and Windfall 0% and 100%, respectively. Net profits or net losses from the sale or disposition of the Ranch were agreed to be shared by the Company and Windfall 15% and 85%, respectively.

The Company has a variable interest in Investors (which is deemed to be a variable interest entity). However, the Company is not required to consolidate Investors since the Company is not the primary beneficiary of Investors due to the Company not being required to absorb a majority of Investor’s expected losses or receive a majority of Investor’s expected residual returns.

Since the Company has significant influence, but less than a controlling interest, the Company accounts for its investment in Investors using the equity method of accounting. See Note 21 for details on the subsequent event transaction related to Investors.

Romney Property Partnership

In May 2007, the Company and an individual formed the Romney Property Partnership (Romney) for the purpose of owning an office building and adjacent lot in Santa Paula, California. The Company paid $489,000 in 2007 for 75% interest in Romney and contributed an additional $30,000 to the partnership during fiscal 2008. The terms of the partnership agreement affirm the status of the Company as a noncontrolling investor in the partnership since the Company cannot exercise unilateral control over the partnership. Since the Company has significant influence, but less than a controlling interest, the Company’s investment in Romney is accounted for using the equity method of accounting. Net profits, losses, and cash flows of Romney are shared by the Company and the individual 75% and 25%, respectively.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

6. Equity Investments (continued)

The following are condensed (unaudited) financial statements of the equity method investees for the years ended October 31, 2009, 2008, and 2007, respectively:

		Vista
	Del Mar	Pointe	Investors	Romney	Total
2009
Assets	$1,656,000	$–	$12,435,000	$680,000	$14,771,000

Liabilities	$–	$–	$19,492,000	$–	$19,492,000
Equity (deficit)	1,656,000	–	(7,057,000)	680,000	(4,721,000)
Total liabilities and equity	$1,656,000	$–	$12,435,000	$680,000	$14,771,000

Revenues	$846,000	$–	$660,000	$16,000	$1,522,000
Expenses	735,000	10,000	1,948,000	19,000	2,712,000
Net income (loss)	$111,000	$(10,000)	$(1,288,000)	$(3,000)	$(1,190,000)

2008
Assets	$1,857,000	$10,000	$12,616,000	$683,000	$15,166,000

Liabilities	$–	$–	$18,385,000	$–	$18,385,000
Equity (deficit)	1,857,000	10,000	(5,769,000)	683,000	(3,219,000)
Total liabilities and equity (deficit)	$1,857,000	$10,000	$12,616,000	$683,000	$15,166,000

Revenues	$2,430,000	$–	$968,000	$21,000	$3,419,000
Expenses	698,000	2,000	2,879,000	19,000	3,598,000
Net income (loss)	$1,732,000	$(2,000)	$(1,911,000)	$2,000	$(179,000)

2007
Assets	$2,781,000	$12,000	$13,056,000	$652,000	$16,501,000

Liabilities	$–	$–	$16,914,000	$–	$16,914,000
Equity (deficit)	2,781,000	12,000	(3,858,000)	652,000	(413,000)
Total liabilities and equity (deficit)	$2,781,000	$12,000	$13,056,000	$652,000	$16,501,000

Revenues	$2,172,000	$–	$1,638,000	$12,000	$3,822,000
Expenses	648,000	2,000	3,424,000	11,000	4,085,000
Net income (loss)	$1,524,000	$(2,000)	$(1,786,000)	$1,000	$(263,000)

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

6. Equity Investments (continued)

Limoneira Company’s investment and equity in (losses) earnings of the equity method investees are as follows:

		Vista
	Del Mar	Pointe	Investors	Romney	Total

Investment balance October 31, 2006	$1,352,000	$13,000	$(1,036,000)	$–	$329,000
Equity earnings (losses)	357,000	–	(268,000)	–	89,000
Cash distribution	(362,000)	–	–	–	(362,000)
Investment contributions	37,000	–	–	489,000	526,000
Investment balance October 31, 2007	1,384,000	13,000	(1,304,000)	489,000	582,000
Equity earnings (losses)	405,000	–	(252,000)	–	153,000
Cash distribution	(623,000)	–	–	–	(623,000)
Investment contributions	–	–	–	30,000	30,000
Investment balance October 31, 2008	1,166,000	13,000	(1,556,000)	519,000	142,000
Equity earnings (losses)	26,000	(6,000)	(186,000)	(4,000)	(170,000)
Cash distribution	(72,000)	(7,000)	–	–	(79,000)
Investment balance October 31, 2009	$1,120,000	$–	$(1,742,000)	$515,000	$(107,000)

The Company’s equity method investment balances in Del Mar, Vista Pointe and Romney are included in equity in investments in the Company’s consolidated balance sheets at October 31, 2009 and 2008, respectively.

The Company is required to record a negative equity method investment balance (which is subsequently reclassified to other-long term liabilities) for Investors since the Company has guaranteed Investor’s outstanding indebtedness under its term loan and revolving line of credit. The Company’s negative equity method investment balance for Investors is included in other long-term liabilities in the Company’s consolidated balance sheets at October 31, 2009 and 2008, respectively.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

7. Investment in Calavo Growers, Inc.

In June 2005, the Company entered into a stock purchase agreement with Calavo. Pursuant to this agreement, the Company purchased 1,000,000 shares, or approximately 6.9%, of Calavo’s common stock for $10,000,000 and Calavo purchased 172,857 shares, or approximately 15.1%, of the Company’s common stock for $23,450,000. Under the terms of the agreement, the Company received net cash consideration of $13,450,000. The Company has classified its marketable securities investment as available-for-sale.

In fiscal year 2009, the Company sold 335,000 shares of Calavo stock for a total of $6,079,000; recognizing a total gain of $2,729,000 which was recorded in other income (expense) in the Company’s consolidated statement of operations for the year ended October 31, 2009. Additionally, the changes in the fair value of the available-for-sale securities result in unrealized holding gains or losses for the remaining shares held by the Company. In fiscal year 2009, the Company recorded a total unrealized holding gain of $5,070,000 due to the increase in the market value of the Company’s remaining 665,000 shares of Calavo common stock at October 31, 2009. In fiscal year 2008, the Company recorded a total unrealized holding loss of $12,760,000 due to the decrease in the market value of its 1,000,000 shares of Calavo common stock at October 31, 2008.

8. Notes Receivable

In fiscal year 2004, the Company sold a parcel of land in Morro Bay, California. The sale was recognized under the installment method and the resulting gain on sale of $161,000 was deferred. In connection with the sale, the Company recorded a note receivable of $4,263,000. Principal of $2,963,000 and interest was paid in April 2005 and $112,000 of the deferred gain was recognized as income at that time. The remaining $49,000 balance of the deferred gain is included in accrued liabilities in the Company’s consolidated balance sheets at October 31, 2009 and 2008. The remaining principal balance of $1,300,000 and the related accrued interest was initially payable in April 2009 and was recorded in current notes receivable in the Company’s consolidated balance sheet at October 31, 2008. However, the Company and the buyer of the Morro Bay land executed a note extension agreement in March 2009. Based on the terms of the note extension agreement, the remaining principal balance of $1,300,000 and the related accrued interest is now required to be paid in full on April 1, 2014, and is being recorded in noncurrent notes receivable in the Company’s consolidated balance sheet at October 31, 2009. Interest continues to accrue at 7.0% on the principal balance of the note.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

8. Notes Receivable (continued)

In connection with the lease of a retail facility, the Company recorded a note receivable in May 2007 of $350,000. The note bears interest at the Prime rate plus 2.00%, payable monthly. This note is unsecured and matures in May 2012. The note receivable balance was $350,000 at October 31, 2009 and 2008, respectively and is being recorded in noncurrent notes receivable in the Company’s consolidated balance sheets.

In connection with Company’s stock grant program (see Note 18), the Company has recorded total notes receivable and accrued interest from related parties of $1,803,000 and $1,456,000 at October 31, 2009 and 2008, respectively. These notes were issued in connection with payments made by the Company on behalf of its employees for payroll taxes on stock compensation. These notes bear interest at the mid-term applicable federal rate then in effect, with principal and accrued interest due and payable within 24 months from the date of the note. A portion of the notes receivable and accrued interest balance related to three employees (the Officers) became due in November and December 2009. As such, the total $1,519,000 notes receivable and accrued interest due to be paid by the Officers within one year at October 31, 2009 is recorded in current notes receivable – related parties in the Company’s consolidated balance sheet at October 31, 2009. The remaining $284,000 notes receivable and accrued interest balance from employees that are not due to be paid within one year at October 31, 2009 is recorded in noncurrent notes receivable – related parties in the Company’s consolidated balance sheet at October 31, 2009. See Note 21 for details on the subsequent event related to these Officers notes receivable balances.

9. Other Assets

Other assets at October 31 are comprised of the following:

	2009	2008

Investments in mutual water companies	$1,205,000	$1,175,000
Acquired water and mineral rights	1,536,000	1,536,000
Definite-lived intangibles and other assets	1,052,000	628,000
Revolving funds and memberships	514,000	575,000
	$4,307,000	$3,914,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

9. Other Assets (continued)

Investments in Mutual Water Companies

The Company’s investments in various not-for-profit mutual water companies provide the Company with the right to receive a proportionate share of water from each of the not-for-profit mutual water companies that have been invested in and do not constitute voting shares and/or rights. Since the Company does not have the ability to control or exercise significant influence over the operating and financial policies of each of these not-for-profit mutual water companies, the Company is accounting for such investments at historical cost.

Acquired Water and Mineral Rights

Acquired water and mineral rights are indefinite-life intangible assets not subject to amortization. No impairments were identified for these indefinite-life intangible assets for the years ended October 31, 2009 and 2008, respectively.

In July 2007, the Company entered into an agreement to purchase 300 membership shares from a member of the Santa Paula Basin Pumpers Association (SPBPA) for $1,500,000. The $1,500,000 acquisition price resulted from a bargained exchange transaction that was conducted at arm’s length. As such, the Company recorded its SPBPA acquired water rights at its acquisition price and is included in other assets in the Company’s consolidated balance sheets. The Company’s acquisition of the 300 membership shares of SPBPA constitutes a purchase of water rights with an indefinite life as the water rights go into perpetuity. The Company also acquired other water rights from an unrelated third party in the amount of $12,000, which is being accounted for consistently with the SPBPA acquired water rights.

The Company’s ownership of mineral rights consists of oil and gas deposits located within the Company’s Ventura County property boundaries. Similar to its acquired water rights, the Company’s acquired mineral rights have an indefinite life as the mineral rights go into perpetuity. The $24,000 acquisition price resulted from a bargained exchange transaction that was conducted at arm’s length. As such, the Company recorded its acquired mineral rights at its acquisition price and is included in other assets in the Company’s consolidated balances sheets.

Definite-Lived Intangibles and Other Assets

In fiscal 2003, the Company paid $150,000 to obtain certain propagation rights (Patent) for an agricultural variety.  During fiscal years 2005 and 2006, the Company incurred an additional $72,000 in costs related to the Patent.  The Patent was issued in fiscal year 2007 and is being amortized over its legal life of 17 years.  The gross carrying value of the Patent was $222,000 as of October 31, 2009 and 2008, respectively. The related accumulated amortization was $34,000 and $21,000 at October 31, 2009 and 2008, respectively.  The Company recorded amortization expense of $13,000 for fiscal years 2009 and 2008, respectively.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

9. Other Assets (continued)

The Company expects to amortize $13,000 each year for fiscal years 2010 through 2014 related to its Patent. The remaining amounts in other assets consist primarily of deferred borrowing costs (see Note 11), amounts invested in the racing career of Charlie Kimball (see Note 13), deferred rent asset (See Note 17) and prepaid pollination equipment (see Note 17).

Revolving Funds and Memberships

Revolving funds and memberships represent the Company’s investments in various cooperative associations. The Company pays to Sunkist and certain other cooperatives an annual assessment based on sales volume or other criteria. These funds are typically held for five years at which time they are refunded to the Company. Revolving funds related to the Company’s fruit packed at outside packinghouses are withheld from payments made to the Company during the year and also refunded, typically in five years.

10. Discontinued Operations

In December 2005, Limoneira Company International Division, LLC entered into an agreement whereby it acquired substantially all of the assets, liabilities, and operations of Movin’ Mocha (Mocha), a California general partnership. The initial purchase price of $1,000,000 was payable $500,000 at closing, $250,000 on the first anniversary of the closing and $250,000 on the second anniversary of the closing. Mocha owned and operated coffee houses and coffee carts in seven locations in the Modesto-Fresno corridor. Additionally, Mocha owned and operated a bakery facility.

In October 2006, the Company decided, that because of continuing operational losses in its retail coffee and coffee distribution businesses, it would exit the coffee business. In connection with that decision, the Company approved a plan to exit the retail coffee and coffee distribution business. Sales and operating losses for fiscal year 2009 were $8,000 and $22,000, respectively. Sales and operating losses for fiscal year 2008 were $181,000 and $418,000, respectively. Sales and operating losses for fiscal 2007 were $1,101,000 and $408,000, respectively. During fiscal year 2007, as a result of an arbitration agreement, the Company finalized the purchase of Mocha with a cash payment of $650,000. The remaining balances due on the purchase price, plus interest, were paid in full and the retail coffee and coffee distribution business incurred an additional charge to income of $75,000 related to the final settlement. Additionally, in fiscal year 2007 the Company wrote down the carrying value of a retail building by $100,000. In fiscal year 2008, the Company ceased operations in all of Mocha’s retail facilities, sold the business along with certain assets, and then proceeded to sell or dispose of all of the remaining assets. At October 31, 2008 the purchaser of one of Mocha’s retail buildings was in default on a note to the Company and the Company initiated the process of foreclosure procedures.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

10. Discontinued Operations (continued)

As a result, the retail coffee and coffee distribution business incurred a charge to income of $86,000 in fiscal year 2008. The foreclosure was finalized in fiscal year 2009, at which time the ownership rights to the building reverted back to the Company.

The assets and liabilities of the coffee business at October 31 are comprised of the following:

	2009	2008

Cash	$4,000	$1,000
Accounts receivable	3,000	14,000
Prepaid expenses	2,000	1,000
Deferred taxes	277,000	301,000
Notes receivable	161,000	156,000
Total assets	$447,000	$473,000
Accounts payable	$2,000	$5,000
Accrued liabilities	–	21,000
Total liabilities	$2,000	$26,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

11. Long-Term Debt

Long-term debt at October 31 is comprised of the following:

	2009	2008
Rabobank revolving credit facility secured by property with a net book value of $12,260,000. The interest rate is variable based on the one-month London Interbank Offered Rate plus 1.50%. Interest is payable monthly and the principal is due in full in June 2013.	$61,671,000	$57,123,000
Central Coast Federal Land Bank Association loan secured by property with a net book value of $11,674,000. The interest rate is variable and was 3.25% at October 31, 2009. The loan is payable in quarterly installments through November 2022.	7,094,000	7,483,000
Central Coast Federal Land Bank Association loan secured by property with a net book value of $11,674,000. The interest rate is variable and was 3.25% at October 31, 2009. The loan is payable in monthly installments through May 2032.	951,000	976,000
Subtotal	69,716,000	65,582,000
Less current portion	465,000	382,000
Total long-term debt, less current position	$69,251,000	$65,200,000

In October 2001, the Company entered into a credit arrangement with City National Bank whereby it could borrow up to $10,000,000 on an unsecured line of credit, which was renewed in March 2004 and May 2006, and increased to $15,000,000 in March 2007. There were no amounts outstanding at October 31, 2008, under this arrangement. Additionally, the credit arrangement allowed for an additional $5,000,000 to be made available to the Company for equipment acquisition loans. Loans for equipment expenditures were payable in 16 substantially equal quarterly installments. There were no amounts outstanding at October 31, 2008, under this arrangement. The credit arrangement also allowed for a $20,000,000 term loan, with interest payable monthly and principal payable in full on April 30, 2008. This credit arrangement expired in fiscal year 2008.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

11. Long-Term Debt (continued)

In August 2008, the Company entered into a credit arrangement with Rabobank whereby it could borrow up to $80,000,000 on a secured line of credit. The initial agreement was superseded by amended agreements in December 2008 and May 2009. All outstanding amounts due under the credit arrangement with City National Bank were repaid with proceeds from the Rabobank credit facility and the City National Bank credit facility which was allowed to expire.

In fiscal year 2009, the Company incurred $124,000 of costs to Rabobank and other third parties in conjunction with finalizing its debt agreement with Rabobank. Such costs were capitalized and are being amortized using the straight-line method over the terms of the amended Rabobank credit agreement. Included in other assets in the Company’s consolidated balance sheet was $101,000 of capitalized deferred borrowing costs at October 31, 2009. Accumulated amortization related to the capitalized deferred borrowing costs was $23,000 as of October 31, 2009. The amortization of the deferred borrowing costs is recorded as interest expense in the Company’s consolidated statement of operations for the year ended October 31, 2009.

The Company, under the terms of the Rabobank credit arrangement, is subject to an annual financial covenant. At October 31, 2009, the Company was out of compliance with its annual financial covenant for which a covenant waiver was received from Rabobank for the year ended October 31, 2009. Under the terms of the credit arrangement with Rabobank, the financial covenant is not subsequently measured again until October 31, 2010. The Company anticipates being in compliance with its annual financial covenant at October 31, 2010.

In January 2009, the Company and Farm Credit West (FCW) entered into an agreement whereby FCW agreed to convert the fixed interest portion of the two Central Coast Federal Land Bank Association loans to variable rates. The Company incurred $42,000 of costs to FCW for this rate conversion. Such costs were capitalized and are being amortized using the straight-line method over the terms of the FCW credit agreement. Included in other assets in the consolidated balance sheet was $40,000 of capitalized deferred borrowing costs at October 31, 2009. Accumulated amortization related to the capitalized deferred borrowing costs was $2,000 as of October 31, 2009. The amortization of the deferred borrowing costs is recorded as interest expense in the consolidated statement of operations for the year ended October 31, 2009

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

11. Long-Term Debt (continued)

Principal payments on the Company’s long-term debt are due as follows:

2010	$465,000
2011	480,000
2012	496,000
2013	62,183,000
2014	529,000
Thereafter	5,563,000
Total	$69,716,000

Beginning in fiscal year 2004, the Company utilizes standby letters of credit to satisfy workers’ compensation insurance security deposit requirements. At October 31, 2009, these outstanding letters of credit totaled $472,000.

12. Derivative Instruments and Hedging Activities

The Company enters into interest rate swaps to minimize the risks and costs associated with its financing activities. Derivative financial instruments designated for hedging at October 31 are as follows:

	Notional Amount		Fair Value Net Liability
	2009	2008	2009	2008
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2013	$22,000,000	$22,000,000	$1,678,000	$541,000
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2010	10,000,000	10,000,000	287,000	96,000
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2010	10,000,000	–	206,000	–
Total	$42,000,000	$32,000,000	$2,171,000	$637,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

12. Derivative Instruments and Hedging Activities (continued)

These interest rate derivatives qualify as cash flow hedges. Therefore, the fair value adjustments to the underlying debt are deferred and included in accumulated other comprehensive income (loss) in the Company’s consolidated balance sheets at October 31, 2009 and 2008.

13. Related-Party Transactions

The Company rents certain of its residential housing assets to its employees, including its agribusiness employees. The Company records the rental income generated from these employees in rental revenues in the Company’s consolidated statements of operations.

A member of the Company’s Board of Directors is currently a Director of a mutual water company in which the Company is an investor. The mutual water company provided water to the Company, for which the Company paid $267,000 and $228,000 in fiscal years 2009 and 2008, respectively. Water payments due to the mutual water company were $51,000 and $54,000 at October 31, 2009 and 2008, respectively.

The Company has invested in the career of Charlie Kimball, a Formula 1 racing driver, who is related to a member of the Company’s Board of Directors. Recorded in other assets in the Company’s consolidated balance sheets are total investments made to Charlie Kimball of $300,000 and $200,000 as of October 31, 2009 and 2008, respectively.

The amount invested by the Company is to be used by Charlie Kimball to further his career goal of becoming a Formula One driver. The terms of the investments provide that each $100,000 investment will be repaid to the Company upon the first to occur of any of the following: (a) Charlie Kimball enters university as a full-time student, which the Company refers to as the student trigger; (b) Charlie Kimball reaches the position of a full-time salaried driver in the Formula One World Championship, which the Company refers to as the F1 trigger; and (c) the Company exercises the option to have its investment repaid, which may not occur prior to January 23, 2010, which is referred to as the investor trigger. For each $100,000 investment, the Company will be repaid the following amounts: (x) in the event of the student trigger, the Company will be repaid the amount of its investment; (y) in the event of the F1 trigger, the Company will be repaid twice its investment in three equal annual installments beginning 120 days following the day the F1 trigger occurs; and (z) in the event of the investor trigger, the Company will be repaid the amount of its investment within one year after the investor trigger is exercised with an additional $25,000 payment if Charlie Kimball is a professional (salaried) racing driver on the day the investor trigger is exercised.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

13. Related Party Transactions (continued)

In fiscal years 2009, 2008, and 2007, the Company recorded dividend income of $350,000, $350,000, and $320,000, respectively, on its investment in Calavo; which is included in other income (loss), net in the Company’s consolidated statements of operations. Sales of the Company’s avocados by Calavo totaled $4,026,000, $3,502,000, and $3,185,000 for fiscal years 2009, 2008 and 2007, respectively. Such amounts are included in agriculture revenues in the Company’s consolidated statements of operations. There were no amounts that were receivable by the Company from Calavo at October 31, 2009 or 2008. Additionally, the Company leases office space to Calavo and received annual rental income of $229,000, $220,000, and $220,000 in fiscal years 2009, 2008, and 2007, respectively. Such amounts are included in rental revenues in the Company’s consolidated statements of operations.

14. Income Taxes

The components of the provisions for income taxes (from continuing operations) for fiscal years 2009, 2008, and 2007 are as follows:

	2009	2008	2007
Current:
Federal	$459,000	$1,347,000	$663,000
State	225,000	528,000	208,000
Total current provision	684,000	1,875,000	871,000

Deferred:
Federal	(2,306,000)	182,000	230,000
State	(669,000)	71,000	76,000
Total deferred (benefit) provision	(2,975,000)	253,000	306,000
Total (benefit) provision	$(2,291,000)	$2,128,000	$1,177,000

The income tax provision differs from the amount which would result from the statutory federal income tax rate primarily as a result of dividend exclusions, the domestic production activities deduction, and state income taxes.

Deferred income taxes reflect the net of temporary differences between the carrying amount of the assets and liabilities for financial reporting and income tax purposes.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

14. Income Taxes (continued)

The components of deferred income tax assets (liabilities) at October 31, 2009 and 2008, are as follows:

	2009	2008
Current deferred income tax assets:
Labor accruals	$196,000	$150,000
Property taxes	(201,000)	(191,000)
State income taxes	65,000	175,000
Prepaid insurance	93,000	(6,000)
Total current deferred income tax assets:	153,000	128,000

Noncurrent deferred income tax liabilities:
Depreciation	(2,986,000)	(2,926,000)
Amortization	(2,000)	(1,000)
Impairment of real estate development	3,005,000	534,000
Derivative instruments	865,000	254,000
Pension	1,736,000	(30,000)
Other	171,000	312,000
Calavo stock	(2,076,000)	(57,000)
Book and tax basis difference of acquired assets	(9,477,000)	(9,627,000)
Total noncurrent deferred income tax liabilities	(8,764,000)	(11,541,000)
Deferred tax asset related to loss on discontinued operations	277,000	301,000
Net deferred income tax liabilities	$(8,334,000)	$(11,112,000)

The current deferred income tax asset is being recorded in prepaid expenses and other current assets in the Company’s consolidated balance sheets at October 31, 2009 and 2008. The deferred tax asset related to loss on discontinued operations is included in noncurrent assets of discontinued operations in the Company’s consolidated balance sheets at October 31, 2009 and 2008.

The income tax provision differs from that computed using the federal statutory rate applied to income before taxes as follows for fiscal years 2009, 2008, and 2007:

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

14. Income Taxes (continued)

	2009		2008		2007
	Amount	%	Amount	%	Amount	%

Provision at statutory rates	$(1,753,000)	(34.0)%	$2,006,000	34.0%	$1,218,000	34.0%
State income tax, net of federal benefit	(299,000)	(5.6)%	387,000	6.6%	211,000	5.9%
Dividend exclusion	(83,000)	(1.6)%	(94,000)	(1.6)%	(93,000)	(2.6)%
Production deduction	(127,000)	(2.5)%	(204,000)	(3.5)%	(33,000)	(0.9)%
Change in unrecognized tax benefits	(144,000)	(2.8)%	11,000	0.2%	–	–
Other nondeductible items	115,000	2.2%	22,000	0.4%	(126,000)	(3.5)%
Total income tax (benefit) provision	$(2,291,000)	(44.3)%	$2,128,000	36.1%	$1,177,000	32.9%

On November 1, 2007, the Company adopted the provisions related to uncertain tax positions. The Company recorded a cumulative effect adjustment of $55,000 including interest and penalties, which was accounted for as an adjustment to the beginning balance of retained earnings.

A tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of fiscal years 2009 and 2008 are as follows:

	2009	2008
Unrecognized tax benefits at the beginning of the year	$164,000	$164,000
Increases in tax positions taken in the prior year	–	–
Decreases in tax positions taken in the prior year	–	–
Increases in tax positions for current year	–	–
Settlements	–	–
Lapse in statute of limitations	(126,000)	–
Unrecognized tax benefits at the end of the year	$38,000	$164,000

Approximately $33,000 of the unrecognized tax liabilities at October 31, 2009, if recognized, would affect the effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company files income tax returns in the U.S. and California. The Company is no longer subject to U.S. income tax examinations for the fiscal years prior to fiscal year October 31, 2006, and is no longer subject to state income tax examinations for years prior to October 31, 2005. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was $10,000 of accrued interest and penalties associated with uncertain tax positions as of October 31, 2009.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

15. Retirement Plans

Effective December 31, 1991, the Company merged the Limoneira Hourly and Piece Rated Pension Plan and their salaried plan, into the Sunkist Retirement Plan, Plan L (the Plan). All participants became members of the Plan at that time, and all assets became part of the Sunkist Retirement Plan L Trust. Until January 2006, the Plan was administered by the Sunkist Retirement Investment Board. Since January 2006, the Plan has been administered by City National Bank and Mercer Human Resource Consulting.

The Plan is a noncontributory, defined benefit, single employer pension plan, which provides retirement benefits for all eligible employees of the Company. Since Limoneira Company’s Defined Benefit Pension Plan is a single employer plan within the Sunkist Master Trust, its liability was not commingled with that of the other plans holding assets in the Master Trust. Limoneira Company has an undivided interest in its assets. Benefits paid by the Plan are calculated based on years of service, highest five-year average earnings, primary Social Security benefit, and retirement age.

The Plan is funded consistent with the funding requirements of federal law and regulations. There were funding contributions of $300,000 and $1,200,000, respectively, for fiscal years 2009 and 2008. Plan assets are invested in a group trust consisting primarily of stocks (domestic and international), bonds, real estate trust funds, short-term investment funds and cash. The weighted-average asset allocations at October 31, 2009 and 2008, by asset category, are as follows:

	2009	2008
Asset category:
Equity	51%	49%
Fixed income	47	47
Cash	2	4
Total	100%	100%

The investment policy has been established to provide a total investment return that will, over time, maintain purchasing power parity for the Plan’s variable benefits and keep the Company’s plan funding at a reasonable level. The primary asset classes utilized to attain these objectives are equity securities, fixed income securities and all other, with target allocations of 60%, 35%, and 5%, respectively.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

15. Retirement Plans (continued)

The following tables set forth the Plan’s net periodic cost, changes in benefit obligation and Plan assets, funded status, amounts recognized in the Company’s consolidated balance sheets, additional year-end information and assumptions used in determining the benefit obligations and periodic benefit cost.

The net periodic pension costs for the Company’s Defined Benefit Pension Plan for fiscal years 2009 and 2008 were as follows:

	2009	2008

Service cost	$87,000	$85,000
Interest cost	888,000	847,000
Expected return on plan assets	(1,026,000)	(969,000)
Recognized actuarial loss	21,000	358,000
Net periodic pension cost	$(30,000)	$321,000

Following is a summary of the Plan’s funded status as of October 31, 2009 and 2008:

	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$11,175,000	$13,963,000
Service cost	87,000	85,000
Interest cost	888,000	847,000
Benefits paid	(957,000)	(884,000)
Actuarial loss (gain)	3,852,000	(2,836,000)
Benefit obligation at end of year	$15,045,000	$11,175,000

Change in plan assets:
Fair value of plan assets at beginning of year	$11,250,000	$13,794,000
Actual return on plan assets	1,666,000	(2,860,000)
Employer contributions	300,000	1,200,000
Benefits paid	(957,000)	(884,000)
Fair value of plan assets at end of year	$12,259,000	$11,250,000

Funded status:
(Unfunded) funded status at end of year	$(2,786,000)	$75,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

15. Retirement Plans (continued)

	2009	2008
Amounts recognized in statements of financial position:
Noncurrent assets	$–	$75,000
Current liabilities	–	–
Noncurrent liabilities	(2,786,000)	–
Net amount recognized in statement of financial position	$(2,786,000)	$75,000

Additional year-end information:
Accumulated benefit obligation	$15,045,000	$11,175,000
Projected benefit obligation	15,045,000	11,175,000
Fair value of plan assets	12,259,000	11,250,000

Weighted-average assumptions as of October 31, 2009 and 2008, used to determine benefit obligations:
Discount rate	5.75%	8.25%
Expected long-term return on plan assets	7.50%	7.50%

Weighted-average assumption used to determine net periodic benefit cost:
Discount rate	8.25%	6.25%
Expected long-term return on plan assets	7.50%	7.50%

The Company expects to contribute $1,200,000 to the Plan in fiscal year 2010. Additionally, the following benefit payments are expected to be paid as follows:

2010	$857,000
2011	882,000
2012	894,000
2013	915,000
2014	942,000
2015-2019	5,267,000
Total	$9,757,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

15. Retirement Plans (continued)

Effective June 30, 2004, the Company froze the Plan and no additional benefit will accrue to participants subsequent to that date. Freezing the Plan resulted in a curtailment gain and related reduction in the projected benefit obligation of $840,000.

Additionally in 2004, the Company replaced its existing qualified cash or deferred compensation plan maintained under Section 401(k) of the Internal Revenue Code (IRC) with a new plan also maintained under Section 401(k) of the IRC. Under this new plan, the Company, beginning in January 2005, began contributing an amount equal to 4% of an employees’ annual earnings beginning after one year of employment. Employees may elect to defer up to 100% of their annual earnings subject to IRC limits. The Company makes additional “dollar for dollar” matching contribution on these deferrals up to 4% of an employee’s annual earnings. Employees are 100% vested in the Company’s contribution after six years of employment. Participants vest in any matching contribution at a rate of 20% per year beginning after one year of employment. During fiscal years 2009 and 2008, the Company contributed to the new plan and recognized expenses of $486,000 and $463,000, respectively.

16. Rental Operating Leases

The Company rents certain of its assets under net operating lease agreements ranging from one month to 20 years. The cost of the land subject to such leases was $1,658,000 at October 31, 2009. The total cost and accumulated depreciation of buildings, equipment, and building improvements subject to such leases was $7,870,000 and $3,185,000, respectively, at October 31, 2009. The Company recognized rental income from its rental operating lease activities of $3,557,000 in fiscal year 2009, $3,550,000 in fiscal year 2008, and $3,358,000 in fiscal year 2007. The Company also recognized contingent rental income related to its organic recycling business of $209,000 in fiscal year 2009, $168,000 in fiscal year 2008, and $158,000 in fiscal year 2007. Such amounts are included in rental revenues in the Company’s consolidated statements of operations. The future minimum lease payments to be received by Company related to these net operating lease agreements as of October 31, 2009, are as follows:

2010	$1,549,000
2011	1,431,000
2012	1,329,000
2013	438,000
2014	400,000
Thereafter	2,020,000
Total	$7,167,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

17. Commitments and Contingencies

Operating Leases

The Company has entered into three operating leases for agricultural land totaling 480 acres for purposes of expanding the Company’s production of citrus and avocados. One lease provides for an adjustment to rent for inflation. The Company also has operating leases for pollinating equipment, packinghouse equipment, and photovoltaic generators (see below). Total lease expense for fiscal years 2009, 2008 and 2007 was $1,681,000, $449,000, and $377,000, respectively. In addition, the Company has made prepayments for the lease of the pollination equipment totaling $159,000. These prepayments are included in other assets in the Company’s consolidated balance sheets at October 31, 2009 and 2008, respectively, and will be expensed over the last year of the lease based on the terms of the arrangement with the lessor.

During fiscal year 2008, the Company entered into a contract with Perpetual Power, LLC (Perpetual) to install a 1,000 KW photovoltaic generator in order to provide electrical power for the Company’s lemon packinghouse operations. The facility became operational in October 2008. Farm Credit West provided financing for the generator and upon completion of the construction Perpetual sold the generator to Farm Credit West. The Company then signed a 10-year operating lease agreement with Farm Credit West. During the 10-year lease term, Perpetual will warrant that the generator is free from defects in material and workmanship. At the end of the 10 year lease term, the Company will have an option to purchase the generator from Farm Credit West.

Additionally in fiscal year 2008, the Company entered into a contract with Perpetual to install a second 1,000 KW photovoltaic generator in order to provide electrical power for the Company’s farming operations in Ducor, California. Farm Credit West provided the financing for the generator and when construction was completed, Perpetual sold the generator to Farm Credit West. The Company then entered into a 10-year operating lease agreement with Farm Credit West for this facility. The generator in Ducor, California became operational in December 2008. Included in other assets in the Company’s consolidated balance sheet at October 31, 2009, is $195,000 of deferred rent asset related to the Company’s Ducor solar lease as the minimum lease payments exceed the straight-line rent expense during the earlier terms of the lease.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

17. Commitments and Contingencies (continued)

Minimum future lease payments are as follows:

2010	$1,620,000
2011	1,561,000
2012	1,462,000
2013	1,339,000
2014	853,000
Thereafter	3,341,000
Total	$10,176,000

Litigation

The Company is from time to time involved in various lawsuits and legal proceedings that arise in the ordinary course of business. At this time, the Company is not aware of any pending or threatened litigation against it that it expects will have a material adverse effect on its business, financial condition, liquidity, or operating results. Legal claims are inherently uncertain, however, and it is possible that the Company’s business, financial condition, liquidity and/or operating results could be adversely affected in the future by legal proceedings.

18. Stockholders’ Equity

Series B Convertible Preferred Stock:

In 1997, in connection with the acquisition of Ronald Michaelis Ranches, Inc., the Company issued 30,000 shares of Series B Convertible Preferred Stock at $100 par value (the Series B Stock).

Dividends: The holders of shares of Series B Stock shall be entitled to receive cumulative cash dividends at an annual rate of 8.75% of par value. Such dividends are payable quarterly on the first day of January, April, July, and October in each year commencing July 1, 1997.

Voting Rights: Each share of Series B Stock shall be entitled to ten votes on all matters submitted to a vote of the stockholders of the Company

Redemption: The Company, at the option of the Board of Directors, may redeem the Series B Stock, as a whole or in part, at any time or from time to time on or after July 1, 2017 and before June 30, 2027, at a redemption price equal to the par value thereof, plus accrued and unpaid dividends thereon to the date fixed for redemption.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

18. Stockholders’ Equity (continued)

Conversion: The holders of Series B Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Company at any time prior to redemption. The conversion price is $8.00 per share of Common Stock. Pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Series B Stock, the conversion price shall be adjusted to reflect any dividends paid in Common Stock of the Company, the subdivision of the Common Stock of the Company into a greater number of shares of Common Stock of the Company, or upon the advice of legal counsel.

The Company is not mandatorily required to redeem the Series B Stock and the redemption of the Series B Stock is within the control of the Company. The Series B Stock is not redeemable at a fixed date or at the option of the Series B Stock shareholders. In addition, the Series B Stock is redeemable upon the occurrence of an event that is solely within the control of the Company. Lastly, any potential settlement of the Series B Stock between the Company and the Series B Stock shareholders would be required to be settled in cash. As such, the Company has recorded its $3,000,000 equity contribution related to its Series B Stock in stockholders’ equity in the Company’s consolidated balance sheets.

Series A Junior Participating Preferred Stock:

On October 31, 2006, the Company designated 20,000 shares of preferred stock as Series A Junior Participating Preferred Stock at $.01 par value (the Series A Stock). Additionally, on October 31, 2006, the Company declared a dividend to be distributed on December 20, 2006, to each holder of record of the Company’s Common Stock the right to purchase one one-hundredth of a share of Series A Stock. If a triggering event occurs, the Board of Directors has the option to allow rights holders to exercise their rights (see Shareholder Rights Agreement below).

Dividends: The holders of shares of Series A Stock shall be entitled to receive cash dividends in an amount per share equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amounts of all non-cash dividends, other than a dividend payable in Common Stock, declared on the Common Stock. Such dividends are payable quarterly on the fifteenth day of January, April, July and October in each year commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of shares of the Series A Stock.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

18. Stockholders’ Equity (continued)

Voting Rights: Each share of Series A Stock shall be entitled to one hundred votes on all matters submitted to a vote of the stockholders of the Company.

Redemption: The shares of Series A Stock shall not be redeemable.

Conversion: The shares of Series A Stock shall not be convertible.

Stock Option Plan/Stock Grant Program:

In 2002, the Company adopted a stock grant program for key employees, which replaced its stock option and stock appreciation rights plan for key employees. As of October 31, 2009 and 2008, there were no stock options outstanding. There are currently 51,430 shares outstanding that are subject to repurchase by the Company with an estimated repurchase price value of $156,000 at October 31, 2009. The Company has determined that the terms of the shares outstanding subject to repurchase constitute a liability due to the repurchase right. This repurchase obligation is included in other long-term liabilities in the Company’s consolidated balance sheet at October 31, 2009.

In August 2007, the Company adopted a stock grant performance bonus program (the Program) for senior management. In fiscal 2008, 3,750 shares of common stock (37,500 shares after adjusting for the stock split that became effective on March 24, 2010) were granted to senior management in recognition of the achievement of certain performance goals during fiscal year 2007. In fiscal year 2007, 7,500 shares of common stock (75,000 shares after adjusting for the stock split that became effective on March 24, 2010) were granted to senior management in recognition of performance in years prior to fiscal year 2007. All shares granted under the Program were fully vested as of the date of issuance. In fiscal year 2007, the Company recognized compensation expense of $3,187,000 in connection with the grants. This expense was included in selling, general and administrative expense in the Company’s consolidated statement of operations during fiscal year 2007. A mark-to-market reduction of expenses of approximately $78,000 was recorded in fiscal year 2008 for the shares granted in fiscal year 2008 but having been authorized in fiscal year 2007.

Shares issued under the Program are subject to a right-of-first refusal by the Company during the first two years following issuance of such shares. The Company, upon request by the grantee, in its sole discretion, may repurchase from the grantee a number of shares granted that, when multiplied by the repurchase price will enable the grantee to pay the state and federal income tax liabilities associated with the compensation to the employee in connection with the grant. Alternatively, the Company, in its sole discretion, can make loans to the grantees in amounts sufficient to pay the income tax liabilities associated with the grants. Each loan is evidenced by a promissory note bearing interest at the mid-term applicable federal rate then in effect, with principal and accrued interest due and payable within 24 months from the date of the note. The notes are secured by delivery to the Company of a share certificate having a value equal to 120% of the amount of the loan.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

18. Stockholders’ Equity (continued)

On an ongoing basis, the Board of Directors establishes performance goals during the first quarter of a fiscal year, and at the end of that fiscal year, a determination is made as to the level of attainment of those established goals. Based on that level of attainment, up to 3,750 (37,500 shares after adjusting for the stock split that became effective on March 24, 2010) shares may be granted. In lieu of not attaining the performance goals, the Board of Directors, in its sole discretion, may grant the shares for special achievements that fall outside of the established performance goals. Additionally, the Board of Directors may in the future amend the Program to, among other things, increase or decrease the shares available to be granted under the Program, terminate the Program, or include additional participants in the Program.

During fiscal year 2008, the Company adopted a compensation program for its Board of Directors providing for, among other things, stock-based compensation. In fiscal year 2009, 1,086 (10,860 shares after adjusting for the stock split that became effective on March 24, 2010) shares were granted to the Board of Directors and the Company recognized $168,000 of expense in connection with these grants. In fiscal year 2008, 774 (7,740 shares after adjusting for the stock split that became effective on March 24, 2010) shares were granted to the Board of Directors and the Company recognized $180,000 of expense in connection with these grants.

Additionally in fiscal year 2008, the Company adjusted its stock grant performance bonus program to include additional members of management. In December 2008, 11,962 (119,620 shares after adjusting for the stock split that became effective on March 24, 2010) shares were issued to management, with one-third of the shares vesting as of the December 2008 issue date and the remaining shares vesting in fiscal years 2009, 2010, and 2011. In fiscal year 2009, the Company recognized $446,000 of expense in connection with the vesting of these shares. In fiscal year 2008, the Company recognized $498,000 of expense in connection with the program for the achievement of certain performance goals during fiscal year 2008.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

18. Stockholders’ Equity (continued)

Shareholder Rights Agreement:

During fiscal year 2007, the Company entered into a shareholder rights agreement with The Bank of New York acting as rights agent. In connection with this agreement, on October 31, 2006, the Company’s Board of Directors adopted a resolution creating a series of 20,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock, $.01 Par Value. There were no shares of this stock issued and/or outstanding at October 31, 2008 and 2007, respectively. Also in connection with this agreement, on October 31, 2006, the Company’s Board of Directors authorized and declared a dividend distribution of one “Right” (as defined by the agreement) for each share of common stock outstanding on December 20, 2006. Each “Right” represents the right to purchase one one-hundredth of a share of the above referenced Junior Preferred Stock. If a triggering event (as defined by the agreement) occurs, the Board of Directors has the option to allow rights holders to exercise their rights under the agreement.

19. Segment Information

During fiscal year 2009, the Company operated and tracked results in three reportable operating segments; agri-business, rental operations, and real estate development. The reportable operating segments of the Company are strategic business units with different products and services, distribution processes and customer bases. The agri-business segment includes farming and citrus packing operations. The rental operations segment includes housing and commercial rental operations, leased land, and organic recycling. The real estate development segment includes real estate development operations. The Company measures operating performance, including revenues and earnings, of its operating segments and allocates resources based on its evaluation. The Company does not allocate selling, general and administrative expense, other income (expense), interest expense, income tax expense and assets, or specifically identify them to its operating segments. Revenues from Sunkist represent $22,252,000 of the Company’s agri-business revenues for fiscal year 2009.

Segment information for year ended October 31, 2009:

	Agri-business	Rental Operations	Real Estate Development	Corporate and Other	Total

Revenues	$31,033,000	$3,766,000	$39,000	$–	$34,838,000
Costs and expenses	27,281,000	2,061,000	318,000	6,469,000	36,129,000
Impairment charges	–	–	6,203,000	–	6,203,000
Loss on sale of assets	–	–	–	10,000	10,000
Operating income (loss)	$3,752,000	$1,705,000	$(6,482,000)	$(6,479,000)	$(7,504,000)

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

19. Segment Information (continued)

Segment information for year ended October 31, 2008:

	Agri-business	Rental Operations	Real Estate Development	Corporate and Other	Total

Revenues	$49,794,000	$3,718,000	$–	$–	$53,512,000
Costs and expenses	34,805,000	2,236,000	991,000	8,292,000	46,324,000
Impairment charges	–	–	1,341,000	–	1,341,000
Loss on sale of assets	–	–	–	11,000	11,000
Operating income (loss)	$14,989,000	$1,482,000	$(2,332,000)	$(8,303,000)	$5,836,000

Segment information for year ended October 31, 2007:

	Agri-business	Rental Operations	Real Estate Development	Corporate and Other	Total

Revenues	$44,751,000	$3,516,000	$–	$–	$48,267,000
Costs and expenses	32,036,000	2,073,000	1,160,000	9,627,000	44,896,000
Impairment charges	–	–	–	–	–
Loss on sale of assets	–	–	–	56,000	56,000
Operating income (loss)	$12,715,000	$1,443,000	$(1,160,000)	$(9,683,000)	$3,315,000

The following table sets forth revenues by category, by segment for fiscal years 2009, 2008 and 2007:

	2009	2008	2007

Lemons	$22,252,000	$40,290,000	$35,345,000
Avocados	4,026,000	3,502,000	3,185,000
Navel oranges	1,933,000	2,412,000	3,184,000
Valencia oranges	688,000	663,000	776,000
Specialty citrus and other crops	2,134,000	2,927,000	2,261,000
Agri-business revenues	31,033,000	49,794,000	44,751,000

Rental operations	2,130,000	2,140,000	2,095,000
Leased land	1,427,000	1,410,000	1,263,000
Organic recycling	209,000	168,000	158,000
Rental operations revenues	3,766,000	3,718,000	3,516,000

Real estate operations	39,000	–	–
Real estate revenues	39,000	–	–
Total revenues	$34,838,000	$53,512,000	$48,267,000

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

20. Fruit Growers Supply Cooperative

Limoneira Company is a member of Fruit Growers Supply (FGS), a cooperative. FGS sells supplies to non-members. The profits made by these transactions are allocated to all members based on carton purchases. The profits are then distributed to the members through a dividend five to seven years after they are allocated. Limoneira Company currently has been allocated $1,227,000 for future payments; however, the allocation of profits is subject to approval by the FGS Board of Directors and members may receive amounts less than those originally allocated. The Company will record the amounts ultimately disbursed by FGS as reductions of carton purchases when received. The Company received dividends of $123,000 and $62,000 in fiscal years 2009 and 2008, respectively.

21. Subsequent Events

The Company has evaluated events subsequent to October 31, 2009, to assess the need for potential recognition or disclosure in this report. Based upon this evaluation, it was determined that no other subsequent events occurred that require recognition or disclosure in the consolidated financial statements other than the following subsequent events:

On November 15, 2009, the Company and Windfall entered into an agreement whereby Windfall irrevocably assigned to the Company its entire 85% interest in Investors. In conjunction with obtaining Windfall’s 85% interest in Investors, the Company agreed to release Windfall and its individual members from any and all liabilities including any losses with respect to Windfall’s previous interest in Investors and any secured and unsecured financing for Investors. The Company has accounted for its acquisition of Windfall’s 85% interest in Investors utilizing the business combination guidance noted in FASB ASC 805, Business Combinations.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

21. Subsequent Events (continued)

The following unaudited pro forma condensed consolidated balance sheet presented below illustrates the combined balance sheet of the Company as if the acquisition of the Company’s interest in Investors as described above occurred at October 31, 2009:

	Limoneira Company 10/31/2009	Windfall Investors, LLC 10/31/2009	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets	$7,618,000	$500,000	$–		$8,118,000
Property, plant and equipment, net	53,817,000	–	–		53,817,000
Real estate development	53,125,000	11,890,000	5,634,000	(1)	70,649,000
Assets held for sale	6,774,000	–	–		6,774,000
Equity in investments	1,635,000	–	–		1,635,000
Investment in Calavo Growers, Inc.	11,870,000	–	–		11,870,000
Notes receivable	2,284,000	–	–		2,284,000
Other assets	4,307,000	45,000	–		4,352,000
Non-current assets of discontinued operations	438,000	–	–		438,000
Total assets	$141,868,000	$12,435,000	$5,634,000		$159,937,000

Liability and stockholders’ equity
Current liabilities	$5,189,000	$10,468,000	$–		$15,657,000
Long-term liabilities	84,918,000	9,024,000	(1,423,000	)(2)	92,519,000
Stockholders’ equity:
Series B Convertible Preferred Stock	3,000,000	–	–		3,000,000
Series A Junior Participating Preferred Stock	–	–	–		–
Common stock	11,000	–	–		11,000
Additional paid-in capital	34,820,000	–	–		34,820,000
Retained earnings	16,386,000	(7,057,000)	7,057,000	(3)	16,386,000
Accumulated other comprehensive income (loss)	(2,456,000)	–	–		(2,456,000)
Total stockholders’ equity	51,761,000	(7,057,000)	7,057,000		51,761,000
Total liabilities and stockholders’ equity	$141,868,000	$12,435,000	$5,634,000		$159,937,000
Pro forma adjustments to the condensed consolidated Balance Sheet at October 31, 2009, include:

(1)	Adjustment to reflect the estimated fair value on October 31, 2009, of the real estate development assets acquired.
(2)	Adjustments to eliminate Limoneira Company’s equity in losses (net of income taxes) of Windfall Investors, LLC as of October 31, 2009.
(3)	Adjustments to eliminate Windfall Investors, LLC accumulated deficits as of October 31, 2009.

The Company remeasured its previously held noncontrolling equity interest in Investors at fair value on the November 15, 2009 acquisition date of Investors.  In remeasuring its previously held noncontrolling interest, the Company considered the fair value of the assets and liabilities of Windfall as of the acquisition date and also considered whether there was a control premium that would not have been present in the previous noncontrolling interest.

The Company calculated that its acquisition date fair value of its previous equity interest in Investors was approximately $1,700,000.  The Company did not recognize any gain or loss as a result of remeasuring the fair value of its equity interest held in Investors just prior to the business combination as the fair value approximated the carrying value of the noncontrolling interest previously accounted for under the equity method of accounting.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

21. Subsequent Events (continued)

The following unaudited pro forma condensed consolidated statement of operations presented below illustrates the results of operations of the Company as if the acquisition of Investors on November 15, 2009, had occurred at November 1, 2008:

	Year Ended October 31, 2009
	Limoneira Company Year Ending 10/31/2009	Windfall Investors, LLC 12 months ended 10/31/2009	Pro Forma Adjustments		Pro Forma Statement of Operations

Revenues	$35,188,000	$660,000	$–		$35,848,000
Costs and expenses	39,613,000	848,000	–		40,461,000
Operating (loss) income	(4,425,000)	(188,000)	–		(4,613,000)

Other income (expense):
Other income (loss), net	(94,000)	–	–		(94,000)
Interest income	225,000	–	–		225,000
Interest expense	(692,000)	(1,100,000)	–		(1,792,000)
Total other expense	(561,000)	(1,100,000)	–		(1,661,000)

Loss from continuing operations before income taxes and equity earnings	(4,986,000)	(1,288,000)	–		(6,274,000)
Income tax benefit	2,291,000	–	515,000	(1)	2,806,000
Equity in earnings (losses) of investments	(170,000)	–	186,000	(2)	16,000
(Loss) income from continuing operations	(2,865,000)	(1,288,000)	701,000		(3,452,000)
Loss from discontinued operations, net of income taxes	(12,000)	–	–		(12,000)
Net (loss) income	(2,877,000)	(1,288,000)	701,000		(3,464,000)
Preferred dividends	(262,000)	–	–		(262,000)
Net (loss) income applicable to common stock	$(3,139,000)	$(1,288,000)	$701,000		$(3,726,000)

Basic net loss per share	$(0.28)				$(0.33)
Diluted net loss per share	$(0.28)				$(0.33)
Weighted-average shares outstanding-basis	11,242,000				11,242,000
Weighted-average shares outstanding-diluted	11,254,000				11,254,000

Pro forma adjustments to the condensed consolidated statement of operations for the year ended October 31, 2009 include:

(1)	Adjustment to reflect the tax benefit of the Windfall Investors, LLC pre-tax net loss based on Limoneira Company’s tax structure and an estimated tax rate of 40%.
(2)	Adjustment to eliminate Limoneira Company’s equity in losses of Windfall Investors, LLC for the year ended October 31, 2009.

LIMONEIRA COMPANY

Notes to Consolidated Financial Statements (continued)

21. Subsequent Events (continued)

Other Subsequent Events

At October 31, 2009, the Company had recorded notes receivable and accrued interest related to three employees (the Officers) totaling $1,707,000; of which $1,519,000 was recorded in current notes receivable – related parties and $188,000 was recorded in noncurrent notes receivable –related parties in the Company’s consolidated balance sheet. These notes were issued in connection with payments made by the Company on behalf of the Officers for payroll taxes on stock compensation. Subsequent to October 31, 2009, the Officers notes receivable and accrued interest were paid down by $1,020,000 through the repurchase of 6,758 Company shares with a fair market value of $150.98 per share (at the time of the exchange) that were held by the Officers to the Company. The remaining Officers notes receivable and accrued interest of $687,000 was forgiven by the Company resulting in compensation expense recorded in fiscal year 2010.

The revolving line of credit for Investors matured in November 2009 and the maturity date was subsequently extended by Farm Credit West until March, 1, 2010. The Company is in the process of refinancing the revolving line of credit on a long-term basis through amendment to the Farm Credit West agreement or alternatively through its existing facility with Rabobank.

On January 4, 2010, the Company paid a $0.3125 per share dividend in the aggregate amount of $352,000 to stockholders of record on December 15, 2009.

In December 2009, the Company’s Board of Directors approved the Limoneira Company 2010 Omnibus Incentive Plan. The purposes of the 2010 Omnibus Incentive Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its affiliates, as defined; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. The 2010 Omnibus Incentive Plan will become effective when it is approved by the Company’s stockholders.

In February 2010, the Company and HM Manager, LLC formed a limited liability company, HM East Ridge, LLC, for the purpose of developing one of the four Templeton land parcels. The Company made a capital contribution of land into HM Eastridge, LLC. Since the Company has significant influence, but less than a controlling interest, the Company plans on accounting for its investment in HM Eastridge, LLC using the equity method of accounting.

On March 23, 2010, the Company’s stockholders approved the Limoneira Company 2010 Omnibus Incentive Plan.

Effective March 24, 2010, the Company amended our certificate of incorporation to increase the authorized number of shares of common stock, and effected a ten-for-one split of our common stock.  All references in the accompanying consolidated financial statements to (i) the value and number of shares of the Company’s common stock, (ii) the authorized number of shares of the Company’s common stock and preferred stock, and (iii) loss per share and dividends per share have been retroactively adjusted to reflect these changes.

LIMONEIRA COMPANY
UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JANUARY 31, 2010 AND 2009

Preface

The preparation of the unaudited interim consolidated condensed financial statements requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses and certain financial statement disclosures. Actual results may differ from these estimates.

The unaudited interim consolidated condensed  financial statements for the three months ended January 31, 2010 and 2009 and balance sheet as of January 31, 2010 included herein have not been audited by an independent registered public accounting firm, but in our opinion, all adjustments (which include only normal recurring adjustments) necessary to make a fair statement of the financial position at January 31, 2010 and the results of operations and the cash flows for the periods presented herein have been made. The results of operations for the three months ended January 31, 2010 are not necessarily indicative of the operating results expected for the full fiscal year.

The unaudited interim consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC. Although we believe the disclosures made are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such rules or regulations. These interim consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this registration statement.

Limoneira Company

Consolidated Condensed Statements of Operations (unaudited)

	Three months ended January 31
	2010	2009
Revenues:
Agriculture	$5,272,000	$4,005,000
Rental	955,000	911,000
Other	135,000	–
Total revenues	6,362,000	4,916,000
Costs and expenses:
Agriculture	6,893,000	6,639,000
Rental	507,000	580,000
Other	327,000	83,000
Selling, general, and administrative	3,416,000	1,478,000
Total cost and expenses	11,143,000	8,780,000
Operating loss	(4,781,000)	(3,864,000)
Other income (expense):
Other
Other income (expense), net	363,000	336,000
Interest income	29,000	37,000
Interest expense	(428,000)	(213,000)
Total other income (expense)	(36,000)	160,000

Loss from continuing operations before income
tax benefit and equity in losses of investments	(4,817,000)	(3,704,000)
Income tax benefit	1,709,000	1,652,000
Equity in losses of investments	(16,000)	(24,000)
Loss from continuing operations	(3,124,000)	(2,076,000)
Loss from discontinued operations, net of income taxes	(8,000)	(1,000)
Net loss	(3,132,000)	(2,077,000)
Preferred dividends	(66,000)	(66,000)
Net loss applicable to common stock	$(3,198,000)	$(2,143,000)

Per common share-basic:
Continuing operations	$(0.28)	$(0.19)
Discontinued operations	(0.00)	(0.00)
Basic net loss per share	$(0.28)	$(0.19)

Per common share-diluted:
Continuing operations	$(0.28)	$(0.19)
Discontinued operations	(0.00)	(0.00)
Diluted net loss per share	$(0.28)	$(0.19)

Dividends per common share	$0.03	$0.03

Weighted-average shares outstanding – basic	11,246,000	11,195,000
Weighted-average shares outstanding – diluted	11,246,000	11,234,000

See Notes to Consolidated Condensed Financial Statements.

Limoneira Company

Consolidated Condensed Balance Sheets (unaudited)

	January 31, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$-	$603,000
Accounts receivable	6,545,000	3,735,000
Notes receivable – related parties	-	1,519,000
Inventoried cultural costs	562,000	858,000
Prepaid expenses and other current assets	1,328,000	894,000
Income taxes receivable	1,709,000	-
Current assets of discontinued operations	5,000	9,000
Total current assets	10,149,000	7,618,000

Property, plant, and equipment, net	54,039,000	53,817,000
Real estate development	71,392,000	53,125,000
Assets held for sale	6,774,000	6,774,000
Equity in investments	1,636,000	1,635,000
Investment in Calavo Growers, Inc.	11,145,000	11,870,000
Notes receivable-related parties	92,000	284,000
Notes receivable	2,086,000	2,000,000
Other assets	4,486,000	4,307,000
Noncurrent assets of discontinued operations	438,000	438,000
Total assets	$162,237,000	$141,868,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$679,000	$970,000
Growers payable	1,966,000	988,000
Accrued liabilities	3,325,000	2,764,000
Current portion of long-term debt	10,999,000	465,000
Current liabilities of discontinued operations	-	2,000
Total current liabilities	16,969,000	5,189,000
Long-term liabilities:
Long-term debt, less current portion	84,762,000	69,251,000
Deferred income taxes	8,868,000	8,764,000
Other long-term liabilities	4,876,000	6,903,000
Total long-term liabilities	98,506,000	84,918,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at January 31, 2010
and October 31, 2009) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares
authorized: 0 issued or outstanding at January 31, 2010 and October 31, 2009)	–	–
Common Stock – $.01 par value (19,900,000 shares authorized:
11,194,460 and 11,262,880 shares issued and outstanding at January 31,
2010 and October 31, 2009, respectively)	113,000	113,000
Additional paid-in capital	33,651,000	34,718,000
Retained earnings	12,836,000	16,386,000
Accumulated other comprehensive loss	(2,838,000)	(2,456,000)
Total stockholders’ equity	46,762,000	51,761,000
Total liabilities and stockholders’ equity	$162,237,000	$141,868,000

See Notes to Consolidated Condensed Financial Statements.

Limoneira Company

Consolidated Condensed Statements of Comprehensive Loss (unaudited)

	Three months ended January 31
	2010	2009

Net loss	$(3,132,000)	$(2,077,000)
Other comprehensive (loss) income:
Minimum pension liability adjustment, net of tax	101,000	3,000
Unrealized holding (losses) gains of security available-for-sale, net of tax	(469,000)	1,142,000
Unrealized losses resulting from changes in fair values of derivative instruments, net of tax	(14,000)	(902,000)
Total other comprehensive (loss) income, net of tax	(382,000)	243,000
Comprehensive loss	$(3,514,000)	$(1,834,000)

See Notes to Consolidated Condensed Financial Statements.

Limoneira Company

Consolidated Condensed Statements of Cash Flows (unaudited)

	Three months ended January 31
	2010	2009

Operating activities
Net loss	$(3,132,000)	$(2,077,000)
Less: Net loss from discontinued operations	(8,000)	(1,000)
Net loss from continuing operations	(3,124,000)	(2,076,000)

Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	587,000	578,000
Stock compensation expense	162,000	154,000
Expense related to Officers notes receivable forgiveness and payroll taxes	687,000	-
Equity in losses of investments	16,000	23,000
Amortization of deferred financing costs	7,000	-
Changes in operating assets and liabilities:
Accounts and notes receivable	(2,287,000)	(1,415,000)
Inventoried cultural costs	296,000	388,000
Prepaid expenses and other current assets	(329,000)	(17,000)
Income taxes receivable	(1,709,000)	(1,649,000)
Other assets	(37,000)	(29,000)
Accounts payable and growers payable	488,000	(1,189,000)
Accrued liabilities	(93,000)	(1,663,000)
Other long-term liabilities	(152,000)	(299,000)
Net cash used in operating activities from continuing operations	(5,488,000)	(7,194,000)
Net cash used in operating activities from discontinued operations	(6,000)	(3,000)
Net cash used in operating activities	(5,494,000)	(7,197,000)

Investing activities
Capital expenditures	(1,304,000)	(2,403,000)
Equity investment contributions	(17,000)	-
Issuance of notes receivable	(23,000)	(284,000)
Investments in mutual water companies and water rights	(95,000)	(5,000)
Other	(7,000)	(100,000)
Net cash used in investing activities from continuing operations	(1,446,000)	(2,792,000)
Net cash used in investing activities from discontinued operations	-	(5,000)
Net cash used in investing activities	(1,446,000)	(2,797,000)

Financing activities
Borrowings of long-term debt	8,494,000	11,474,000
Repayments of long-term debt	(1,739,000)	(1,093,000)
Dividends paid – Common	(352,000)	(348,000)
Dividends paid – Preferred	(66,000)	(66,000)
Payments of debt financing costs	-	(42,000)
Net cash provided by financing activities	6,337,000	9,925,000

Net decrease in cash and cash equivalents	(603,000)	(69,000)
Cash and cash equivalents at beginning of period	603,000	90,000
Cash and cash equivalents at end of period	$-	$21,000

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$1,077,000	$875,000
Cash paid during the period for income taxes, net of (refunds) received in period	$623,000	$-
Non-cash investing, financing, and other comprehensive income (loss) transactions:
Unrealized holding loss (gain) on security, net of tax benefit	$480,000	$(1,142,000)
Unrealized loss from derivatives, net of tax benefits	$15,000	$902,000
Capital expenditures accrued but not paid at period-end	$105,000	$57,000

On November 15, 2009, the Company and Windfall, LLC (Windfall) entered into an agreement whereby Windfall irrevocably assigned to the Company its entire 85% interest in Windfall Investors, LLC (Investors). In conjunction with obtaining Windfall's 85% interest in Investors, the Company agreed to release Windfall and its individual members from any and all liabilities including any losses with respect to Windfall’s previous interest in Investors and any secured and unsecured financing for Investors.

The following table summarizes the estimated fair value of non-cash assets acquired liabilities assumed at the date of the acquisition.

At November 15,
2009
Current assets	$246,000
Property, plant and equipment	186,000
Real estate development	17,531,000
Other assets	50,000
Total assets acquired	$18,013,000

Current liabilities	(152,000)
Current portion of long-term debt	(10,141,000)
Deferred tax liability	(314,000)
Long-term debt	(9,148,000)
Net liabilities assumed	$(1,742,000)

See Notes to Consolidated Condensed Financial Statements.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. Business

Limoneira Company, a Delaware Company (the Company), engages primarily in growing citrus and avocados, picking and hauling citrus, packing lemons, and housing rentals and other real estate operations. The Company is also engaged in real estate development.

The Company markets its agricultural products primarily through Sunkist Growers, Inc. (Sunkist) and Calavo Growers, Inc. (Calavo).

Most of the Company’s citrus production is marketed and sold under the Sunkist brand to the food service industry, wholesalers and retail operations throughout North America, Asia, and certain other countries primarily through Sunkist, an agricultural marketing cooperative of which the Company is a member. As an agricultural cooperative, Sunkist coordinates the sales and marketing of the Company’s citrus products which are processed through the Company’s packinghouse.

The Company provides all of its avocado production to Calavo, a packing and marketing company listed on NASDAQ under the symbol CVGW. Calavo’s customers include many of the largest retail and food service companies in the United States and Canada. The Company’s avocados are packed by Calavo, sold and distributed under its own brands to its customers primarily in the United States and Canada.

The unaudited interim consolidated condensed financial statements include the accounts of the Company and the accounts of all the subsidiaries and investments in which a controlling interest is held by the Company. All significant intercompany transactions have been eliminated. The unaudited interim condensed financial statements represent the consolidated financial position, results of operations and cash flows of Limoneira Company and its wholly-owned subsidiaries; Limoneira Land Company, Limoneira Company International Division, LLC, Limoneira Mercantile, LLC, Templeton Santa Barbara, LLC and Windfall Investors, LLC (see Note 3). All variable interest entities for which the Company is considered the primary beneficiary are consolidated. These variable interest entities are 6037 East Donna Circle, LLC and 6146 East Cactus Wren Road, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

2. Recently Adopted Accounting Pronouncements

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, Measuring Liabilities at Fair Value (ASU No. 2009-05). ASU No. 2009-05 amends ASC 820, Fair Value Measurements. Specifically, ASU No. 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU No. 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The Company’s adoption of the provisions of ASU No. 2009-05 during the first quarter of fiscal 2010 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In December 2008, the FASB issued FASB ASC 810 (SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51) which changes the accounting and reporting for minority interests. Minority interests will be re-characterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. The Company’s adoption of the provisions of FASB ASC 810 (SFAS No. 160) during the first quarter of fiscal 2010 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In December 2008, the FASB issued FASB ASC 805 (SFAS No. 141R (revised 2008), Business Combinations), which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. The Company adopted FASB ASC 805 (SFAS No. 141R) during the first quarter of fiscal 2010 and utilized provisions noted in the guidance to account for its business combination of Windfall Investors, LLC. See Note 3.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

2. Recently Adopted Accounting Pronouncements (Continued)

In April 2008, the FASB issued FASB ASC 350-30 (FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets). FASB ASC 350-30 (FSP FAS No. 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350 (SFAS No. 142). This change is intended to improve the consistency between the useful life of a recognized intangible asset under FASB ASC 350 (SFAS No. 142) and the period of expected cash flows used to measure the fair value of the asset under FASB ASC 805 (SFAS No. 141R) and other generally accepted account principles. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FASB ASC 350-30 (FSP FAS No. 142-3) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company’s adoption of the provisions of FASB ASC 350-30 (FSP FAS No. 142-3) during the first quarter of fiscal 2010 did not have a material impact on the Company’s financial position, results of operations or liquidity.

3. Business Combination

 In September 2005, the Company, along with Windfall, LLC (Windfall), formed a partnership, Windfall Investors, LLC (Investors). Also, in September of 2005, Investors purchased a 724-acre ranch in Creston, California (the Windfall Ranch), for $12,000,000.

The Company and Windfall each made initial capital contributions to Investors of $300 (15% ownership interest) and $1,700 (85% ownership interest), respectively. To fund the purchase of the Windfall Ranch, Investors secured a long-term loan from Farm Credit West (the Bank) for $9,750,000 (term loan). The remaining $2,250,000 of the purchase was provided from an $8,000,000 revolving line of credit (revolving line of credit) provided to Investors by the Bank under an agreement entered into between Investors and the Bank in September 2005. In May 2008, the Bank agreed to increase the total line of credit available to Investors from $8,000,000 to $10,500,000. The total indebtedness outstanding under the term loan and the revolving line of credit are guaranteed, jointly and severally, by the Company and Windfall. At October 31, 2009, there was $19,186,000, outstanding under the term loan and the revolving line of credit.

Prior to November 15, 2009, the Company had a variable interest in Investors (which was deemed to be a variable interest entity). However, the Company was not required to consolidate Investors since the Company was not the primary beneficiary of Investors due to the Company not being required to absorb a majority of Investor’s expected losses or receive a majority of Investor’s expected residual returns.

Prior to November 15, 2009, the Company accounted for its 15% ownership interest in Investors as an equity method investment since the Company had significant influence, but less than a controlling interest in Investors. The Company was also required to record a negative equity method investment balance (which was subsequently reclassified to other-long term liabilities) for Investors since the Company had previously guaranteed Investor’s outstanding indebtedness under its term loan and revolving line of credit.

On November 15, 2009, the Company and Windfall entered into an agreement whereby Windfall irrevocably assigned to the Company its entire 85% interest in Investors. In conjunction with obtaining Windfall’s 85% interest in Investors, the Company agreed to release Windfall and its individual members from any and all liabilities including any losses with respect to Windfall’s previous interest in Investors and any secured and unsecured financing for Investors. The Company has accounted for its acquisition of Windfall’s 85% interest in Investors utilizing the business combination guidance noted in FASB ASC 805 (SFAS No. 141R).

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

3. Business Combination (continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition. Such estimates are preliminary and are subject to change upon finalization of certain valuation and income tax analyses:

At November 15, 2009
Current assets	$246,000
Property, plant and equipment	186,000
Real estate development	17,531,000
Other assets	50,000
Total assets acquired	18,013,000

Current liabilities	(152,000)
Current portion of long-term debt	(10,141,000)
Deferred income taxes	(314,000)
Long-term debt, less current portion	(9,148,000)
Net liabilities assumed	$(1,742,000)

The Company remeasured its previously held noncontrolling equity interest in Investors at fair value on the November 15, 2009 acquisition date of Investors.  In remeasuring its previously held noncontrolling interest, the Company considered the fair value of the assets and liabilities of Windfall as of the acquisition date and also considered whether there was a control premium that would not have been present in the previous noncontrolling interest.

The Company calculated that its acquisition date fair value of its previous equity interest in Investors was approximately $1,700,000.  The Company did not recognize any gain or loss as a result of remeasuring the fair value of its equity interest held in Investors just prior to the business combination as the fair value approximated the carrying value of the noncontrolling interest previously accounted for under the equity method of accounting.

4. Seasonality

Cultural Costs

Costs of bringing crops to harvest are inventoried when incurred. Such costs are expensed when the crops are sold. Costs during the current year related to the next year’s crop are inventoried and carried in inventory until the matching crop is harvested and sold, which traditionally occurs during the first and second quarters of each year. During the three months ended January 31, 2010, the Company expensed $296,000 of the $858,000 of cultural costs carried in inventory at October 31, 2009. During the three months ended January 31, 2009, the Company expensed $388,000 of the $1,146,000 of cultural costs carried in inventory at October 31, 2008.

5. Fair Value Measurements

Under the FASB ASC 820 (SFAS No. 157), a fair value measurement is determined based on the assumptions that a market participant would use in pricing an asset or liability. A three-tiered hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table sets forth the Company’s financial assets and liabilities as of January 31, 2010, that are measured on a recurring basis during the period, segregated by level within the fair value hierarchy:

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

5. Fair Value Measurements (continued)

	Level 1	Level 2	Level 3	Total
Assets at fair value:
Available- for -sale securities	$11,145,000	$–	$–	$11,145,000
Liabilities at fair value:
Derivatives	–	2,193,000	–	2,193,000

Available-for-sale securities consist of marketable securities in Calavo Growers, Inc. common stock. The Company currently own approximately 4.6% of Calavo’s outstanding common stock. These securities are measured at fair value by quoted market prices. Calavo’s stock price at January 31, 2010 and October 31, 2009 equaled $16.76 per share and $17.85 per share, respectively. See Note 7.

Derivatives consist of interest rate swaps whose fair values are estimated using industry-standard valuation models. Such models project future cash flows and discount the future amounts to a present value using market-based observable inputs. See Note 11.

6. Real Estate Development Assets/Assets Held for Sale

Real estate development assets consist of the following:

	January 31, 2010	October 31, 2009
East Areas 1 and 2:
Land and land development costs	$38,298,000	$37,788,000
Templeton Santa Barbara, LLC:
Land and land development costs	15,494,000	15,337,000
Windfall Investors, LLC:
Land and land development costs	17,600,000	–
Total included in real estate development asset	$71,392,000	$53,125,000

Assets held for sale consist of the following:

	January 31, 2010	October 31, 2009
Templeton Santa Barbara, LLC and Arizona Development Project:
Land and land development costs	$6,774,000	$6,774,000
Total included in assets held for sale	$6,774,000	$6,774,000

East Areas 1 and 2

In fiscal year 2005, the Company began capitalizing the costs of two real estate projects east of Santa Paula, California, for the development of 550 acres of land into residential units, commercial buildings, and civic facilities. The initial net book value of the land associated with this project was $8,253,000. During fiscal year 2008, the Company purchased a 63-acre parcel of land within the project boundary for $22,000,000, which is included in real estate development assets in the Company’s consolidated balance sheets at January 31, 2010 and October 31, 2009. During the three months ended January 31, 2010 and January 31, 2009, the Company capitalized $510,000 and $454,000, respectively, of costs related to these real estate development projects. Additionally, in relation to this project, the Company has incurred expenses of $9,000 and $82,000 in the three months ended January 31, 2010 and 2009, respectively.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

6. Real Estate Development Assets/Assets Held for Sale (continued)

Templeton Santa Barbara, LLC

In December 2006, the Company entered into an agreement with Templeton Santa Barbara, LLC (Templeton) whereby the Company provided a $20,000,000 loan to Templeton (the Bridge Loan). Templeton used these funds to purchase four residential development parcels in Santa Maria, California (Templeton project). The Company obtained the funds for the Bridge Loan through a term loan allowed under its credit arrangement with City National Bank (the Term Loan). The Term Loan matured on April 30, 2008 (see note 10). Interest on the Bridge Loan was equal to the Prime rate plus 2%. The $20,000,000 principal balance on the Bridge Loan was due and payable on March 31, 2008, with the remaining outstanding balance due on October 31, 2009. Under the terms of the agreement with Templeton, the Company had the option to participate in the Templeton project as a 20% equity partner or participate as a lender receiving a preferred interest rate.

In December 2008, the Company amended its credit arrangement with City National Bank to extend the maturity date of the Term Loan issued to the Company under that credit arrangement from December 31, 2007 to April 30, 2008. The Company then entered into an agreement (the Agreement) with Templeton to extend the due date of the $20,000,000 Bridge Loan issued to Templeton by the Company from December 31, 2007 to March 31, 2008. Interest payable to the Company by Templeton during the extension period was at a rate of Prime plus 2%. The Agreement called for Templeton to exercise its “best efforts” to sell and/or refinance the Templeton project using the proceeds from the Bridge Loan. The Agreement also prioritized the use of all funds received upon the sale or refinance of the Templeton project as well as defined the Company’s participation in the ultimate disposition of the Templeton project.

At March 31, 2008, Templeton was unable to meet its obligation under the terms of the Agreement with the Company. As a result, the Company assumed a 75% controlling interest in the Templeton project and began consolidating all of the activities of the Templeton project beginning in April 2008. The $2,656,000 interest recognized on the Bridge Loan balance at March 31, 2008, was capitalized into the development costs associated with the Templeton project. The Term Loan was repaid by the Company in fiscal 2008 with proceeds from the Rabobank credit facility (see Note 10). Templeton’s minority interest basis in the Templeton project was zero at October 31, 2008. Templeton assigned its remaining 25% interest in the Templeton project to the Company in March 2009.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

6. Real Estate Development Assets/Assets Held for Sale (continued)

The Company wrote down the carrying value of its Templeton project by $4,659,000 in fiscal year 2009 and $1,341,000 in fiscal year 2008 based on the results of independent appraisals which indicated that the fair value of the land and land development costs related to the Templeton project was less than its carrying value at October 31, 2009 and 2008, respectively.

In October 2008, the Company received an offer from a third party to purchase one of the four real estate development parcels within the Templeton project. The net carrying value (inclusive of impairment charges) related to this particular real estate development parcel was $6,270,000 and was recorded in assets held for sale in the Company’s consolidated balance sheet at October 31, 2008. The sale of this real estate development parcel fell out of escrow during fiscal 2009 and is no longer being held for sale. As such, the net carrying value (inclusive of impairment charges) of this real estate development parcel is included in real estate development assets in the Company’s consolidated balance sheets at January 31, 2010 and October 31, 2009.

In September 2009, another of the four real estate development parcels within the Templeton project went into escrow. The net carrying value (inclusive of impairment charges) related to this particular real estate development parcel is $3,476,000 and is recorded in assets held for sale in the Company’s consolidated balance sheets at January 31, 2010 and October 31, 2009.

The three real estate development parcels not included in assets held for sale are included in real estate development assets in the Company’s January 31, 2010 and October 31, 2009 consolidated balance sheets.

Arizona Development Projects

In fiscal year 2007, the Company and Bellagio Builders, LLC, an Arizona limited liability company, formed a limited liability company, 6037 East Donna Circle, LLC (Donna Circle), with the sole business purpose of constructing and marketing an approximately 7,500 square foot luxury home in Paradise Valley, Arizona (Donna Circle project). In February 2007, Donna Circle obtained an unsecured, non-revolving line of credit for $3,200,000 with Mid-State Bank (the DC Line). The DC Line called for monthly, interest only payments with all unpaid principal due at maturity in February 2009. The interest rate for the DC Line was 7%. All principal and interest under the DC Line was guaranteed by the Company. As such, the Company was required to consolidate the activities of the Donna Circle project since the Company was the primary beneficiary in Donna Circle (which is deemed to be variable interest entity).The DC Line was repaid by the Company in fiscal year 2008 with proceeds from the Rabobank credit facility (see Note 10).

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

6. Real Estate Development Assets/Assets Held for Sale (continued)

Donna Circle used proceeds of $1,368,000 from the DC Line to purchase property in Paradise Valley, Arizona, for the construction of a luxury home. Additionally, Donna Circle used proceeds of $1,621,000 from borrowings for site preparation, architect fees, and construction of the project. Total capitalized costs of $2,989,000 are included in real estate development assets in the Company’s consolidated balance sheet at October 31, 2008.

In December 2008, the Donna Circle project was completed (after incurring an additional $407,000 of capitalized costs during fiscal 2009) and the property was listed for sale with a real estate broker. As such, the real estate development assets related to the Donna Circle project were classified by the Company as assets held for sale at that time. In June 2009, the Company decided not to sell Donna Circle and instead, executed a two-year lease agreement for the Donna Circle property with a third party (Renters) whereby the Company is to receive approximately $7,600 a month in rental fees for a 24-month period (beginning in July 2009). Based on the terms of the lease agreement, the Renters have the option to extend the lease for 12 months (after the initial 24-month rental period) at $8,000 per month and may purchase the home during the option period for approximately $3,800,000. As such, the Company reclassified its capitalized real estate development assets from asset held for sale to property, plant, and equipment in the Company’s consolidated balance sheet at October 31, 2009, as the Donna Circle property is being held and used by the Company to generate rental income. The Company recognized $23,000 in rental income related to its Donna Circle property in the three months ended January 31, 2010. Such amounts are included in other revenues in the Company’s consolidated statement of operations for the three months ended January 31, 2010.

The net carrying value related to Donna Circle is $2,747,000 at January 31, 2010, consisting of capitalized land costs with a basis of $1,121,000 and capitalized building costs of $1,626,000, net of (a) accumulated depreciation on the capitalized building costs of $46,000 and (b) a fiscal year 2009 impairment charge of $603,000 (which was allocated pro-rata between the Company’s basis in the capitalized land and building costs for the Donna Circle property). The fiscal 2009 impairment charge was the result of an independent appraisal which indicated that the fair value of the Donna Circle project was less than its carrying value at October 31, 2009.

In fiscal year 2007, the Company and Bellagio Builders, LLC, an Arizona limited liability company, formed a limited liability company, 6146 East Cactus Wren Road, LLC (Cactus Wren) with the sole business purpose of constructing and marketing an approximately 9,500 square-foot luxury home in Paradise Valley, Arizona (Cactus Wren project). In March 2007, Cactus Wren obtained an unsecured, non-revolving line of credit for $3,900,000 with Mid-State Bank (the CW Line). The CW Line called for monthly, interest only payments with all unpaid principal due at maturity in March 2009. The interest rate for the CW Line was 7%. All principal and interest under the CW Line was guaranteed by the Company. As such, the Company was required to consolidate the activities of the Cactus Wren project since the Company was the primary beneficiary in Cactus Wren (which is deemed to be variable interest entity). The CW Line was repaid by the Company in fiscal year 2008 with proceeds from the Rabobank credit facility (see Note 10).

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

6. Real Estate Development Assets/Assets Held for Sale (continued)

Cactus Wren used proceeds of $1,640,000 from the CW Line to purchase property in Paradise Valley, Arizona, for the construction of a luxury home. Additionally, Cactus Wren used proceeds of $2,599,000 from borrowings for site preparation, architect fees, and construction of the project.

In June 2009, the Cactus Wren project was completed and the property was listed for sale with a real estate broker. The property remains unsold at January 31, 2009. As such, the real estate development assets related to the Cactus Wren project is classified by the Company as assets held for sale in the Company’s consolidated balance sheet at January 31, 2010.

The net carrying value related to Cactus Wren is $3,298,000 at January 31, 2010, consisting of capitalized land and land development costs, net of a fiscal year 2009 impairment charge of $941,000. The fiscal year 2009 impairment charge was the result of an independent appraisal which indicated that the fair value of the Cactus Wren project was less than its carrying value at October 31, 2009.

Windfall Ranch Development Project

As of the November 15, 2010 acquisition date (see Note 3), the preliminary fair value estimate of the Windfall Ranch’s land and land development costs acquired was $17,531,000 which the Company recorded as real estate development assets. Subsequent to its acquisition, the Company capitalized an additional $69,000 of costs related to its real estate development of the Windfall Ranch during the three months ended January 31, 2010.

The Company is currently marketing for sale certain parcels of 724 acres of Windfall Ranch. However, the Company is not classifying any of its real estate development assets related to Windfall Ranch as asset held for sale at January 31, 2010 since certain of the criterions required for an asset held for sale classification have not been met at January 31, 2010.

7. Investment in Calavo Growers, Inc.

In June 2005, the Company entered into a stock purchase agreement with Calavo. Pursuant to this agreement, the Company purchased 1,000,000 shares, or approximately 6.9%, of Calavo’s common stock for $10,000,000 and Calavo purchased 172,857 shares, or approximately 15.1%, of the Company’s common stock for $23,450,000. Under the terms of the agreement, the Company received net cash consideration of $13,450,000. The Company has classified its marketable securities investment as available-for-sale.

In fiscal year 2009, the Company sold 335,000 shares of Calavo stock for a total of $6,079,000; recognizing a total gain of $2,729,000 which was recorded in other income (expense) in the Company’s consolidated statement of operations for the year ended October 31, 2009. Additionally, the changes in the fair value of the available-for-sale securities result in unrealized holding gains or losses for the remaining shares held by the Company. In the three months ended January 31, 2010, the Company recorded a total unrealized holding loss of $725,000 due to the decrease in the market value of the Company’s remaining 665,000 shares of Calavo common stock at January 31, 2010.

8. Notes Receivable

In fiscal year 2004, the Company sold a parcel of land in Morro Bay, California. The sale was recognized under the installment method and the resulting gain on sale of $161,000 was deferred. In connection with the sale, the Company recorded a note receivable of $4,263,000. Principal of $2,963,000 and interest was paid in April 2005 and $112,000 of the deferred gain was recognized as income at that time. The remaining $49,000 balance of the deferred gain is included in accrued liabilities in the Company’s consolidated balance sheets at October 31, 2009. The remaining principal balance of $1,300,000 and the related accrued interest was initially payable in April 2009 and was recorded in current notes receivable in the Company’s consolidated balance sheet at October 31, 2008. However, the Company and the buyer of the Morro Bay land executed a note extension agreement in March 2009. Based on the terms of the note extension agreement, the remaining principal balance of $1,300,000 and the related accrued interest is now required to be paid in full on April 1, 2014, and is being recorded in noncurrent notes receivable in the Company’s consolidated balance sheets at January 31, 2010 and October 31, 2009. Interest continues to accrue at 7.0% on the principal balance of the note.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

8. Notes Receivable (continued)

In connection with the lease of a retail facility, the Company recorded a note receivable in May 2007 of $350,000. The note bears interest at the Prime rate plus 2.00%, payable monthly. This note is unsecured and matures in May 2012. The note receivable balance was $350,000 at January 31, 2010 and October 31, 2009, respectively and is being recorded in noncurrent notes receivable in the Company’s consolidated balance sheets.

In connection with Company’s stock grant program, the Company has recorded total notes receivable and accrued interest from related parties of $92,000 and $1,803,000 at January 31, 2010 and October 31, 2009, respectively. These notes were issued in connection with payments made by the Company on behalf of its employees for payroll taxes on stock compensation. These notes bear interest at the mid-term applicable federal rate then in effect, with principal and accrued interest due and payable within 24 months from the date of the note. A portion of the notes receivable and accrued interest balance related to three employees (the Officers) became due in November and December 2009. As such, the total $1,519,000 notes receivable and accrued interest due to be paid by the Officers within one year at October 31, 2009 is recorded in current notes receivable – related parties in the Company’s consolidated balance sheet at October 31, 2009. The remaining $284,000 notes receivable and accrued interest balance from employees that are not due to be paid within one year at October 31, 2009 is recorded in noncurrent notes receivable – related parties in the Company’s consolidated balance sheet at October 31, 2009.

In December 2010, the Officers notes receivable and accrued interest were paid down by $1,020,000 through the repurchase of 6,758 of Company shares with a fair market value of $150.98 per share (at the time of the exchange) that were held by the Officers of the Company. The remaining Officers notes receivable and accrued interest of $687,000 was forgiven by the Company resulting in compensation expense recorded in the three months ended January 31, 2010. The Company also recorded compensation expense of $603,000 during the three months ended January 31, 2010 representing additional compensation to be paid  by the Company to the Officers relating to the Officers payroll taxes on the notes receivable forgiveness.

In December 2010, the Company issued new notes to the Officers totaling $208,000 in connection with payments made by the Company on behalf of the Officers for payroll taxes associated with the vesting of shares under the Company’s stock grant bonus program. The $208,000 note receivable balance was subsequently paid down through the repurchase of 1,398 Company shares with a fair market value of $150.98 (at the time of the exchange) that were held by the Officers of the Company.

The Company’s $92,000 notes receivable and accrued interest balance from employees that are not due to be paid within one year at January 31, 2010 is recorded in noncurrent notes receivable - related parties in the Company’s consolidated balance sheet at January 31, 2010.

9. Discontinued Operations

In December 2005, Limoneira Company International Division, LLC entered into an agreement whereby it acquired substantially all of the assets, liabilities, and operations of Movin’ Mocha (Mocha), a California general partnership. The initial purchase price of $1,000,000 was payable $500,000 at closing, $250,000 on the first anniversary of the closing and $250,000 on the second anniversary of the closing. Mocha owned and operated coffee houses and coffee carts in seven locations in the Modesto-Fresno corridor. Additionally, Mocha owned and operated a bakery facility.

In October 2006, the Company decided, that because of continuing operational losses in its retail coffee and coffee distribution businesses, it would exit the coffee business. In connection with that decision, the Company approved a plan to exit the retail coffee and coffee distribution business. Sales and operating losses for the three months ended January 31, 2010 were $2,000 and $8,000, respectively. Sales and operating losses for the three months ended January 31, 2009 were $3,000 and $1,000, respectively. During fiscal year 2007, as a result of an arbitration agreement, the Company finalized the purchase of Mocha with a cash payment of $650,000. The remaining balances due on the purchase price, plus interest, were paid in full and the retail coffee and coffee distribution business incurred an additional charge to income of $75,000 related to the final settlement. Additionally, in fiscal year 2007 the Company wrote down the carrying value of a retail building by $100,000. In fiscal year 2008, the Company ceased operations in all of Mocha’s retail facilities, sold the business along with certain assets, and then proceeded to sell or dispose of all of the remaining assets. At October 31, 2008 the purchaser of one of Mocha’s retail buildings was in default on a note to the Company and the Company initiated the process of foreclosure procedures.  As a result, the retail coffee and coffee distribution business incurred a charge to income of $86,000 in fiscal year 2008.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

9. Discontinued Operations (continued)

The assets and liabilities of the coffee business are comprised of the following:

	January 31, 2010	October 31, 2009

Cash	$–	$4,000
Accounts receivable	–	3,000
Prepaid expenses	–	2,000
Deferred income taxes	277,000	277,000
Notes receivable	161,000	161,000
Total assets	$438,000	$447,000
Accounts payable	$–	$2,000
Accrued liabilities	–	–
Total liabilities	$–	$2,000

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

10. Long-Term Debt

Long-term debt is comprised of the following:

	January 31, 2010	October 31, 2009
Rabobank revolving credit facility secured by property with a net book value of $12,260,000 at January 31, 2010 and October 31, 2009. The interest rate is variable based on the one-month London Interbank Offered Rate plus 1.50%. Interest is payable monthly and the principal is due in full in June 2013.	$68,185,000	$61,671,000
Central Coast Federal Land Bank Association loan secured by property with a net book value of $11,659,000 at January 31, 2010 and $11,674,000 at October 31, 2009. The interest rate is variable and was 3.25% at January 31, 2010. The loan is payable in quarterly installments through November 2022.	6,986,000	7,094,000
Central Coast Federal Land Bank Association loan secured by property with a net book value of $11,659,000 at January 31, 2010 and $11,674,000 at October 31, 2009. The interest rate is variable and was 3.25% at January 31, 2010. The loan is payable in monthly installments through May 2032.	944,000	951,000
Farm Credit West revolving line of credit. The interest rate is variable and was 3.50% at January 31, 2010. Interest is payable monthly and the principal is due in full in May 2010.	10,394,000	–
Farm Credit West term loan secured by property with an appraised value of $17,531,000 at November 15, 2009. The interest rate is fixed at 6.73% until November 2011, becoming variable for the remainder of the loan. The loan is payable in monthly installments through October 2035.	9,252,000	–
Subtotal	95,761,000	69,716,000
Less current portion	10,999,000	465,000
Total long-term debt, less current portion	$84,762,000	$69,251,000

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

10. Long-Term Debt (continued)

In August 2008, the Company entered into a credit arrangement with Rabobank whereby it could borrow up to $80,000,000 on a secured line of credit. The initial agreement was superseded by amended agreements in December 2008 and May 2009. All outstanding amounts due under the previous credit arrangement were repaid with proceeds from the Rabobank credit facility.

In fiscal year 2009, the Company incurred $124,000 of costs to Rabobank and other third parties in conjunction with finalizing its debt agreement with Rabobank. Such costs were capitalized and are being amortized using the straight-line method over the terms of the amended Rabobank credit agreement. Included in other assets in the Company’s consolidated balance sheets was $95,000 and $101,000 of capitalized deferred borrowing costs at January 31, 2010 and October 31, 2009, respectively. Accumulated amortization related to the capitalized deferred borrowing costs was $29,000 as of January 31, 2010. The amortization of the deferred borrowing costs is recorded as interest expense in the Company’s consolidated statement of operations for the three months ended January 31, 2010.

The Company, under the terms of the Rabobank credit arrangement, is subject to an annual financial covenant. At October 31, 2009, the Company was out of compliance with its annual financial covenant for which a covenant waiver was received from Rabobank for the year ended October 31, 2009. Under the terms of the credit arrangement with Rabobank, the financial covenant is not subsequently measured again until October 31, 2010. The Company anticipates being in compliance with its annual financial covenant at October 31, 2010.

In January 2009, the Company and Farm Credit West (FCW) entered into an agreement whereby FCW agreed to convert the fixed interest portion of the two Central Coast Federal Land Bank Association loans to variable rates. The Company incurred $42,000 of costs to FCW for this rate conversion. Such costs were capitalized and are being amortized using the straight-line method over the terms of the FCW credit agreement. Included in other assets in the consolidated balance sheets was $39,000 and $40,000 of capitalized deferred borrowing costs at January 31, 2010 and October 31, 2009, respectively. Accumulated amortization related to the capitalized deferred borrowing costs was $3,000 as of January 31, 2010. The amortization of the deferred borrowing costs is recorded as interest expense in the consolidated statement of operations for the three months ended January 31, 2010.

In November 2009, the Company assumed the long-term debt of Windfall Investors, LLC with the acquisition of the business (see Note 3). The debt is held by FCW and consists of a secured long-term loan with an original principal balance of $9,750,000 and a revolving line of credit of $10,500,000. At the time of the acquisition on November 15, 2009, there was $19,290,000 outstanding under the term loan and the revolving line of credit. The due date for the revolving line of credit was originally November 2010 and has been extended until May 2010 (see Note 17).

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

11. Derivative Instruments and Hedging Activities

The Company enters into interest rate swaps to minimize the risks and costs associated with its financing activities. Derivative financial instruments designated for hedging are as follows:

	Notional Amount		Fair Value Net Liability
	January 31, 2010	October 31, 2009	January 31, 2010	October 31, 2009
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing 2013	$22,000,000	$22,000,000	$1,768,000	$1,678,000
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing November 2010	10,000,000	10,000,000	240,000	287,000
Pay fixed-rate, receive floating-rate interest rate swap designated as cash flow hedge, maturing November 2010	10,000,000	10,000,000	184,000	206,000
Total	$42,000,000	$42,000,000	$2,192,000	$2,171,000

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

11. Derivative Instruments and Hedging Activities (continued)

These interest rate derivatives qualify as cash flow hedges. Therefore, the fair value adjustments to the underlying debt are deferred and included in accumulated other comprehensive income (loss) and the net liability balance is being recorded in accrued liabilities in the Company’s consolidated balance sheets at January 31, 2010 and October 31, 2009.

12. Basic and Diluted Net Loss per Share

Basic net loss per common share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of share-based compensation. Diluted net loss per common share is calculated using the diluted weighted-average number of common shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation calculated using the treasury stock method of zero for the three months ended January 31, 2010 and 39,000 for the three months ended January 31, 2009. The Series B convertible preferred shares are anti-dilutive for the three months ended January, 31 2010 and January 31, 2009, respectively. Basic and diluted net loss per share was calculated after giving effect to the ten-for-one stock split (see Note 17).

13. Related-Party Transactions

The Company rents certain of its residential housing assets to its employees, including its agribusiness employees. The Company records the rental income generated from these employees in rental revenues in the Company’s consolidated statements of operations.

A member of the Company’s Board of Directors is currently a Director of a mutual water company in which the Company is an investor. The mutual water company provided water to the Company, for which the Company paid $92,000 and $56,000 in the three months ended January 31, 2010 and 2009, respectively. Water payments due to the mutual water company were $17,000 and $51,000 at January 31, 2010 and October 31, 2009, respectively.

The Company has invested in the career of Charlie Kimball, a Formula 1 racing driver, who is related to a member of the Company’s Board of Directors. Recorded in other assets in the Company’s consolidated balance sheets are total investments made to Charlie Kimball of $300,000 as of January 31, 2010 and October 31, 2009.

The amount invested by the Company is to be used by Charlie Kimball to further his career goal of becoming a Formula One driver. The terms of the investments provide that each $100,000 investment will be repaid to the Company upon the first to occur of any of the following: (a) Charlie Kimball enters university as a full-time student, which the Company refers to as the student trigger; (b) Charlie Kimball reaches the position of a full-time salaried driver in the Formula One World Championship, which the Company refers to as the F1 trigger; and (c) the Company exercises the option to have its investment repaid, which may not occur prior to January 23, 2010, which is referred to as the investor trigger. For each $100,000 investment, the Company will be repaid the following amounts: (x) in the event of the student trigger, the Company will be repaid the amount of its investment; (y) in the event of the F1 trigger, the Company will be repaid twice its investment in three equal annual installments beginning 120 days following the day the F1 trigger occurs; and (z) in the event of the investor trigger, the Company will be repaid the amount of its investment within one year after the investor trigger is exercised with an additional $25,000 payment if Charlie Kimball is a professional (salaried) racing driver on the day the investor trigger is exercised. None of the triggers had been exercised as of January 31, 2010.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

13. Related Party Transactions (continued)

In the quarters ended January 31, 2009 and 2008, the Company recorded dividend income of $333,000 and $350,000, respectively, on its investment in Calavo; which is included in other income (loss), net in the Company’s consolidated statements of operations. Sales of the Company’s avocados by Calavo totaled $225,000 and $5,000 for the three months ended January 31, 2010 and 2009, respectively. Such amounts are included in agriculture revenues in the Company’s consolidated statements of operations. There was $219,000 receivable by the Company from Calavo at January 31, 2010 and no amounts were receivable at October 31, 2009. Additionally, the Company leases office space to Calavo and received rental income of $57,000 in each of the three month periods ended January 31, 2010 and 2009. Such amounts are included in rental revenues in the Company’s consolidated statements of operations.

 14. Income Taxes

The Company’s projected annual effective tax rate for fiscal 2010 is approximately 35.3%.  As such, the 35.3% effective tax rate was utilized by the Company for the first quarter of fiscal 2010 to calculate its income tax provision (benefit).

There has been a no material changes to the Company’s uncertain tax position for the three month period ended January 31, 2010. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense.  The Company has accrued approximately $13,000 of interest and penalties associated with uncertain tax positions as of January 31, 2010.

 15. Retirement Plans

Effective December 31, 1991, the Company merged the Limoneira Hourly and Piece Rated Pension Plan and their salaried plan, into the Sunkist Retirement Plan, Plan L (the Plan). All participants became members of the Plan at that time, and all assets became part of the Sunkist Retirement Plan L Trust. Until January 2006, the Plan was administered by the Sunkist Retirement Investment Board. Since January 2006, the Plan has been administered by City National Bank and Mercer Human Resource Consulting.

The Plan is a noncontributory, defined benefit, single employer pension plan, which provides retirement benefits for all eligible employees of the Company. Since Limoneira Company’s Defined Benefit Pension Plan is a single employer plan within the Sunkist Master Trust, its liability was not commingled with that of the other plans holding assets in the Master Trust. Limoneira Company has an undivided interest in its assets. Benefits paid by the Plan are calculated based on years of service, highest five-year average earnings, primary Social Security benefit, and retirement age.

The Plan is funded consistent with the funding requirements of federal law and regulations. There were funding contributions of $300,000 during each of the three month periods ended January 31, 2010 and 2009.

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

15. Retirement Plans (continued)

The following tables set forth the Plan’s net periodic cost, changes in benefit obligation and Plan assets, funded status, amounts recognized in the Company’s consolidated balance sheets, additional year-end information and assumptions used in determining the benefit obligations and periodic benefit cost.

The net periodic pension costs for the Company’s Defined Benefit Pension Plan for the quarters ending January 31 were as follows:

	2010	2009

Service cost	$37,000	$22,000
Interest cost	210,000	222,000
Expected return on plan assets	(255,000)	(256,000)
Recognized actuarial loss	156,000	5,000
Net periodic pension cost	$148,000	$(7,000)

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

16. Segment Information

The Company operates and tracks results in three reportable operating segments; agri-business, rental operations, and real estate development. The reportable operating segments of the Company are strategic business units with different products and services, distribution processes and customer bases. The agri-business segment includes farming and citrus packing operations. The rental operations segment includes housing and commercial rental operations, leased land, and organic recycling. The real estate development segment includes real estate development operations. The Company measures operating performance, including revenues and earnings, of its operating segments and allocates resources based on its evaluation. The Company does not allocate selling, general and administrative expense, other income (expense), interest expense, income tax expense and assets, or specifically identify them to its operating segments. Revenues from Sunkist represent $3,389,000 of the Company’s agri-business revenues for the three months ended January 31, 2010 and $3,236,000 of the Company’s agri-business revenues for the three months ended January 31, 2009.

Segment information for the three months ended January 31, 2010:

	Agri-business	Rental Operations	Real Estate Development	Corporate and Other	Total

Revenues	$5,272,000	$955,000	$135,000	$–	$6,362,000
Costs and expenses	6,893,000	507,000	327,000	3,416,000	11,143,000
Impairment charges	–	–	–	–	–
Loss on sale of assets	–	–	–	–	–
Operating income (loss)	$(1,621,000)	$448,000	$(192,000)	$(3,416,000)	$(4,781,000)

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

16. Segment Information (continued)

Segment information for the three months ended January 31, 2009:

	Agri-business	Rental Operations	Real Estate Development	Corporate and Other	Total

Revenues	$4,005,000	$911,000	$–	$–	$4,916,000
Costs and expenses	6,639,000	580,000	83,000	1,478,000	8,780,000
Impairment charges	–	–	–	–	–
Loss on sale of assets	–	–	–	–	–
Operating income (loss)	$(2,634,000)	$331,000	$(83,000)	$(1,478,000)	$(3,864,000)

The following table sets forth revenues by category, by segment for the three months ended:

	January 31, 2010	January 31, 2009

Lemons	$3,389,000	$3,236,000
Avocados	225,000	5,000
Navel oranges	577,000	301,000
Valencia oranges	149,000	126,000
Specialty citrus and other crops	932,000	337,000
Agri-business revenues	5,272,000	4,005,000

Rental operations	530,000	514,000
Leased land	381,000	360,000
Organic recycling	44,000	37,000
Rental operations revenues	955,000	911,000

Real estate operations	135,000	–
Real estate revenues	135,000	–
Total revenues	$6,362,000	$4,916,000

LIMONEIRA COMPANY

NOTES TO UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(CONTINUED)

17. Subsequent Events

The Company has evaluated events subsequent to January 31, 2010 to assess the need for potential recognition or disclosure. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition in the financial statements (other than the March 24, 2010 capital structure changes as described below) and that the following items represents events that merit disclosure herein:

The revolving line of credit for Investors matured in November 2009 and the maturity date was subsequently extended by Farm Credit West until March, 1, 2010. Farm Credit West subsequently extended the maturity date to May 1, 2010.  The Company is in the process of refinancing the revolving line of credit on a long-term basis through amendment to the Farm Credit West agreement or alternatively through its existing facility with Rabobank.

In February 2010, the Company and HM Manager, LLC formed a limited liability company, HM East Ridge, LLC, for the purpose of developing one of the four Templeton land parcels. The Company made a capital contribution of land into HM Eastridge, LLC. Since the Company has significant influence, but less than a controlling interest, the Company plans on accounting for its investment in HM Eastridge, LLC using the equity method of accounting.

On March 23, 2010, the Company’s stockholders approved the Limoneira Company 2010 Omnibus Incentive Plan.

Effective March 24, 2010, the Company amended our certificate of incorporation to increase the authorized number of shares of common stock, and effected a ten-for-one split of our common stock.  All references in the accompanying unaudited interim consolidated condensed financial statements to (i) the value and number of shares of the Company’s common stock, (ii) the authorized number of shares of the Company’s common stock and preferred stock, and (iii) loss per share and dividends per share have been retroactively adjusted to reflect these changes.

Windfall Investors, LLC

Financial Statements

Year Ended December 31, 2008

WINDFALL INVESTORS, LLC
FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2008

TABLE OF CONTENTS
PAGE

Independent Auditors’ Report	F-81

Balance Sheet	F-82

Statement of Income and Members’ Deficit	F-83

Statement of Cash Flows	F-84

Notes to Financial Statements	F-85-F-89

Independent Auditors’ Report

Board of Directors
Windfall Investors, LLC
Santa Paula, CA 93060

We have audited the accompanying balance sheet of Windfall Investors, LLC as of December 31, 2008, and the related statements of income and members’ deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windfall Investors, LLC as of December 31, 2008, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
San Luis Obispo, California

January 29, 2010

WINDFALL INVESTORS, LLC
BALANCE SHEET
DECEMBER 31, 2008

ASSETS

Current Assets
Cash and cash equivalents	$17,409
Trade receivables, net	106,730
Inventory	52,270
Prepaid expenses and other current assets	28,023
Deferred crop costs	45,100
Current portion of note receivable	8,989
Total current assets	258,521

Property, Plant, and Equipment, Net	12,321,390

Other Assets, Net	66,744

Total Assets	$12,646,655

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities
Accounts payable	$144,164
Accrued liabilities	6,839
Deposits	2,550
Lines of credit	8,956,814
Current portion of notes payable	135,150
Total current liabilities	9,245,517

Long-Term Liabilities
Notes payable, net of current portion	9,262,778
Total long-term liabilities	9,262,778

Members' Deficit	(5,861,640)

Total Liabilities and Members' Deficit	$12,646,655

The accompanying notes are an integral part of these financial statements.

WINDFALL INVESTORS, LLC
STATEMENT OF INCOME AND MEMBERS’ DEFICIT
YEAR ENDED DECEMBER 31, 2008

Revenues	$823,253

Cost of Revenues	252,251

Gross Profit	571,002

Operating Expenses	1,575,655

Loss from operations	(1,004,653)

Other Income (Expense)
Interest expense	(1,105,267)
Loss from sale of assets	(74,688)
Other income, net	195,922
Total other income (expense)	(984,033)

Net loss before provision for income taxes	(1,988,686)

Provision for income taxes	6,800

Net Loss	(1,995,486)

Members' Deficit - Beginning of Year	(3,866,154)

Members' Deficit - End of Year	$(5,861,640)

The accompanying notes are an integral part of these financial statements.

WINDFALL INVESTORS, LLC
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2008

Cash Flows From Operating Activities
Net loss	$(1,995,486)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	175,585
Bad debt expense	536,004
Impairment of other assets	43,226
Loss on sale of assets	74,688
Change in assets and liabilities:
Increase in trade receivables	(98,700)
Increase in inventory	(13,918)
Decrease in prepaid expenses and other current assets	74,279
Increase in deferred crop costs	(45,100)
Decrease in accounts payable	(104,957)
Increase in accrued liabilities	3,599
Increase in deposits	2,550
Total adjustments	647,256
Net cash used by operating activities	(1,348,230)

Cash Flows From Investing Activities
Purchases of fixed assets	(73,272)
Purchases of other assets	(75,000)
Proceeds from sale of other assets	52,925
Net cash used by investing activities	(95,347)

Cash Flows From Financing Activities
Changes in note receivable	(5,383)
Repayments under notes payable	(120,603)
Advances on lines of credit, net	1,582,634
Net cash provided by financing activities	1,456,648

Net increase in cash	13,071

Cash and Cash Equivalents - Beginning of Year	4,338

Cash and Cash Equivalents - End of Year	$17,409

Schedule of Payments for Interest and Taxes
Payments for interest	$1,105,267
Payments for income taxes	$6,800

The accompanying notes are an integral part of these financial statements.

WINDFALL INVESTORS, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1 - Summary of Significant Accounting Policies

A.	Nature of Business

Windfall Investors, LLC (the Company) is a farming operation located in Paso Robles, California.  The Company also provides services for horse training and boarding.

B.	Inventory

Inventories are stated at lower of cost (first-in, first-out) or market.

C.	Property, Plant and Equipment

Property, plant and equipment are stated at cost with depreciation provided on the straight-line basis over the estimated useful lives ranging from five to thirty-nine years.

D.	Income Taxes

The Company has been formed as a Limited Liability Company (LLC) with taxation treatment as a partnership.  As such, income or losses will be passed through the Company to its members for purposes of income taxation.  Under current California law, an LLC is subject to an annual $800 LLC tax as well as an LLC fee based on gross receipts.  The LLC fee for the year ended December 31, 2008 was $6,800.

On July 13, 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 48 (FIN 48), Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109 (SFAS 109, Accounting for Income Taxes).  FIN 48 clarifies SFAS 109 to indicate a criterion that an individual tax position would have to meet for some or all of the income tax benefit to be recognized in the financial statements.  Originally effective for fiscal years beginning after December 15, 2006, the FASB subsequently issued two deferrals for nonpublic enterprises, including pass-through entities and not-for-profit organizations, the most recent being FASB Staff Position 48-3 (FSP 48-3) in December 2008.  FSP 48-3 deferred the effective date of FIN 48 until years beginning after December 15, 2008.

E.	Fair Value Measurements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.  SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on assumptions that market participants would use in pricing the asset or liability.  The Company has adopted this standard.

WINDFALL INVESTORS, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1 - Summary of Significant Accounting Policies (Continued)

F.	Concentrations

The Company maintains cash balances at a financial institution covered under Federal Deposit Insurance Corporation (FDIC).  As of October 3, 2008, the FDIC increased coverage up to $250,000 and fully insured non-interest bearing accounts.  The Company did not have any uninsured cash at December 31, 2008.

Approximately 38% of the Company’s accounts receivables at December 31, 2008 were from two customers.

Approximately 28% of the Company’s sales during the year ended December 31, 2008 were from three customers.

G.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

H.	Allowance for Doubtful Accounts

It is the policy of management to review the outstanding accounts receivable at year-end, as well as historical bad debt write-offs, and establish an allowance for doubtful accounts for estimated uncollectible amounts.  The Company has not recorded an allowance for doubtful accounts as of December 31, 2008.

I.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  The Company has no cash equivalents at December 31, 2008.

J.	Revenue and Cost Recognition

The Company’s revenue is recognized on the accrual basis as earned based on date of delivery.  Expenditures are recorded on the accrual basis whereby expenses are recorded when incurred, rather than when paid.

K.	Deferred Crop Costs

Costs associated with the following year’s crop are deferred at year-end and are reversed into cost of sales the following year.

WINDFALL INVESTORS, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1 - Summary of Significant Accounting Policies (Continued)

L.	Other Assets

Other assets include horses and related costs that are used for training and breeding, which are amortized on a straight-line basis over seven years, and loan costs, which are amortization over term of the loan.  Amortization expense for the year ended December 31, 2008 totaled $28,275.

Note 2 - Stock in Credit Association

The Company holds stock in the farm credit association with which the Company has loans.  The farm credit association requires that borrowers invest in the credit association in order to obtain a loan.  The investment is offset dollar for dollar by a stock loan from the credit association, which is adjusted by the association as the outstanding loan balance is paid down.

Note 3 - Note Receivable

The Company advances from time to time amounts under a note receivable arrangement with a related party.  The note receivable does not bear interest and is due upon demand.  The balance outstanding on the note was $8,989 as of December 31, 2008 and has been classified as current in the financial statements.

Note 4 - Inventory

Inventory consists of finished goods at December 31, 2008.

Note 5 - Property, Plant and Equipment

Property, plant and equipment are summarized by major classification as follows:

2008

Land	$11,025,220
Buildings and building improvements	1,125,815
Irrigation	105,336
Farming and transportation equipment	412,205
Office equipment	3,432
12,672,008
Accumulated depreciation	(350,618)

$12,321,390

Depreciation expense totaled $147,310 for the year ended December 31, 2008.

WINDFALL INVESTORS, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 6 - Lines of Credit

The Company has a two revolving lines of credit with Farm Credit West with a total credit line of $10,500,000.  The lines of credit are unsecured and are guaranteed by a member of the Company.  The lines of credit allow for borrowings based on either a fixed rate of interest (6.67% at December 31, 2008) or a variable rate of interest based on the prime rate less .75% (2.25% at December 31, 2008).  Total outstanding on the lines of credit as of December 31, 2008 was $8,956,814.  The lines of credit mature on March 1, 2010.

Note 7 - Notes Payable

Notes payable at December 31, 2008 consist of the following:

Note payable to Farm Credit West, with a fixed interest rate of 6.73%; due October 2035, with monthly payments of $63,092, including interest; secured by real property of the Company and guaranteed by members of the Company.	$9,391,753

Note payable to a related party due upon demand; secured by related party accounts receivable	6,175

Total notes payable	$9,397,928
Less current portion of notes payable	135,150

Notes payable, net of current portion	$9,262,778

The aggregate maturities of long-term debt are as follows for the year ending December 31:

Year Ending December 31,
2009	$135,150
2010	137,927
2011	147,502
2012	157,741
2013	168,690
Thereafter	8,650,918

$9,397,928

WINDFALL INVESTORS, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 8 - Related Party Transactions

In March of 2005, Windfall, LLC, a member of Windfall Investors, LLC, formed Creston Ag., LLC for the purpose of providing agricultural-related labor and management services to the agricultural industry.  During 2008, Creston Ag., LLC provided labor and payroll tax services to the Company totaling $305,122.  As discussed in Note 7, the amount due to Creston Ag., LLC at December 31, 2008 was $6,175 and is secured by a note receivable from the Creston Ag., LLC totaling $8,989 at December 31, 2008 (see Note 8).

The Company has also made advances to a related party, Templeton Enterprises, which totaled $11,612 at December 31, 2008, and are included in accounts receivable.

WINDFALL INVESTORS, LLC
BALANCE SHEET (unaudited)
SEPTEMBER 30, 2009

ASSETS

Current Assets
Cash and cash equivalents	$30,057
Trade receivables, net	127,329
Inventory	-
Prepaid expenses and other current assets	11,158
Deferred crop costs	45,100
Current portion of note receivable	8,589
Total current assets	222,233

Property, Plant and Equipment, Net	12,177,048

Other Assets, Net	54,178

Total Assets	$12,453,459

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities
Accounts payable	$139,687
Accrued Liabilities	53,020
Deposits	6,250
Lines of credit	9,773,309
Current portion of notes payable	135,150
Total current liabilities	10,107,416

Long-Term Liabilities
Notes payable, net of current portion	9,160,689
Total long-term liabilities	9,160,689

Members' Deficit	(6,814,645)

Total Liabilities and Members' Deficit	$12,453,459

WINDFALL INVESTORS, LLC
STATEMENT OF INCOME (unaudited)
NINE MONTHS ENDED SEPTEMBER 30, 2009

Revenues	$424,934

Cost of Revenues	84,211

Gross Profit	340,724

Operating Expenses	546,760

Loss from operations	(206,036)

Other Income (Expenses)
Interest expense	(814,386)
Loss from disposal of assets	(17,978)
Other income, net	89,745
Total other income (expense)	(742,619)

Net loss before provision for income taxes	(948,656)

Provision for income taxes	(4,350)

Net Loss	(953,006)

Members' Deficit - Beginning of Year	(5,861,640)

Members' Deficit - Nine months ended September 2009	$(6,814,645)

WINDFALL INVESTORS, LLC
STATEMENT OF CASH FLOWS (unaudited)
NINE MONTHS ENDED SEPTEMBER 30, 2009

Cash Flows From Operating Activities
Net loss	$(953,006)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	128,077
Loss on disposal of assets	17,978
Change in assets and liabilities
Increase in trade receivables	(20,599)
Decrease in inventory	52,270
Decrease in prepaid expenses and other current assets	16,865
Decrease in accounts payable	(4,477)
Increase in accrued liabilities	46,181
Increase in deposits	3,700
Other	11,272
Total adjustments	251,267
Net cash used by operating activities	(701,739)

Cash Flows From Investing Activities
Purchases of fixed assets	(419)
Net cash used by investing activities	(419)

Cash Flows From Financing Activities
Changes in note receivable	400
Repayments under notes payable	(102,089)
Advances on lines of credit, net	816,495
Net cash provided by financing activities	714,806

Net Increase in cash	12,648

Cash and Cash Equivalents - Beginning of Year	17,409

Cash and Cash Equivalents - End of Year	$30,057